Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of May 28, 2010

Among

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Lenders

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Collateral Agent

and

AMERICAN TIRE DISTRIBUTORS, INC.

and the other Borrowers referred to herein,

as Borrowers,

and

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC.,

as Holdings

and

The Subsidiaries of American Tire Distributors, Inc.

from time to time parties hereto

BANC OF AMERICA SECURITIES LLC,

WELLS FARGO CAPITAL FINANCE, LLC and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Co-Lead Arrangers and Joint Bookrunners,

and

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND)

as Syndication Agent

TABLE OF CONTENTS

Page
ARTICLE I. DEFINITIONS

SECTION 1.01	Defined Terms	- 2 -
SECTION 1.02	Classification of Loans and Borrowings	- 49 -
SECTION 1.03	Terms Generally	- 49 -
SECTION 1.04	Accounting Terms; GAAP	- 49 -
SECTION 1.05	Amendment and Restatement of Existing Credit Agreement	- 50 -

ARTICLE II. THE CREDITS

SECTION 2.01	Revolving Commitments	- 50 -
SECTION 2.02	Revolving Loans and Borrowings	- 50 -
SECTION 2.03	Requests for Revolving Borrowings	- 51 -
SECTION 2.04	Protective Advances and Overadvances	- 52 -
SECTION 2.05	Swingline Loans	- 53 -
SECTION 2.06	Letters of Credit	- 55 -
SECTION 2.07	Funding of Borrowings	- 59 -
SECTION 2.08	Type; Interest Elections	- 60 -
SECTION 2.09	Termination and Reduction of Revolving Commitments	- 61 -
SECTION 2.10	Repayment of Loans; Evidence of Debt	- 62 -
SECTION 2.11	Prepayment of Loans	- 63 -
SECTION 2.12	Fees	- 63 -
SECTION 2.13	Interest	- 64 -
SECTION 2.14	Alternate Rate of Interest	- 65 -
SECTION 2.15	Increased Costs	- 65 -
SECTION 2.16	Break Funding Payments	- 66 -
SECTION 2.17	Taxes.	- 67 -
SECTION 2.18	Payments Generally; Allocation of Proceeds; Sharing of Set-offs	- 69 -
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	- 71 -
SECTION 2.20	Illegality	- 72 -
SECTION 2.21	Cash Receipts	- 72 -
SECTION 2.22	Reserves; Change in Reserves; Decisions by Agent and Co-Collateral Agent	- 74 -
SECTION 2.23	Revolving Commitment Increases	- 74 -
SECTION 2.24	Borrower Agent	- 76 -
SECTION 2.25	Joint and Several Liability of the Borrowers	- 77 -
SECTION 2.26	Loan Account; Statement of Obligations	- 78 -
SECTION 2.27	Extensions of Revolving Loans and Revolving Commitments	- 79 -
SECTION 2.28	Defaulting Lenders	- 81 -

i

ARTICLE III. REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Organization; Powers	- 82 -
SECTION 3.02	Authorization; Enforceability	- 82 -
SECTION 3.03	Governmental Approvals; No Conflicts	- 83 -
SECTION 3.04	Financial Condition; No Material Adverse Change	- 83 -
SECTION 3.05	Properties	- 84 -
SECTION 3.06	Litigation and Environmental Matters	- 84 -
SECTION 3.07	Compliance with Laws, No Default	- 84 -
SECTION 3.08	Investment Company Status	- 84 -
SECTION 3.09	Taxes	- 85 -
SECTION 3.10	ERISA	- 85 -
SECTION 3.11	Disclosure	- 85 -
SECTION 3.12	Solvency	- 85 -
SECTION 3.13	Insurance	- 86 -
SECTION 3.14	Capitalization and Subsidiaries	- 86 -
SECTION 3.15	Security Interest in Collateral	- 86 -
SECTION 3.16	Labor Disputes	- 86 -
SECTION 3.17	Federal Reserve Regulations	- 87 -
SECTION 3.18	Senior Indebtedness	- 87 -
SECTION 3.19	Intellectual Property	- 87 -
SECTION 3.20	Use of Proceeds	- 87 -

ARTICLE IV. CONDITIONS

SECTION 4.01	Effective Date	- 88 -
SECTION 4.02	Each Credit Event	- 91 -

ARTICLE V. AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements; Borrowing Base and Other Information	- 92 -
SECTION 5.02	Notices of Material Events	- 95 -
SECTION 5.03	Existence; Conduct of Business	- 96 -
SECTION 5.04	Payment of Obligations	- 96 -
SECTION 5.05	Maintenance of Properties	- 96 -
SECTION 5.06	Books and Records; Inspection Rights; Appraisals; Field Examinations	- 96 -
SECTION 5.07	Reserved	- 97 -
SECTION 5.08	Compliance with Laws	- 97 -
SECTION 5.09	Use of Proceeds	- 97 -
SECTION 5.10	Insurance	- 97 -
SECTION 5.11	Additional Loan Parties; Additional Collateral; Further Assurances	- 98 -
SECTION 5.12	Designation of Subsidiaries	- 100 -

ARTICLE VI. NEGATIVE COVENANTS

SECTION 6.01	Indebtedness	- 100 -
SECTION 6.02	Liens	- 105 -
SECTION 6.03	Fundamental Changes	- 110 -

SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	- 111 -
SECTION 6.05	Asset Sales	- 114 -
SECTION 6.06	Sale and Lease-Back Transactions	- 116 -
SECTION 6.07	Accounting Changes	- 116 -
SECTION 6.08	Restricted Payments; Certain Payments of Indebtedness	- 116 -
SECTION 6.09	Transactions with Affiliates	- 120 -
SECTION 6.10	Restrictive Agreements	- 121 -
SECTION 6.11	Amendment of Material Documents	- 122 -
SECTION 6.12	Fixed Charge Coverage Ratio	- 122 -

ARTICLE VII. EVENTS OF DEFAULT

SECTION 7.01	Events of Default	- 122 -
SECTION 7.02	Cure Right	- 125 -
SECTION 7.03	Exclusion of Immaterial Subsidiaries	- 126 -

ARTICLE VIII. THE AGENT

ARTICLE IX. MISCELLANEOUS

SECTION 9.01	Notices	- 129 -
SECTION 9.02	Waivers; Amendments	- 130 -
SECTION 9.03	Expenses; Indemnity; Damage Waiver	- 133 -
SECTION 9.04	Successors and Assigns	- 135 -
SECTION 9.05	Survival	- 140 -
SECTION 9.06	Counterparts; Integration; Effectiveness	- 140 -
SECTION 9.07	Severability	- 140 -
SECTION 9.08	Right of Setoff	- 140 -
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	- 141 -
SECTION 9.10	WAIVER OF JURY TRIAL	- 142 -
SECTION 9.11	Headings	- 142 -
SECTION 9.12	Confidentiality	- 142 -
SECTION 9.13	Several Obligations; Nonreliance; Violation of Law	- 143 -
SECTION 9.14	USA PATRIOT Act	- 143 -
SECTION 9.15	Disclosure	- 143 -
SECTION 9.16	Appointment for Perfection	- 143 -
SECTION 9.17	Interest Rate Limitation	- 144 -
SECTION 9.18	Cumulative Effect; Conflict of Terms; Entire Agreement; Credit Inquiries; No Advisory or Fiduciary Responsibility	- 144 -
SECTION 9.19	Confirmation, Ratification and Affirmation by Loan Parties	- 145 -
SECTION 9.20	INTERCREDITOR AGREEMENT	- 146 -

ARTICLE X. LOAN GUARANTY

SECTION 10.01	Guaranty	- 146 -
SECTION 10.02	Guaranty of Payment	- 146 -
SECTION 10.03	No Discharge or Diminishment of Loan Guaranty	- 146 -

SECTION 10.04	Defenses Waived	- 147 -
SECTION 10.05	Rights of Subrogation	- 147 -
SECTION 10.06	Reinstatement; Stay of Acceleration	- 147 -
SECTION 10.07	Information	- 148 -
SECTION 10.08	Maximum Liability	- 148 -
SECTION 10.09	Contribution	- 148 -
SECTION 10.10	Liability Cumulative	- 149 -
SECTION 10.11	Termination; Release of Loan Guarantors and Borrowers	- 149 -

SCHEDULES:

Commitment Schedule

Schedule 1.01(a)	Existing Letters of Credit
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(c)	Mortgaged Properties
Schedule 1.01(d)	Permitted Inventory Locations
Schedule 3.14	Capitalization and Subsidiaries
Schedule 4.01(b)	Local Counsel
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.05	Specified Asset Sales
Schedule 6.09	Transactions with Affiliates
Schedule 6.10	Existing Restrictions

EXHIBITS:

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Borrowing Base Certificate
Exhibit C —	Form of Compliance Certificate
Exhibit D —	Joinder Agreement
Exhibit E —	Form of Letter of Credit Request
Exhibit F —	Form of Borrowing Request
Exhibit G —	Form of Revolving Promissory Note
Exhibit H —	Form of Vendor Lien Subordination Agreement
Exhibit I —	Form of Mortgage
Exhibit J —	Form of Intercompany Note

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of May 28, 2010 (this “Agreement”), is made by and among AMERICAN TIRE DISTRIBUTORS, INC., a Delaware corporation (the “Company”), AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., a Delaware corporation (“Holdings”), each subsidiary of the Company from time to time party hereto, the Lenders, BANK OF AMERICA, N.A., as administrative agent for the Lenders hereunder and as collateral agent for the Secured Parties (in such capacities, together with its successors in such capacities, the “Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, as co-collateral agent (in such capacity, together with its successors in such capacity, the “Co-Collateral Agent”).

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, pursuant to the Acquisition Agreement, Merger Sub will be merged with and into Holdings, in accordance with the terms thereof, with Holdings surviving such merger (the “Merger”);

WHEREAS, in order to fund, in part, the Merger Funds, the Sponsor (together with certain other investors) will, directly or indirectly, make cash equity contributions (the “Equity Contribution”) to Merger Sub (through TopCo) in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing equity holders of Holdings rolled over or invested in connection with the Transactions, at least 35% of the total pro forma debt and equity capitalization of Holdings and its Subsidiaries on the Effective Date after giving effect to the Transactions;

WHEREAS, in order to fund, in part, the Merger Funds, the Company will (x) issue and sell up to $250,000,000 in aggregate principal amount of Senior Secured Notes pursuant to the Senior Secured Notes Documents, (y) issue and sell up to $200,000,000 in aggregate principal amount of Senior Subordinated Notes pursuant to the Senior Subordinated Notes Documents and (z) borrow or retain outstanding $185,000,000 in aggregate principal amount of Revolving Loans under this Agreement;

WHEREAS, the Company, certain of the other Loan Parties, certain of the Lenders party thereto, Bank of America, N.A., as administrative agent, and the other parties thereto are parties to that certain Fourth Amended and Restated Loan and Security Agreement dated as of March 31, 2005 (as amended, restated, modified or supplemented prior to the date hereto, the “Existing Credit Agreement”);

WHEREAS, the Company has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Article IV below, the Existing Credit Agreement be amended and restated as provided herein and that, from and after the Effective Date, (a) the Revolving Lenders extend credit in the form of Revolving Loans at any time and from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of $450,000,000 or the aggregate amount of Revolving Commitments in effect from time to time, (b) the Swingline Lender extend credit at any time and from time to time during the Availability Period in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $45,000,000, and (c) the Issuing Banks issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $50,000,000; and

WHEREAS, the Revolving Lenders have indicated their willingness to so amend and restate the Existing Credit Agreement, and to extend such credit, and the Issuing Banks have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree to amend and restate the Existing Credit Agreement in its entirety as set forth herein and in the Security Agreement entered into by certain of the parties hereto concurrently herewith as follows:

ARTICLE I.

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL First Lien Collateral” has the meaning specified in the Intercreditor Agreement.

“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Security Agreement.

“Account Debtor” means any Person obligated on an Account.

“ACH” means automated clearing house transfers.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Company and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in a manner not inconsistent with GAAP.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of the term “EBITDA”.

“Acquisition Agreement” means that certain Agreement and Plan of Merger, dated as of April 20, 2010, among Merger Sub, TopCo, Holdings and Investcorp International, Inc., as stockholder’s representative, together with all exhibits, schedules and disclosure letters thereto.

“Additional Revolving Commitment Lender” has the meaning assigned to such term in Section 2.23(b).

“Adjusted LIBOR Rate” means, for any Interest Period, the LIBOR Rate for such Interest Period or, if the Board imposes a Reserve Percentage with respect to eurodollar deposits in dollars in the London interbank market, the rate obtained by dividing (a) the LIBOR Rate for such Interest Period by (b) 1 minus the Reserve Percentage.

“Adjustment Date” means (i) with respect to determinations of the Applicable Rate and the Average Historical Excess Availability, the first day of each calendar month, and (ii) with respect to determinations of the Average Revolving Loan Utilization, the first day of each January, April, July and October.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” has the meaning assigned to such term in the preamble to this Agreement.

“Aggregate Incremental Capacity” has the meaning assigned to such term in Section 2.23(a).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%, and (c) the LIBOR Rate for an Interest Period of one month commencing on such date plus 1%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Agent at approximately 11:00 a.m. (London time) on such day by reference to BBA LIBOR (as published by Reuters or other commercially available source designated by the Agent) for a period equal to one-month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Rate, respectively.

“Anti-Terrorism Laws” shall mean any Requirement of Law relating to terrorism or money laundering including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and the PATRIOT Act.

“Applicable Percentage” means, with respect to any Revolving Lender, with respect to Revolving Loans, LC Exposure or Swingline Loans, a percentage equal to a fraction the numerator of which is such Revolving Lender’s Revolving Commitment and the denominator of which is the aggregate Revolving Commitment of all Revolving Lenders (if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Revolving Lender’s share of the aggregate Revolving Exposures at that time).

“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan or LIBOR Rate Revolving Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Rate Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring on or after the date that is three (3) months after the Effective Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Historical Excess Availability	ABR Spread	LIBOR Rate Spread
Category 1 Average Historical Excess Availability less than 33% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base	2.25%	3.25%

Category 2 Average Historical Excess Availability greater than or equal to 33% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base, but less than 66% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base	2.00%	3.00%

Category 3 Average Historical Excess Availability greater than or equal to 66% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base	1.75%	2.75%

The Applicable Rate shall be adjusted monthly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided that (i) if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall no longer be continuing, and (ii) if any Borrowing Base Certificate delivered pursuant to this Agreement is at any time restated or otherwise revised, or if the information set forth in any such Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand and shall be payable only to the Lenders whose Commitments were outstanding during such period when the Applicable Margin should have been higher (regardless of whether such Lenders remain parties to this Agreement at the time such payment is made)

“Appointed Agent” has the meaning assigned to such term in Article VIII.

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (1) a Lender, (2) an Affiliate of a Lender or (3) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Attributable Debt” in respect of a Sale and Lease Back Transaction means, as at the time of determination, the present value (discounted at the interest rate for such lease, as determined by the Company) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Lease Back Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Lease Back Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation”.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent or Co-Collateral Agent from time to time determine in their Permitted Discretion as being appropriate (a) to reflect any impediments to the Agent’s ability to realize upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base, (b) to reflect claims and liabilities that the Agent or Co-Collateral Agent determine will need to be satisfied in connection with the realization upon the Collateral consisting of Borrowing Base Assets included in the Borrowing Base or (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base.

“Available Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all Revolving Lenders then in effect minus the Revolving Exposure of all Revolving Lenders at such time.

“Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the one-month period immediately preceding such Adjustment Date.

“Average Revolving Loan Utilization” means, at any Adjustment Date, the average daily aggregate Revolving Exposure (excluding any Revolving Exposure resulting from any outstanding Swingline Loans) for the three-month period immediately preceding such Adjustment Date (or, if less, the period from the Effective Date to such Adjustment Date), divided by the aggregate Revolving Commitments at such time.

“BANA” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors and assigns.

“BANA Account” has the meaning assigned to such term in Section 2.21(c).

“B/F Subordination Agreement” means the Amended and Restated Subordination Agreement, dated November 6, 2002, as amended and reaffirmed on December 19, 2008, and as amended, restated or otherwise modified from time to time thereafter, among Bridgestone/Firestone, the Agent, the Company, and the other parties thereto.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Agent or the Co-Collateral Agent, any Revolving Lender or any of their respective Affiliates: (a) commercial credit cards, merchant card services, purchase or debit cards, (b) treasury management services (including, without limitation, controlled disbursement, ACH transactions, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under Cash Management Agreements.

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves” means all Reserves which the Agent or Co-Collateral Agent from time to time after the occurrence and during the continuation of a Liquidity Event establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated Banking Services Obligations then provided or outstanding.

“Bankruptcy Law” means Title 11 of the United States Code, or any similar foreign, federal or state law for the relief of debtors as now or hereinafter in effect.

“Bankruptcy Proceeding” means (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law or any proceeding of the type specified in Section 7.01(g), in each case, with respect to Holdings, the Company or any Material Subsidiary, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to Holdings, the Company or any Material Subsidiary or with respect to a material portion of their respective assets, (c) any liquidation, dissolution, reorganization or winding up of Holdings, the Company or any Material Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of Holdings, the Company or any Material Subsidiary.

“BBA LIBOR” has the meaning assigned to such term in the definition of “LIBOR Rate”.

“Blocked Account Agreement” has the meaning assigned to such term in Section 2.21(a).

“Blocked Accounts” has the meaning assigned to such term in Section 2.21(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means any of the Company, Am-Pac Tire Dist. Inc. and each other Domestic Subsidiary of the Company that becomes a Borrower pursuant to Section 5.11(a).

“Borrower Agent” has the meaning assigned to such term in Section 2.24.

“Borrower Percentage” has the meaning assigned to such term in Section 2.25(f).

“Borrower’s Maximum Liability” has the meaning assigned to such term in Section 2.25(e).

“Borrowing” means any (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Rate Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance or Overadvance Loan.

“Borrowing Base” means, at any time, (a) 85% of the Value of Eligible Receivables, plus (b) the lesser of (i) 70% of the Value of Eligible Tire Inventory and (ii) 85% of Net Orderly Liquidation Value of Eligible Tire Inventory, plus (c) the lesser of (i) 50% of the Value of Eligible Non-Tire Inventory and (ii) 85% of the Net Orderly Liquidation Value of Eligible Non-Tire Inventory, minus (d) without duplication, the then amount of all Availability Reserves and other Reserves as the Agent or Co-Collateral Agent may at any time and from time to time in the exercise of its Permitted Discretion establish or modify in accordance with the provisions of Section 2.22. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h) and adjusted by the Agent or the Co-Collateral Agent in the exercise of their Permitted Discretion and in accordance with Section 2.22 based upon additional information, if any, received after the date of delivery of such Borrowing Base Certificate.

“Borrowing Base Assets” means any Loan Party’s Inventory and Receivables and other assets directly related thereto, including documents, instruments, general intangibles, deposit accounts and the proceeds of all of the same.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Company, in substantially the form of Exhibit B or another form which is acceptable to the Agent in its reasonable discretion.

“Borrowing Request” means a request by the Borrower Agent for a Revolving Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit F, or such other form as shall be approved by the Agent.

“Bridgestone/Firestone” means Bridgestone/Firestone North American Tire, LLC, a Delaware limited liability company and successor by merger to Bridgestone/Firestone, Inc., an Ohio corporation.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Charlotte, North Carolina are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, any expenditure for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of sales, transfers or other dispositions that are not required to be applied to prepay Revolving Loans pursuant to Section 2.11(c), (iv) expenditures that are accounted for as capital expenditures by the Company or any Subsidiary and that actually are paid for by a Person other than the Company or any Subsidiary and for which neither the Company nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Company or any Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period), (v) the book value of any asset owned by the Company or any Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (vi) any expenditures that constitute Permitted Acquisitions (or similar investments) and expenditures made in connection with the Transactions, (vii) any capitalized interest expense reflected as additions to property, plant or equipment in the consolidated balance sheet of the Company and the Subsidiaries for such period or (viii) any Lease Expenses.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP.

“Cash Management Agreement” means any agreement entered into from time to time between any Loan Party, on the one hand, and the Agent, the Co-Collateral Agent or any Lender or any of their Affiliates on the other, in connection with cash management services for collections, other Banking Services and for operating, payroll and trust accounts of such Loan Party provided by such Agent, the Co-Collateral Agent, Lender or their Affiliates, including ACH services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Change in Control” shall be deemed to have occurred if (a) prior to a Qualified Public Offering, the Permitted Holders (i) shall fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the Board of Directors of Holdings or (ii) shall fail to own, directly or indirectly, beneficially and of record, shares of Holdings in an amount equal to more than 50% of the amount of shares owned, directly or indirectly, by the Permitted Holders, beneficially and of record, as of the Effective Date and such ownership by the Permitted Holders shall not represent the largest single block of voting securities of Holdings held, directly or indirectly, by any Person or related group for purposes of Section 13(d) of the Exchange Act, (b) after a Qualified Public Offering, any “person” or “group” (within the meaning of Rule 13d-5 of the Exchange Act but excluding any employee benefit plan of such person and its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, TopCo, and, if applicable, any intermediate holding company parent of Holdings which is owned, directly or indirectly, by the Permitted Holders, shall “beneficially own” (within the meaning of Rule 13d-3 under the Exchange

Act), directly or indirectly, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings (or the Company after a Qualified Public Offering of the Company) and the percentage of the aggregate ordinary voting power represented by such Equity Interests beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Equity Interests of Holdings (or the Company after a Qualified Public Offering of the Company) then beneficially owned, directly or indirectly, by the Permitted Holders, unless (i) the Permitted Holders have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of Holdings (or the Company after a Qualified Public Offering of the Company) or (ii) during any period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the board of directors of Holdings (or the Company after a Qualified Public Offering of the Company) shall be occupied by persons who were (x) members of the board of directors of Holdings on the Effective Date or nominated by the board of directors of Holdings (or of the Company after a Qualified Public Offering of the Company) or by one or more Permitted Holders or Persons nominated by one or more Permitted Holders or (y) appointed by directors so nominated, (c) any change in control (or similar event, however denominated) with respect to Holdings or the Company shall occur under and as defined in the Senior Secured Notes Documents, the Senior Subordinated Notes Documents or any other Subordinated Indebtedness of Holdings or its Subsidiaries constituting Material Indebtedness, or (d) at any time, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Equity Interests of the Company.

“Change in Law” means (a) the adoption of any law, rule or Regulation after the date of this Agreement, (b) any change in any law, rule or Regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or Regulation that was in effect on the date of this Agreement).

“Chattel Paper” means any “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Loan Party, wherever located.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Extended Revolving Loans (of the same Extension Series), Swingline Loans or Protective Advances or Overadvance Loans; and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or an Extended Revolving Commitment (of the same Extension Series).

“Co-Collateral Agent” has the meaning assigned to such term in the preamble of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person subject to a security interest or Lien under the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations; provided however that Collateral shall not at any time include any Margin Stock.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Commitment” means a Revolving Commitment or an Extended Revolving Commitment.

“Commitment Fee Rate” means, a rate per annum equal to 0.50%; provided that, commencing on July 1, 2010, for any day thereafter, the applicable rate per annum set forth below based upon the Average Revolving Loan Utilization as of the most recent Adjustment Date:

Average Revolving Loan Utilization	Commitment Fee Rate
Less than or equal to 33 1/3%	0.625%

Greater than 33 1/3% but less than or equal to 66 2/3%	0.50%

Greater than 66 2/3%	0.375%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Revolving Loan Utilization in accordance with the table above; provided that if an Event of Default shall have occurred and be continuing at the time any reduction in the Commitment Fee Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Company” has the meaning assigned to such term in the preamble to this Agreement.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (a) the aggregate amount of all outstanding Indebtedness of the Company and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, (b) obligations in respect of Capital Lease Obligations and (c) debt obligations evidenced by bonds, notes, debentures or similar instruments.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Converted Restricted Subsidiary” has the meaning assigned to such term in the definition of the term “EBITDA”.

“Converted Unrestricted Subsidiary” has the meaning assigned to such term in the definition of the term “EBITDA”.

“Cooper Subordination Agreement” means that certain Vendor Lien Subordination Agreement, dated October 28, 2004, between the Agent and Cooper Tire & Rubber.

“Cost” means the cost of purchase of Inventory determined according to the accounting policies used in the preparation of the Company’s audited financial statements.

“Cure Amount” shall have the meaning assigned to such term in Section 7.02.

“Cure Right” shall have the meaning assigned to such term in Section 7.02.

“DDAs” means any checking or other demand deposit account maintained by the Loan Parties. All funds in such DDAs shall be conclusively presumed to be Collateral and proceeds of Collateral; and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in the DDAs, subject to the Security Agreement and the Intercreditor Agreement.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) fails to make any payment or provide funds to the Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, (b) notified the Agent or a Loan Party in writing that it does not intend to satisfy any such obligation or (c) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or becomes the subject of a Bankruptcy Proceeding.

“Derivative Transaction” means (a) an interest-rate transaction, including an interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar, and floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) an exchange-rate transaction, including a cross-currency interest-rate swap, a forward foreign-exchange contract, a currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) an equity derivative transaction, including an equity-linked swap, an equity-linked option, a forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) a commodity (including precious metal) derivative transaction, including a commodity-linked swap, a commodity-linked option, a forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or its subsidiaries shall be a Derivative Transaction.

“Designated Disbursement Account” has the meaning assigned to such term in Section 2.21(d).

“Dilution Reserve” means an amount equal to the excess of (i) non-cash reductions to the Borrowers’ Receivables (on a combined basis) during a 12-month period prior to the date of determination as established by the Borrowers’ records or by a field examination conducted by the Agent’s employees or representatives, expressed as a percentage of the Borrowers’ Receivables (on a combined basis) outstanding during the same period, as the same may be adjusted by the Agent or Co-Collateral Agent in the exercise of their Permitted Discretion, over (ii) 5%, multiplied by an amount equal to Eligible Receivables as of the date of determination.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the occurrence of the Termination Date, (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the occurrence of the Termination Date or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the earlier of the Maturity Date and the occurrence of the Termination Date; provided that if such Equity Interest is issued to any plan for the benefit of employees of Holdings or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Document” has the meaning assigned to such term in Article 9 of the UCC.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, for any period, Net Income for such period, plus

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Net Income, the sum of the following amounts for such period:

(i) Interest Expense for such period,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(iv) Non-Cash Charges,

(v) extraordinary, unusual or non-recurring charges (including fees and expenses relating thereto),

(vi) cash restructuring charges, accruals or reserves (including restructuring costs related to acquisitions before and after the Effective Date) incurred during any period on or prior to the second anniversary of the Effective Date; provided that, the aggregate amount of restructuring charges, accruals or reserves incurred under this clause (vi) in such Test Period shall not exceed, when combined with the aggregate amount of cost savings added pursuant to clause (xii) below in such Test Period and the aggregate amount of any Pro Forma Adjustments made in any such Test Period, 10% of EBITDA for such Test Period (calculated without giving effect to any adjustments made pursuant to this clause (vi), clause (xii) below or Pro Forma Adjustments),

(vii) the amount of any minority interest expense (or income (loss) allocable to non-controlling interests) consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiary deducted (and not added back in such period to Net Income),

(viii) the amount of management, monitoring, consulting and advisory fees, (including termination and transaction fees) and related indemnities and expenses paid or accrued in such period to (or on behalf of) the Sponsor, to the extent otherwise permitted by Sections 6.09 and 6.11(c),

(ix) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(x) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any equity subscription or equity holder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed during such period to the capital of the Company or Net Cash Proceeds of an issuance of Qualified Equity Interests,

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to paragraph (b) below for any previous period and not added back, and

(xii) in connection with any restructuring of Holdings and its Subsidiaries not in the ordinary course, the amount of cost savings resulting from, or expected by the Company in good faith to be realized as a result of, actions taken or committed to be taken pursuant to a factually supportable plan, in each case in connection with such restructuring prior to the time that EBITDA is to be determined for such period (which cost savings shall be added to EBITDA until fully realized (but in any event for no longer than 24 months following the Effective Date if such cost savings have not been realized by that time) and calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, as certified to the Agent on a Pro Forma Adjustment Certificate, (B) no cost savings shall be added pursuant to this clause (xii) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above or in the definition of the term “Pro Forma Adjustment” and (C) the aggregate amount of cost savings added pursuant to this clause (xii) shall not exceed for any Test Period, (i) the actual cost savings expected in good faith to be realized as a result of such actions during such Test Period commencing with the date EBITDA is being determined (as opposed to the annualized impact of cost savings) and (ii) when combined with the aggregate amount of restructuring charges, accruals or reserves incurred under clause (vi) above in such Test Period and the aggregate amount of any Pro Forma Adjustments made in any such Test Period, 10% of EBITDA for such Test Period (calculated without giving effect to any adjustments made pursuant to clause (vi) above, this clause (xii) or Pro Forma Adjustments), less

(b) without duplication and to the extent included in arriving at such Net Income, the sum of the following amounts for such period:

(i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Net Income or EBITDA in any prior period),

(ii) gains on asset sales, disposals and abandonments (other than asset sales, disposals and abandonments in the ordinary course of business),

(iii) the amount of any minority interest income (or income (loss) allocable to non-controlling interests) consisting of Subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned Subsidiary added (and not deducted) in such period in arriving at Net Income,

(iv) cash expenditures (or any netting arrangements resulting in increased cash expenditures) not deducted in arriving at EBITDA or Net Income in any period to the extent non-cash losses relating to such income were added in the calculation of EBITDA pursuant to paragraph (a) above for any previous period and not deducted, and

(v) extraordinary, unusual and non-recurring gains (less all fees and expenses relating thereto),

in each case, as determined on a consolidated basis for the Company and the Subsidiaries in accordance with GAAP; provided that,

(i) to the extent included in Net Income, there shall be excluded in determining EBITDA currency translation gains and losses,

(ii) to the extent included in Net Income, there shall be excluded in determining EBITDA for any period, any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(iii) there shall be included in determining EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Subsidiary during such period to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment equal to the amount of the Pro Forma Adjustment for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment Certificate delivered to the Agent (for further delivery to the Lenders); and

(iv) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”) and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (iii) and (iv) of the immediately preceding proviso with respect to acquisitions and dispositions occurring following the Effective Date and adjustments as provided under clauses (a)(vi) and (a)(xii) above, EBITDA shall be deemed to be $20,796,000, $35,106,000, $29,761,000 and $27,077,000 for the fiscal-quarters ended July 4, 2009, October 3, 2009, January 2, 2010 and April 3, 2010, respectively.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02), which date was May 28, 2010.

“Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company, or company engaged in the business of making asset based loans or commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $750,000,000, (c) any Affiliate of a Lender under common control with such Lender or (d) an Approved Fund of a Lender; provided that, in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender or (iii) Holdings, the Company or any Subsidiary.

“Eligible Inventory” means, collectively, Eligible Tire Inventory and Eligible Non-Tire Inventory.

“Eligible Non-Tire Inventory” means items of Inventory (other than tires) of a Borrower subject to the Lien in favor of the Agent held for sale in the ordinary course of the business of such Borrower (but not including packaging or shipping materials or maintenance supplies) that, unless otherwise approved by the Agent or the Co-Collateral Agent in their Permitted Discretion, meet all of the following requirements, subject to the ability of the Agent or the Co-Collateral Agent to establish other criteria of eligibility in their Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Inventory is owned by a Borrower and is subject to a first priority perfected Lien in favor of the Agent;

(b) such Inventory is not subject to any other Lien other than Liens permitted by Section 6.02 so long as such Liens do not have priority over the Lien of the Agent and are junior to the Lien of the Agent;

(c) such Inventory consists of raw materials or finished goods and does not consist of work-in-process, supplies or consigned goods;

(d) such Inventory is in good condition and meets in all material respects all material standards applicable to such goods, their use or sale imposed by any Governmental Authority having regulatory authority over such matters;

(e) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of the applicable Borrower’s business;

(f) such Inventory is not obsolete or returned (except Inventory that is placed back into stock in the ordinary course of business) or repossessed or used goods taken in trade;

(g) such Inventory is either located within the United States at one of the Permitted Inventory Locations or is in transit within the United States from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days;

(h) if such Inventory is located at any location leased by a Loan Party, (i) the lessor has delivered to the Agent a Collateral Access Agreement as to such location or (ii) a Rent Reserve with respect to such location has been established by the Agent or the Co-Collateral Agent in their Permitted Discretion; and

(i) such Inventory is not subject to any warehouse receipt or negotiable Document unless in the possession of the Agent, and if such Inventory is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may reasonably require or (ii) an appropriate Reserve has been established by the Agent or the Co-Collateral Agent in their Permitted Discretion.

If either the Agent or the Co-Collateral Agent deems Inventory ineligible in their Permitted Discretion (and not based upon the criteria set forth above), then the Agent or the Co-Collateral Agent, as applicable, shall give the Borrower Agent five (5) Business Days’ prior notice thereof; provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Agent or the Co-Collateral Agent in their Permitted Discretion and (ii) circumstances, conditions, events or contingencies arising prior to the Effective Date of which the Agent or the Co-Collateral Agent had actual knowledge prior to the Effective Date shall not be the basis for any such modification after the Effective Date unless such circumstances, conditions, events or contingencies shall have changed since the Effective Date.

With respect to any Inventory that was acquired or originated by any Person acquired after the Effective Date, the Agent and the Co-Collateral Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Inventory, within a reasonable time following request of the Borrower Agent.

“Eligible Receivable” means the unpaid portion of a Receivable payable in Dollars to a Borrower subject to the Lien in favor of the Agent net of any returns, discounts, credits or other allowances or deductions agreed to by a Borrower and net of any amounts owed by a Borrower to the Account Debtor on such Receivable (including to the extent of any set-off), which Receivable, unless otherwise approved by the Agent or the Co-Collateral Agent in their Permitted Discretion, meets all of the following requirements, subject to the ability of the Agent or the Co-Collateral Agent to establish other criteria of eligibility in their Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Receivable is owned by a Borrower and represents a complete bona fide transaction which requires no further act under any circumstances on the part of any Borrower to make such Receivable payable by the Account Debtor;

(b) such Receivable is not past due more than 60 days after its due date, which due date shall not be later than 90 days after the invoice date;

(c) such Receivable does not arise out of any transaction with any Subsidiary of a Borrower;

(d) such Receivable is not owing by an Account Debtor from which an aggregate amount of more than 50% of the Receivables owing therefrom are, based on the most recent Borrowing Base Certificate, not Eligible Receivables pursuant to clause (b) above;

(e) if the Account Debtor with respect thereto is located outside of the United States of America, Canada or Puerto Rico, the goods which gave rise to such Receivable were shipped after receipt by the applicable Borrower from the Account Debtor of an irrevocable letter of credit that has been confirmed by a financial institution reasonably acceptable to the Agent or the Co-Collateral Agent, and on terms, reasonably acceptable to the Agent or Co-Collateral Agent, payable in the full face amount of the face value of the Receivable in Dollars at a place of payment located within the United States and has been duly assigned to the Agent, except that up to $5,000,000 of such Receivables outstanding at any time that are otherwise Eligible Receivables, may be included in Eligible Receivables without such letter of credit supports;

(f) such Receivable is not subject to the Assignment of Claims Act of 1940, as amended from time to time, or any other applicable law now or hereafter existing similar in effect thereto, unless the applicable Borrower has assigned its right to payments of such Receivable so as to comply with the Assignment of Claims Act of 1940, as amended from time to time, or any such other applicable law, or to any contractual provision accepted in writing by such Borrower prohibiting its assignment or requiring notice of or consent to such assignment which notice or consent has not been made or obtained;

(g) Receivables with respect to which the representations and warranties set forth in the Security Agreement applicable to Receivables are not correct in any material respect;

(h) such Receivable is not disputed, and is not subject to a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback that has been asserted with respect thereto by the applicable Account Debtor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);

(i) such Receivable is not owed by an Account Debtor that is subject to a Bankruptcy Proceeding or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Agent or Co-Collateral Agent in its Permitted Discretion;

(j) the goods the sale of which gave rise to such Receivable were shipped or delivered to the Account Debtor on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding, and such goods have not been returned or rejected;

(k) such Receivable is not owing by an Account Debtor whose then-existing Receivables owing to the Borrowers, based on the most recent Borrowing Base Certificate, exceed 20% of the net amount of all Eligible Receivables, but such Receivable shall be ineligible only to the extent of such excess;

(l) such Receivable is evidenced by a customary invoice or other customary documentation reasonably satisfactory to the Agent or the Co-Collateral Agent in their Permitted Discretion;

(m) such Receivable is a valid, legally enforceable obligation of the Account Debtor with respect thereto and is not subject to any present or contingent (and no facts exist which are the basis for any future), offset, deduction or counterclaim, dispute or other defense on the part of such Account Debtor, except that any Receivable that is subject to any offset, deduction or counterclaim shall be ineligible only to the extent of such offset, deduction or counterclaim;

(n) such Receivable does not arise under or is not related to any warranty obligation of a Borrower or any charges by a Borrower of fees for the time value of money;

(o) such Receivable is not evidenced by Chattel Paper or an Instrument of any kind;

(p) such Receivable is subject to a first priority perfected Lien in favor of the Agent; and

(q) such Receivable is not subject to any Lien, other than Liens permitted by Section 6.02, so long as such Liens do not have priority over the Lien of the Agent and are junior to the Lien of the Agent.

If either the Agent or the Co-Collateral Agent deems Receivables ineligible in their Permitted Discretion (and not based upon the criteria set forth above), then the Agent or the

Co-Collateral Agent, as applicable, shall give the Borrower Agent five (5) Business Days’ prior notice thereof; provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Agent or the Co-Collateral Agent in their Permitted Discretion and (ii) circumstances, conditions, events or contingencies arising prior to the Effective Date of which the Agent or the Co-Collateral Agent had actual knowledge prior to the Effective Date shall not be the basis for any such modification after the Effective Date unless such circumstances, conditions, events or contingencies shall have changed since the Effective Date.

With respect to any Receivables that were acquired or originated by any Person acquired after the Effective Date, the Agent and the Co-Collateral Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Receivables, within a reasonable time following request of the Borrower Agent.

“Eligible Subordinated Vendor Inventory” means Eligible Tire Inventory that is subject to a Subordinated Vendor Lien.

“Eligible Tire Inventory” means items of Inventory of tires of a Borrower subject to the Lien in favor of the Agent (including Eligible Subordinated Vendor Inventory) held for sale in the ordinary course of the business of such Borrower (but not including packaging or shipping materials or maintenance supplies) that, unless otherwise approved by the Agent or the Co-Collateral Agent in their Permitted Discretion, meet all of the following requirements, subject to the ability of the Agent or the Co-Collateral Agent to establish other criteria of eligibility in their Permitted Discretion or modify the criteria established below, in either case subject to the requirements of Section 2.22:

(a) such Inventory is owned by a Borrower and is subject a first priority perfected Lien in favor of the Agent;

(b) such Inventory is not subject to any other Lien other than Liens permitted by Section 6.02 so long as such Liens do not have priority over the Lien of the Agent and are junior to the Lien of the Agent;

(c) such Inventory consists of raw materials or finished goods and does not consist of work-in-process, supplies or consigned goods;

(d) such Inventory is in good condition and meets in all material respects all material standards applicable to such goods, their use or sale imposed by any Governmental Authority having regulatory authority over such matters;

(e) such Inventory is currently either usable or saleable, at prices approximating at least the cost thereof, in the normal course of the applicable Borrower’s business;

(f) such Inventory is not obsolete or returned (except Inventory that is placed back into stock in the ordinary course of business) or repossessed or used goods taken in trade;

(g) such Inventory is either located within the United States at one of the Permitted Inventory Locations or is in transit within the United States from one Permitted Inventory Location to another Permitted Inventory Location for not more than seven consecutive days;

(h) if such Inventory is located at any location leased by a Loan Party, (i) the lessor has delivered to the Agent a Collateral Access Agreement as to such location or (ii) a Rent Reserve with respect to such location has been established by the Agent or the Co-Collateral Agent in its Permitted Discretion; and

(i) such Inventory is not subject to any warehouse receipt or negotiable document unless in the possession of the Agent, or if such Inventory is located in any third party warehouse or is in the possession of a bailee and is not evidenced by a Document, (i) such warehouseman or bailee has delivered to the Agent a Collateral Access Agreement and such other documentation as the Agent may reasonably require or (ii) an appropriate Reserve has been established by the Agent or the Co-Collateral Agent in its Permitted Discretion.

If either the Agent or the Co-Collateral Agent deems Inventory ineligible in their Permitted Discretion (and not based upon the criteria set forth above), then the Agent or the Co-Collateral Agent, as applicable, shall give the Borrower Agent five (5) Business Days’ prior notice thereof; provided that (i) any modification of the eligibility criteria set forth above shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such eligibility criteria, as determined by the Agent or the Co-Collateral Agent in their Permitted Discretion and (ii) circumstances, conditions, events or contingencies arising prior to the Effective Date of which the Agent or the Co-Collateral Agent had actual knowledge prior to the Effective Date shall not be the basis for any such modification after the Effective Date unless such circumstances, conditions, events or contingencies shall have changed since the Effective Date.

With respect to any Inventory that was acquired or originated by any Person acquired after the Effective Date, the Agent and the Co-Collateral Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to complete diligence in respect of such Person and such Inventory, within a reasonable time following request of the Borrower Agent.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, the preservation or reclamation of natural resources, the management, transportation, disposal, release or threatened release of any Hazardous Material or to health and safety matters (to the extent related to the exposure to any Hazardous Material).

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement in writing pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning assigned to such term in the recitals to this Agreement.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event; (b) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (c) a determination that any Plan is in “at risk” status (within the meaning of Section 303(i)(4) of ERISA); (d) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice of an intent to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is Insolvent or in Reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to (a) the lesser of (i) the aggregate total Revolving Commitments at such time and (ii) the Borrowing Base at such time, (as determined by reference to the most recent Borrowing Base Certificate delivered to the Agent pursuant to Section 5.01(h)), minus (b) the aggregate Revolving Exposures (including the LC Exposure) of all Revolving Lenders at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Accounts” has the meaning assigned to such term in the Security Agreement.

“Excluded Equity Interests” shall mean (a) any Equity Interests with respect to which the Company and the Agent have reasonably determined that the cost or other consequences (including any material adverse tax consequences) of pledging such Equity Interests shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Equity Interests of any Foreign Subsidiary to secure the Obligations, any Equity Interests that are voting Equity Interests of such Foreign Subsidiary in excess of 65% of the outstanding voting Equity Interests of such class, (c) any Equity Interests to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) the Equity Interests of any Subsidiary that is not wholly owned by the Company and its Subsidiaries at the time such Subsidiary becomes a

Subsidiary (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (e) the Equity Interests of any Immaterial Subsidiary or Unrestricted Subsidiary, (f) the Equity Interests of any Subsidiary of a Foreign Subsidiary and (g) any Equity Interests of a joint venture to the extent that the joint venture agreement applicable thereto restricts the pledge of such Equity Interests.

“Excluded Subsidiary” shall mean (a) any Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Loan Party pursuant to the requirements of Section 5.11 (for so long as such Subsidiary remains a non-wholly owned Subsidiary), (b) any Subsidiary that is prohibited by Requirements of Law, by any Contractual Obligation existing on the Effective Date or by any Contractual Obligation existing at the time such Subsidiary becomes a Subsidiary of the Company, in each case from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect), (c) any Domestic Subsidiary that is (i) treated as a disregarded entity for U.S. federal income tax purposes and substantially all of its assets consist of the stock of one or more Foreign Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code or (ii) a direct or indirect Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code, (d) any Immaterial Subsidiary and any Unrestricted Subsidiary, (e) any other Subsidiary with respect to which the Company and the Agent have reasonably determined that the cost or other consequences (including any material adverse tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (f) each Foreign Subsidiary, (g) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition and financed with Indebtedness incurred pursuant to Section 6.01(j) or (k) and permitted by the proviso to subclause (z) of such Sections and each Subsidiary that guarantees such Indebtedness to the extent that, and for so long as, the financing documentation relating to such Permitted Acquisition to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and (h) Tire Pros Francorp.

“Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Company or any other Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any political subdivision thereof, or by the jurisdiction or any political subdivision thereof under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any political subdivision thereof or any similar tax imposed by any other jurisdiction in which the Company or any other Loan Party is located, (c) other than in the case of an assignee pursuant to a request by the Borrower Agent under Section 2.19(b), any withholding tax that is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.17(e) or (f), as applicable, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company or any other Loan Party with respect to such withholding tax pursuant to Section 2.17(a), and (d) any withholding tax that is imposed by reason of Section 1471 or Section 1472 of the Code other than by reason of a Change in Law imposed after the Effective Date.

“Existing Class” means each Class of Existing Revolving Credit Commitments.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals to this Agreement.

“Existing Letter of Credit” means any letter of credit previously issued for the account of the Company or any other Loan Party by a Lender or an Affiliate of a Lender that is (a) outstanding on the Effective Date and (b) listed on Schedule 1.01(a).

“Existing Notes” means Holdings’ 13% Senior Discount Notes due 2013, the Company’s 10.75% Senior Notes due 2013 and the Company’s Senior Floating Rate Notes due 2012.

“Existing Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Existing Subordination Agreements” means the B/F Subordination Agreement, the Pirelli Subordination Agreement and the Cooper Subordination Agreement.

“Existing Subordinated Vendors” means Bridgestone/Firestone, Cooper Tire & Rubber Company and Pirelli Tire LLC.

“Extended Loans/Commitments” means Extended Revolving Loans and/or Extended Revolving Commitments.

“Extended Revolving Commitments” has the meaning assigned to such term in Section 2.27(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.27(a).

“Extending Lender” has the meaning assigned to such term in Section 2.27(b).

“Extension Agreement” has the meaning assigned to such term in Section 2.27(c).

“Extension Election” has the meaning assigned to such term in Section 2.27(b).

“Extension Request” shall mean Revolving Extension Requests.

“Extension Series” shall mean all Extended Revolving Commitments that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that Extended Revolving Commitments provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins and extension fees.

“Federal Funds Effective Rate” means, (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest  1/8 of 1%) charged to the Agent on the applicable day on such transactions, as determined by the Agent.

“Fee Letter” means the amended and restated fee letter, dated as of May 6, 2010, between the Agent, Merger Sub and certain other parties, as assigned to, and assumed by, the Company on the Effective Date.

“Financial Officer” means the chief financial officer, treasurer or controller of the Company.

“First Priority Lien” means any Lien on any asset of any Loan Party that is granted under the Senior Secured Notes Security Documents and that, pursuant and subject to the provisions of the Intercreditor Agreement, is senior in priority to the Liens of the Agent in the Collateral.

“Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Interest Expense actually paid in cash for such period, plus (b) the aggregate amount of scheduled principal payments in respect of long-term Consolidated Total Indebtedness of the Company and the Subsidiaries made during such period (other than payments made by the Company or any Subsidiary to the Company or a Subsidiary) plus (c) any payments on account of Disqualified Equity Interests or preferred Equity Interests (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made in such period, all calculated for such period for the Company and its Subsidiaries on a consolidated basis.

“Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of:

(i)(A) EBITDA of the Company and its Subsidiaries for the most recent Test Period ended on or prior to such date of determination plus (B) only for purposes of the calculation of the Fixed Charge Coverage Ratio under, and as provided in, Section 7.02, Permitted Cure Securities minus (C) taxes based on income, profits or capital, including federal, foreign, state, franchise, excise and similar taxes (including in respect of repatriated funds), net of cash refunds received, of the Company and its Subsidiaries paid in cash during such Test Period minus (D) Unfinanced Capital Expenditures made by the Company and its Subsidiaries during such Test Period, to

(ii) Fixed Charges payable by the Company and its Subsidiaries in cash during such Test Period;

In calculating the Fixed Charge Coverage Ratio in connection with the making of any Specified Payment (other than with regard to investments in Domestic Subsidiaries (whether Restricted or Unrestricted), U.S. domestic-organized joint ventures and other U.S. domestic investments, in each case under Section 6.04(w)) at any time when Excess Availability on a Pro Forma Basis is less than 35% of the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base, the amount of Fixed Charges included in clause (ii) above shall include, without duplication of any payments already constituting Fixed Charges, the amount of such Specified Payment actually made on such date of determination.

For purposes of calculating the Fixed Charge Coverage Ratio for any period ending prior to the first anniversary of the Effective Date, Interest Expense shall be an amount equal to actual Interest Expense from the Effective Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Effective Date through the date of determination.

“Foreign Lender” means a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowing Base” means, as of any date, an amount equal to the sum of (a) 85% of the aggregate book value of all accounts receivable of the applicable Foreign Subsidiary or Subsidiaries and (b) 70% of the aggregate book value of all inventory owned by the applicable Foreign Subsidiary or Subsidiaries.

“Foreign Subsidiary Total Assets” means the total assets of the Foreign Subsidiary or Subsidiaries that are not Loan Parties, as determined in accordance with GAAP in good faith by the Issuer, without intercompany eliminations between such Foreign Subsidiaries and the Issuer and its other Subsidiaries.

“Funding Account” has the meaning assigned to such term in Section 4.01(i).

“GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “Guarantor”) means any obligation, contingent or otherwise, of the Guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of the Guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble to this Agreement.

“Immaterial Subsidiary” means, at any date of determination, any Subsidiary designated as such in writing by the Company to the Agent and that (a) contributed 5.0% or less of EBITDA for the Test Period most recently ended prior to such date of determination and (b) had consolidated assets representing 5.0% or less of the Total Assets of the Company and the Subsidiaries on the last day of the Test Period most recently ended prior to such date of determination. The Immaterial Subsidiaries as of the Effective Date are listed on Schedule 1.01(b).

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse), without duplication, (a) any obligation of such Person for borrowed money, (b) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (c) any obligation of such Person to pay the deferred purchase price of property or services, except (i) accrued expenses and trade accounts payable that arise in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person in respect of Disqualified Equity Interests, (f) any obligation of such Person (whether or not contingent) to any other Person in respect of a letter of credit or other Guarantee issued by such other Person, (g) any Swap Obligation, except that if any Swap Agreement relating to such Swap Obligation provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount thereof, (h) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person (provided that the amount of such Indebtedness shall be the lesser of the fair market value of such asset at the date of determination determined by such Person in good faith and the amount of such Indebtedness of others so secured) and (i) any Indebtedness of others Guaranteed by such Person. For all purposes hereof, the Indebtedness of any Person shall exclude purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset (other than earn-out obligations).

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning assigned to such term in Section 3.11(a).

“Insolvent” with respect to any Multiemployer Plan, means the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Instrument” shall have the meaning assigned to such term in Article 9 of the UCC.

“Intercompany Note” means the Intercompany Subordinated Note, dated as of the Effective Date, substantially in the form of Exhibit J hereto executed by Holdings, the Company and each other Subsidiary of the Borrower.

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement, dated as of the Effective Date, among Holdings, the Company, the Subsidiaries party from time to time thereto, the Agent and the Noteholder Collateral Agent.

“Interest Election Request” means a request by the Borrower Agent to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Expense” means, with respect to any period, without duplication, the sum of:

(1) consolidated interest expense of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries, to the extent such expense was deducted (and not added back) in computing Net Income (including (a) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers’ acceptances during such period, (b) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Swap Agreements or other Derivative Transactions pursuant to GAAP or Statement of Financial Accounting Standards No. 133), (c) the interest component of Capital Lease Obligations and (d) net payments, if any, made (less net payments, if any, received) pursuant to obligations under interest rate Swap Agreements with respect to Indebtedness, and excluding (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting, (iii) all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities, (iv) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (v) any expensing of commitment and other financing fees, (vi) any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, (vii) any one-time costs associated with breakage in respect of Swap Agreements for interest rates and (viii) penalties and interest relating to taxes); plus

(2) consolidated capitalized interest of the Company and its Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, (x) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (y) the Interest Expense of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries shall be excluded.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each January, April, July and October and the Maturity Date, (b) with respect to any LIBOR Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Rate Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period (or if such day is not a Business Day, the next succeeding Business Day) and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means (a) with respect to any LIBOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, to the extent available to and agreed to by each Lender, nine or twelve months) thereafter, as the Borrower Agent may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Permitted Investments), (b) debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 by Moody’s or the equivalent of such rating by such rating organization, or if no rating of S&P’s or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Borrowers and their Subsidiaries and (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

“IRS” has the meaning assigned to such term in Section 2.17(e).

“Issuing Bank” means each of Bank of America, N.A. and any other Revolving Lender which at the request of the Borrower Agent and after notice to the Agent agrees to become an Issuing Bank and, solely with respect to any Existing Letter of Credit (and any amendment, renewal or extension thereof in accordance with this Agreement), the Lender or Affiliate of a Lender that issued such Existing Letter of Credit. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder Agreement” has the meaning assigned to such term in Section 5.11.

“Joint Lead Arrangers” means Banc of America Securities LLC, Wells Fargo Capital Finance, LLC, and General Electric Capital Corporation.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.

“LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company or any other Loan Party at such time, less (c) the amount then on deposit in the LC Collateral Account. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lease Expense” means, for any period, all rental expenses of the Company and its Subsidiaries during such period under operating leases for real or personal property (including in connection with Sale and Lease-Back Transactions), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to an acquisition (including a Permitted Acquisition) to the extent that such rental expenses relate to operating leases (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Capital Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby or commercial letter of credit issued (or, in the case of an Existing Letter of Credit, deemed to be issued) pursuant to this Agreement.

“Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).

“LIBOR Rate” means, with respect to any Interest Period, the per annum rate of interest (rounded up, if necessary, to the nearest  1/8th of 1%), determined by the Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by the Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Rate Loan would be offered by the Agent’s London branch to major banks in the London interbank Eurodollar market.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity Event” means the determination by the Agent or the Co-Collateral Agent that (a) Excess Availability is less than the greater of (1) 12.5% of the lesser of (A) the aggregate Revolving Commitments and (B) the Borrowing Base and (2) $30,000,000, in either case for a period of five consecutive Business Days, or (b) an Event of Default has occurred; provided that the Agent or the Co-Collateral Agent has notified the Borrower Agent of either thereof. The occurrence of a Liquidity Event shall be deemed continuing (i) until such date as such Event of Default shall no longer be continuing and (ii) until such date as Excess Availability exceeds such amount for thirty (30) consecutive days, in which event a Liquidity Event shall no longer be deemed to be continuing.

“Loan Account” has the meaning assigned to such term in Section 2.26.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, the Fee Letter, any Letters of Credit or Letter of Credit applications, the Collateral Documents, the Perfection Certificate and the Intercreditor Agreement.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means Holdings, each Borrower, each Domestic Subsidiary (other than any Excluded Subsidiary), and any other Person who becomes a party to this Agreement as a Loan Party pursuant to a Joinder Agreement, and their respective successors and assigns.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans, Protective Advances and Extended Revolving Loans.

“Management Services Agreements” means, collectively, the transaction and monitoring fee letter agreement among the Company and the Sponsor, dated as the Effective Date, pursuant to which the Sponsor agrees to provide certain advisory services to TopCo, Holdings and the Company in exchange for certain fees and the indemnification agreement among TopCo, Holdings, the Company and the Sponsor, dated as of the Effective Date.

“Management Stockholders” means the management officers or employees of the Company or its Subsidiaries who are investors in Holdings, TopCo or any direct or indirect parent thereof.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company and the other Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights of, or remedies available to the Agent, the Co-Collateral Agent, the Issuing Banks or the Lenders under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of Holdings, the Company and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdings, the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary, other than an Immaterial Subsidiary.

“Maturity Date” means November 28, 2014 or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof, or in the case of any Extension Series of Extended Revolving Commitments, the maturity date related thereto.

“Maximum Liability” has the meaning assigned to such term in Section 10.08.

“Merger” has the meaning assigned to such term in the recitals to this Agreement.

“Merger Funds” means the payment of the merger consideration to the equity holders of Holdings under the Acquisition Agreement, the payment of Transaction Expenses and the payment of the Refinancing.

“Merger Sub” means Accelerate Acquisition Corp., a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgaged Properties” means, initially, the owned real properties of the Loan Parties specified on Schedule 1.01(c), and shall include each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.11.

“Mortgages” means any mortgage, deed of trust or other agreement entered into by the owner of a Mortgaged Property and the Agent, which conveys or evidences a Lien in favor of the Agent, for the benefit of the Secured Parties, on such Mortgaged Property, substantially in the form of Exhibit I (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Company and the Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA in respect of which a Borrower or any ERISA Affiliate is an “employer” (as defined in Section 3(5) of ERISA).

“Net Cash Proceeds” means, with respect to any sale, transfer or other disposition of assets, any Recovery Event, any incurrence or issuance of Indebtedness or any issuance of Equity Interests (each, a “Proceeds Event”), (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings, the Company or any of the Subsidiaries in respect of such Proceeds Event, less (b) the sum of:

(i) the amount, if any, of all taxes paid or estimated to be payable by Holdings, the Company or any of the Subsidiaries in connection with such Proceeds Event (including withholding taxes imposed on the repatriation of any such proceeds),

(ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Proceeds Event and (y) retained by Holdings, the Company or any of the Subsidiaries including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Proceeds Event occurring on the date of such reduction,

(iii) in the case of any Proceeds Event constituting a sale, transfer or disposition of assets or a Recovery Event by any non-wholly owned Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Company or a wholly owned Subsidiary as a result thereof, and

(iv) reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees), issuance costs, discounts and other costs paid by Holdings, the Company or any of the Subsidiaries, as applicable, in connection with such Proceeds Event (other than those payable to Holdings, the Company or any Subsidiary), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that, without duplication,

(a) the cumulative effect of a change in accounting principles (effected either through cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and changes as a result of the adoption or modification of accounting policies during such period shall be excluded;

(b) any net after-tax effect of gains or losses attributable to asset dispositions or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business as determined in good faith by the Company shall be excluded;

(c) the Net Income for such period of any Person that is not a Subsidiary or is an Unrestricted Subsidiary or that is accounted for by the equity method of accounting, shall be excluded; provided that Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or to the extent converted into cash or Permitted Investments) to the Company or a Subsidiary thereof in respect of such period and the net losses of any such Person shall only be included to the extent funded with cash from the Company or any Subsidiary;

(d) effects of adjustments (including the effects of such adjustments pushed down to the Company and its Subsidiaries) in the inventory, property and equipment, software,

goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items and other noncash charges in the Company’s consolidated financial statements pursuant to GAAP resulting from the application of recapitalization accounting or, if applicable, purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(e) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Swap Obligations or other Derivative Transactions shall be excluded;

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs shall be excluded, and any cash charges associated with the rollover, acceleration, or payout of Equity Interests by management of the Company or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(h) any fees, expenses or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, sale or disposition, recapitalization, investment, issuance, incurrence or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case, whether or not successful, shall be excluded;

(i) accruals and reserves that are established or adjusted within twelve months after the Effective Date that are so required to be established or adjusted as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP;

(j) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any investment, acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Issuer has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (i) not denied by the applicable carrier (without any right of appeal thereof) within 180 days and (ii) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days), shall be excluded;

(k) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 day period), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(l) any net unrealized gain or loss (after any offset) resulting in such period from Swap Obligations or other Derivative Transactions and the application of Accounting Standards Codification 815 shall be excluded;

(m) any net unrealized gain or loss (after any offset) resulting in such period from currency translation and transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Swap Obligations for currency exchange risk) and any other monetary assets and liabilities shall be excluded; and

(n) effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded.

In addition, to the extent not already included in the Net Income of the Company and its Subsidiaries, notwithstanding anything to the contrary in the foregoing, Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof, net of all costs of liquidation thereof, as based upon the most recent Inventory appraisal conducted in accordance with this Agreement and expressed as a percentage of Cost of such Inventory.

“Non-Cash Charges” mean (a) any impairment charge or asset write-off or write-down of intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, (e) the non-cash impact of accounting changes or restatements and (f) other non-cash charges (provided that, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive-based compensation awards or arrangements.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Non-Ordinary Course Asset Disposition” mean any sale, transfer or other disposition by one or more Loan Parties of Borrowing Base Assets with a Value in an aggregate amount in excess of $10,000,000.

“Non-Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“Non-Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“Noteholder Collateral Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Noteholder First Lien Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” mean the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of a Borrower or any other Loan Party to any of the Secured Parties under this Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Loan Party under or pursuant to this Agreement or the other Loan Documents, (d) the due and punctual payment and performance of all Secured Swap Obligations and (e) the due and punctual payment and performance of all Banking Services Obligations. Notwithstanding the foregoing, (i) the obligations of Holdings, the Company or any Subsidiary in respect of any Secured Swap Obligations or any Banking Services Obligations shall be secured and guaranteed pursuant to the Collateral Documents and the Loan Guaranty only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Document shall not require the consent of the holders of Secured Swap Obligations or the holders of Banking Services Obligations.

“Other Information” has the meaning assigned to such term in Section 3.11(b).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overadvance” means at any time the amount by which the aggregate outstanding Revolving Exposure exceeds the Borrowing Base.

“Overadvance Condition” means and is deemed to exist any time the aggregate outstanding Revolving Exposure exceeds the Borrowing Base.

“Overadvance Loan” means an ABR Revolving Loan made at a time an Overadvance Condition exists or which results in an Overadvance Condition.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PATRIOT ACT” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272 (2001).

“Paying Borrower” has the meaning assigned to such term in Section 2.25(f).

“Paying Guarantor” has the meaning assigned to such term in Section 10.09.

“Payment Conditions” means, at any time of determination with respect to any Specified Payment, as of the date of such Specified Payment and after giving effect thereto, that (a) no Event of Default exists or has occurred and is continuing, (b) if the amount of any such Specified Payment exceeds $5,000,000, Excess Availability shall be not less than 17.5% (or in the case of a Specified Payment under Section 6.08(a)(x), 20%) of the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base immediately after giving effect to the making of such Specified Payment and, with respect to Specified Payments under Sections 6.08(a)(x) and 6.08(b)(vi), Excess Availability for the 30 consecutive day period immediately prior to the making of such Specified Payment shall not have been less than 17.5% (or in the case of a Specified Payment under Section 6.08(a)(x), 20%) of the lesser of (i) the Revolving Commitments and (ii) the Borrowing Base, and (c) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to the making of such Specified Payment, calculated on a Pro Forma Basis to give effect to such Specified Payment as if such Specified Payment had been made as of the first day of such period, shall be equal to or greater than 1.00 to 1.00.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit I to the Security Agreement or any other form approved by the Agent.

“Permitted Acquisition” means the acquisition, by merger or otherwise, by the Company or any Subsidiary of assets or businesses of a Person (including assets constituting a business unit, line of business or division of such Person) or of the Equity Interests of a Person; provided that as of the date of such acquisition and after giving effect thereto, (i) no Event of Default shall exist or have occurred and be continuing or would result therefrom after giving Pro Forma Effect thereto; (ii) the acquired assets, division or Person are in the same or generally related line of business as that conducted by the Company and the Subsidiaries during the then current and most recent fiscal year or businesses reasonably related or ancillary thereto; (iii) in the event that the purchase price of the proposed acquisition is greater than $15,000,000, after giving effect to such Permitted Acquisition, Excess Availability shall not be less than 15% of the lesser of (x) the Revolving Commitments and (y) the Borrowing Base as calculated after giving Pro Forma Effect to such Permitted Acquisition; provided, however, that in no event shall the number of acquisitions involving a purchase price of $15,000,000 or less exceed (two) 2 per fiscal year unless the Excess Availability threshold of this clause (iii) is also met; (iv) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to such Permitted Acquisition, calculated on a Pro Forma Basis to give effect to such Permitted Acquisition as if such Permitted Acquisition had been consummated as of the first day of such period, shall be equal to or greater than 1.0 to 1.0; and (v) the Company and the Subsidiaries shall comply, and (if applicable) shall cause the acquired Person to comply, with the applicable provisions of Section 5.11 and the Collateral Documents.

“Permitted Cure Security” means any Qualified Equity Interest of Holdings.

“Permitted Discretion” means the Agent’s and the Co-Collateral Agent’s, as applicable, commercially reasonable credit judgment in establishing eligibility criteria and Reserves and exercised in good faith in accordance with customary business practices for similar asset based lending facilities, based upon its consideration of any factor that it reasonably believes (i) could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable laws that may inhibit collection of a Receivable), the enforceability or priority of the Agent’s Liens thereon, or the amount that the Agent, the Lenders or the Issuing Lenders could receive in liquidation of any Collateral; (ii) that any collateral report or financial information delivered by any Loan Party is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of any Bankruptcy Proceeding involving a Loan Party; or (iv) creates or could result in an Event of Default. In exercising such judgment, the Agent may consider any factors that could materially increase the credit risk of lending to the Borrowers on the security of the Collateral; provided that, in the event that the Agent and the Co-Collateral Agent cannot agree on a determination with respect to eligibility criteria and Reserves, the determination shall be made by the individual agent asserting the more conservative credit judgment.

“Permitted Encumbrances” means:

(a) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than thirty (30) days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(b) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than thirty (30) days or being contested in good faith by appropriate actions if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens securing judgments for the payment of money not constituting an Event of Default under Section 7.01(j) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

(d) Subordinated Vendor Liens;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Holders” means the Sponsors and Management Stockholders.

“Permitted Inventory Locations” means each location listed on Schedule 1.01(d) and from time to time each other location within the United States which the Company has notified the Agent is a location at which Inventory of a Borrower is maintained.

“Permitted Investments” means (a) marketable securities issued or directly and unconditionally guaranteed as to interest and principal by the United States government or any agency of the United States government, in each case having maturities of not more than 12 months from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 12 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally available from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service); (c) commercial paper issued by any Revolving Lender or any bank holding company owning any Revolving Lender who is not a Defaulted Lender at the time of acquisition thereof; (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (e) domestic and Eurodollar certificates of deposit or bankers’ acceptances issued or accepted by any Revolving Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (i) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within 12 months after issuance or acceptance thereof; (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing; (g) marketable short-term money market and similar securities having a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (h) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (g) above; and (i) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other customarily utilized high-quality investments in the country where such Foreign Subsidiary is located or in which such investment is made that would customarily constitute “cash equivalents”.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pirelli Subordination Agreement” means that certain Lien Subordination Agreement, dated January 13, 2003, between the Agent and Pirelli Tire LLC.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest announced by the Agent from time to time as its prime rate. Such rate is set by the Agent on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by the Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Adjustment” means, with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the EBITDA of the Company, in either case arising from any Specified Transaction, the pro forma increase or decrease in such Acquired EBITDA or such EBITDA, as the case may be, either (a) permitted to be reflected in pro forma financial information under Rule 11.02 of Regulation S-X under the Securities Act or (b) projected by the Borrower in good faith to result from actions taken, committed to be taken or planned to be taken pursuant to a factually supported plan entered into in connection with such Specified Transaction prior to the time in which such Acquired EBITDA or such EBITDA is required to be calculated; provided that such cost savings referred to in this clause (ii) (x) are factually supportable and determined in good faith by the Company, as certified to the Agent on a Pro Forma Adjustment Certificate, (y) do not exceed the actual cost savings expected in good faith to be realized by the Company during the Test Period commencing with the date as of which EBITDA is being determined (as opposed to the annualized impact of such cost savings) and (2) the aggregate amount of Pro Forma Adjustments shall not exceed for any Test Period, when combined with the aggregate amount of restructuring charges, accruals or reserves incurred under clause (a)(vi) of the definition of EBITDA in such Test Period and the aggregate amount of cost savings added pursuant to clause (a)(xii) of the definition of EBITDA in such Test Period, 10% of EBITDA for such Test Period (calculated without giving effect to any adjustments made pursuant to such clause (a)(vi), such clause (a)(xii) or such Pro Forma Adjustments).

“Pro Forma Adjustment Certificate” means any certificate of a Financial Officer delivered pursuant to Section 5.01(l) or setting forth the information described in clause (iv) to Section 5.01(d).

“Pro Forma Balance Sheet” has the meaning assigned to such term in Section 3.04(a).

“Pro Forma Balance Sheet Date” has the meaning assigned to such term in Section 3.04(a).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all Equity Interests in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or investment described in the definition of the term “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above (but without duplication thereof), the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of the term “Pro Forma Adjustment”. For the avoidance of doubt, any pro forma basis, compliance or effect for acquisitions or dispositions will include the corresponding impact on interest, capital expenditures and, if any, other fixed charges.

“Pro Forma Entity” means any Acquired Entity or Business or any Converted Restricted Subsidiary.

“Projections” means the projections of the Company and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Agent by or on behalf of Holdings, the Company or any of the Subsidiaries prior to the Effective Date.

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“Purchasing Debt Affiliate” means any Affiliate of the Borrower, including the Sponsor, other than Holdings, the Borrower and the Subsidiaries.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Public Offering” means the initial underwritten public offering of common Equity Interests of Holdings or any direct or indirect parent of Holdings or the Company pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Real Property Collateral Requirements” means, with respect to any Mortgaged Property, each of the following, in form and substance reasonably satisfactory to the Agent:

(a) a Mortgage on such Mortgaged Property;

(b) evidence that a counterpart of the Mortgage has been recorded or delivered to the appropriate title insurance company subject to arrangements reasonably satisfactory to the Agent for the prompt recording thereof;

(c) an ALTA or other mortgagee’s title policy or amendment thereto (or a marked unconditional binder thereof insuring the Lien of the Mortgage at ordinary rates);

(d) an opinion of counsel in the state in which such Mortgaged Property is located as to the recordability and enforceability of the applicable Mortgage in the relevant jurisdiction; and

(e) a flood zone certificate in favor of the Agent, and, if any Mortgaged Property with improvements located thereon is being identified as being within a special flood hazard area, flood insurance in an amount required by applicable law.

“Receivables” means Accounts.

“Recovery Event” has the meaning specified in Section 6.05(f).

“Refinancing” means the repayment or refinancing of all third party Indebtedness for borrowed money of the Holdings and its Subsidiaries existing on the Effective Date (including the redemption, defeasance and/or tender for the Existing Notes) and the rollover and restatement of amounts outstanding under the Existing Credit Agreement, but excluding (a) the Loan and Purchase Agreement between the Holdings and Continental Tire North America, Inc., (b) the sale/leaseback executed March 2002 with an affiliate of W.P. Carey, (c) any capital or financing leases, deferred purchase price and purchase money or vendor financing arrangements, in each case outstanding on the Effective Date and (d) other Indebtedness set forth on Schedule 6.01.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors, other representatives and controlling persons of such Person and such Person’s Affiliates.

“Rent Reserve” means an amount approximately equal to the aggregate monthly rent payable by the Borrowers on all leased properties in respect of which landlord’s or warehouseman’s waivers, in form and substance reasonably acceptable to the Agent, or Collateral Access Agreements, are not in effect or such greater amount as the Agent or the Co-Collateral Agent may, in their Permitted Discretion, reasonably determine to be appropriate.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Report” means reports prepared by the Agent or Co-Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Agent or the Co-Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Agent or Co-Collateral Agent, subject to the provisions of Section 9.12.

“Reportable Event” means any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived.

“Required Lenders” means, at any time and subject to the limitations set forth in Section 9.04(g), Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided that (i) the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time and (ii) if any Extended Revolving Commitments are outstanding, such Commitments shall be included in the determination of the Required Lenders.

“Required Reserve Notice” means (a) so long as no Event of Default has occurred and is continuing, at least three days’ advance notice to the Borrower Agent, and (b) if an Event of Default has occurred and is continuing, one days’ advance notice to the Borrower Agent (or no advance notice to the Borrower Agent, as may reasonably be determined to be appropriate by the Agent or the Co-Collateral Agent in their Permitted Discretion to protect the interests of the Lenders).

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or Regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means all (if any) Availability Reserves (including Dilution Reserves, Rent Reserves and, if a Liquidity Event exists, Banking Services Reserves and Secured Swap Reserves), and any and all other reserves which the Agent or Co-Collateral Agent deems necessary in its Permitted Discretion.

“Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).

“Responsible Officer” of any Person means the chief executive officer, the president, any vice president, the chief operating officer or any Financial Officer of such Person and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement, and, as to any document delivered on the Effective Date (but subject to the express requirements set forth in Article IV), shall include any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Debt Payment” has the meaning assigned to such term in Section 6.08(b).

“Restricted Indebtedness” has the meaning assigned to such term in Section 6.08(b).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or the Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Holdings or the Company or any option, warrant or other right to acquire any such Equity Interests in Holdings or the Company.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a request for Revolving Loans.

“Revolving Commitment” means, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans and to acquire participations in Protective Advances, Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Revolving Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.23. The initial amount of each Revolving Lender’s Revolving Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Revolving Lenders’ Revolving Commitments is $450,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.23(b).

“Revolving Commitment Increase Date” has the meaning assigned to such term in Section 2.23(b).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and an amount equal to its Applicable Percentage of the aggregate principal amounts of Swingline Loans and Protective Advances outstanding at such time.

“Revolving Extension Request” has the meaning assigned to such term in Section 2.27(a).

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure. Unless the context otherwise requires, the term “Revolving Lenders” includes the Swingline Lender.

“Revolving Loan” means the loans and advances made by the Revolving Lenders pursuant to this Agreement, including a Loan made pursuant to Section 2.01(a), Swingline Loans and Protective Advances.

“S&P” means Standard & Poor’s Financial Services LLC, a wholly-owned subsidiary of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.06.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.

“Second Priority Lien” means any Lien on any asset of any Loan Party that is granted under the Senior Secured Notes Security Documents and that, pursuant and subject to the provisions of the Intercreditor Agreement, is junior in priority to the Liens of the Agent in the Collateral.

“Section 2.27 Additional Agreement” has the meaning assigned to such term in Section 2.27(c).

“Secured Obligations” means all Obligations.

“Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Secured Swap Obligations” means all Swap Obligations owing to the Agent, a Joint Lead Arranger, the Co-Collateral Agent, a Revolving Lender or any Affiliate thereof and with respect to which the Company (or other Loan Party) and the Revolving Lender or other Person referred to above in this definition party thereto shall have delivered (except in the case of the Agent) written notice to the Agent, at or prior to the time that the Swap Agreement relating to such obligation is entered into or, if later, the time that such Revolving Lender becomes a party to this Agreement, that such a transaction has been entered into and that it constitutes a Secured Swap Obligation entitled to the benefits of the Collateral Documents and the Intercreditor Agreement. For the avoidance of doubt, all Swap Obligations owing to the Agent and the Co-Collateral Agent shall constitute Secured Swap Obligations.

“Secured Swap Reserves” means all Reserves which the Agent or the Co-Collateral Agent from time to time after the occurrence and during the continuation of a Liquidity Event establishes in its Permitted Discretion as being appropriate to reflect reasonably anticipated Secured Swap Obligations then provided or outstanding.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Agent.

“Senior Secured Leverage Ratio” means, as of the date of determination, the ratio of (a) the Consolidated Total Indebtedness of the Company and its Subsidiaries as of the last day of the most recent Test Period ended on or prior to such date of determination, which Indebtedness is secured by Liens, less an amount equal to the amount of any cash and Permitted Investments of the Company and its Subsidiaries as of such date, to (b) EBITDA of the Company and its Subsidiaries for such Test Period.

“Senior Secured Note Documents” means the Senior Secured Note Indenture and all other instruments, agreements and other documents evidencing the Senior Secured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Secured Note Indenture” means the indenture under which the Senior Secured Notes are issued.

“Senior Secured Notes” means the Company’s 9 3/4% Senior Secured Fixed Rate Notes due 2017, in an initial aggregate principal amount of $250,000,000.

“Senior Secured Notes Security Documents” has the meaning assigned to such term in the Intercreditor Agreement.

“Senior Subordinated Notes” means the Company’s 11.5% Senior Subordinated Notes due 2018, in an initial aggregate principal amount of $200,000,000.

“Senior Subordinated Note Documents” means the indenture and note purchase agreement under which the Senior Subordinated Notes are issued and/or governed and all other instruments, agreements and other documents evidencing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Settlement” and “Settlement Date” have the meanings assigned to such terms in Section 2.05(b).

“Specified Existing Revolving Credit Commitment Class” has the meaning assigned to such term in Section 2.27.

“Specified Payment” means (a) any investment, loan or advance pursuant to Section 6.04(v), (b) any Restricted Payment pursuant to Section 6.08(a)(x), and (c) any Restricted Debt Payment pursuant to Section 6.08(b)(vi).

“Specified Representations” means the representations made in Sections 3.01, 3.02, 3.03(b) and (c), 3.08, 3.12, 3.15, 3.17, 3.18 and 3.21.

“Specified Transaction” means, with respect to any period, any investment (including any acquisition), sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other event that by the terms of the Loan Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Sponsor” means TPG Capital, L.P. and its Affiliates but not including, however, any portfolio companies of the foregoing.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations on terms at least as favorable to the Lenders as those contained in the Senior Subordinated Note Documents.

“Subordinated Vendor Inventory Eligibility Conditions” means each of the following conditions precedent, the satisfaction of each of which, as reasonably determined by the Agent or the Co-Collateral Agent, shall be a condition to the inclusion in the Borrowing Base of any Eligible Subordinated Vendor Inventory:

(i) the Borrowers shall have given the Agent at least ten (10) Business Days prior written notice of their intent to include Inventory subject to a Vendor Lien in the Borrowing Base;

(ii) the Borrowers shall have given the Agent copies of the security agreement and all related documentation delivered by or on behalf of the applicable vendor and the Borrower at least ten (10) Business Days prior to the proposed date of inclusion of such Inventory in the Borrowing Base; and

(iii) the Borrowers and the applicable vendor shall have executed and delivered to the Agent a duly executed and completed Vendor Lien Subordination Agreement (in form substantially similar to Exhibit H or such other form as is reasonably acceptable to the Agent) at least ten (10) Business Days prior to the proposed date of inclusion of such Inventory in the Borrowing Base.

Eligible Subordinated Vendor Inventory shall be included in the Borrowing Base on the 5th Business Day after the Agent’s or the Co-Collateral Agent’s determination that each of the foregoing conditions have been satisfied. If at any time any of the foregoing conditions ceases to be satisfied, the Eligible Subordinated Vendor Inventory shall be deemed ineligible and excluded from the Borrowing Base.

“Subordinated Vendor Lien” means a Vendor Lien that has been subordinated to the Lien of the Agent on the Collateral (i) in the case of the Existing Subordinated Vendors, to the extent and in the manner provided in the Existing Subordination Agreements, (ii) in the case of each other vendor, to the extent and in the manner provided in the Vendor Lien Subordination Agreement executed by such vendor and with respect to this clause (ii), subject to the satisfaction of each of the Subordinated Vendor Inventory Eligibility Conditions.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Company. Notwithstanding the foregoing (and except for purposes of Sections 3.06, 3.09, 3.10, 3.14, 5.04, 5.08, and the definition of “Unrestricted Subsidiary” contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Company or any of its Subsidiaries for purposes of this Agreement.

“Super Majority Lenders” means, at any time and subject to the limitations set forth in Section 9.04(g), Revolving Lenders having Revolving Exposure and unused Revolving Commitments representing more than 66  2/3% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided that (i) the Revolving Exposure and unused Revolving Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time and (ii) if any Extended Revolving Commitments are outstanding, such Commitments shall be included in the determination of the Super Majority Lenders.

“Swap Agreement” means any agreement with respect to any Derivative Transaction between the Company or any Subsidiary and any other Person.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swingline Exposure” means, with respect to any Revolving Lender, at any time, such Revolving Lender’s Applicable Percentage of the Swingline Loans outstanding at such time.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the date on which all Obligations are indefeasibly paid in full in cash (other than Secured Swap Obligations, Banking Services Obligations and any contingent or inchoate obligations not then due and payable) and the Commitments and all Letters of Credit are terminated (other than Letters of Credit that have been cash collateralized on terms set forth in Section 2.06(j) or back-stopped following the termination of the Commitments).

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Company then last ended and for which financial statements have been delivered to the Agent pursuant to Section 5.01(a) or Section 5.01(b), as applicable.

“Title Insurance Company” means the title insurance company providing the Title Insurance Policies.

“Title Insurance Policies” means the lender’s title insurance policies issued to Agent with respect to the Mortgaged Properties.

“TopCo” means Accelerate Holdings Corp. a Delaware corporation.

“Total Assets” means the total assets of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Company or such other Person as may be expressly stated.

“Transaction Expenses” means any fees or expenses incurred or paid by or on behalf of the Sponsor, TopCo, Holdings, the Company or any of their respective Subsidiaries or Affiliates in connection with the Transactions and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Merger and the payment of the Merger Funds, (b) the Equity Contribution, (c) the Refinancing, (d) the entering into the Senior Secured Notes Documents and the issuance of the Senior Secured Notes and the use of the proceeds thereof, (e) the entering into the Senior Subordinated Notes Documents and the issuance of the Senior Subordinated Notes and the use of the proceeds thereof, (f) the amendment and restatement of the Existing Credit Agreement and other Loan Documents and the funding of the Revolving Loans on the Effective Date and the use of the proceeds thereof, (g) the consummation of any other transactions connected with the foregoing and (h) the payment of Transaction Expenses.

“Trigger Event” means, at any time, that Excess Availability is less than the greater of (a) $25,000,000 and (b) 12.5% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base. Upon the occurrence of any Trigger Event, such Trigger Event shall be deemed to be continuing notwithstanding that Excess Availability may thereafter exceed the amount set forth in the preceding sentence unless and until Excess Availability exceeds such amount for thirty (30) consecutive days, in which event a Trigger Event shall no longer be deemed to be continuing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unfinanced Capital Expenditures” means, with respect to any Person and for any period, Capital Expenditures made by such Person during such period and not financed from any Net Cash Proceeds or Revolving Loans.

“Uncontrolled Cash” means all amounts from time to time on deposit in the Designated Disbursement Account.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated by the Company after the Effective Date as an Unrestricted Subsidiary hereunder by written notice to the Agent in accordance with Section 5.13.

“Unsubordinated Vendor Debt” means Vendor Debt that is not a Subordinated Vendor Debt.

“Value” with reference to the value of Eligible Tire Inventory or Eligible Non-Tire Inventory, as the case may be, on any date, means value determined on the basis of the lower of cost or market value of such Eligible Tire Inventory or Eligible Non-Tire Inventory, as the case may be, with the cost thereof calculated on a FIFO (or first in, first out) accounting basis as determined in accordance with GAAP, and with reference to Eligible Receivables, the book value thereof determined in accordance with GAAP.

“Vendor Debt” means any Indebtedness of the Company or any Subsidiary to any vendor of tires.

“Vendor Lien” means a Lien created in favor of a vendor of tires to a Borrower, that encumbers exclusively all or any of such vendor’s branded tire inventory and does not encumber any proceeds thereof or any other Collateral.

“Vendor Lien Subordination Agreement” means an agreement substantially in the form of Exhibit H hereto (or such other form as is reasonably satisfactory to the Agent or the Co-Collateral Agent (it being understood that the Existing Subordination Agreements are acceptable to the Agent and the Co-Collateral Agent)) whereby, among other things, a vendor of tires subordinates its Vendor Lien to the Lien of the Agent on the Collateral.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Rate Loan”) or by Class and Type (e.g., a “LIBOR Rate Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Rate Borrowing”) or by Class and Type (e.g., a “LIBOR Rate Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, extensions, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Agent that the

Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance with the provisions of Section 9.02.

SECTION 1.05 Amendment and Restatement of Existing Credit Agreement. This Agreement, taken together with the Security Agreement, amends and restates the Existing Credit Agreement, and on and after the date hereof, each reference in any Loan Document to “the Credit Agreement”, “therein”, “thereof”, “thereunder” or words of similar import when referring to the Existing Credit Agreement shall mean, and shall hereafter be a reference to, the Existing Credit Agreement, as amended and restated by this Agreement and the Security Agreement. Each Loan Party hereby acknowledges and agrees, as of the date hereof, for itself and for each of its Subsidiaries, that it does not have any claims, offsets, counterclaims, cross-complaints, defenses or demands of any kind or nature whatsoever under or relating to the Existing Credit Agreement, the other “Loan Documents” (as defined in the Existing Credit Agreement) or any of the obligations existing thereunder that could be asserted to reduce or eliminate all or any part of the obligation of any Loan Party to pay any amounts owed thereunder, or to assert any claim for affirmative relief or damages against any lender party thereto. Nothing contained herein is intended to be or operate as a novation or an accord and satisfaction of the Existing Credit Agreement or the Secured Obligations evidenced or secured thereby or provided for thereunder.

ARTICLE II.

THE CREDITS

SECTION 2.01 Revolving Commitments. Subject to the terms and conditions set forth herein, each Revolving Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment, (ii) the total Revolving Exposures exceeding the lesser of (x) the sum of the total Revolving Commitments and (y) the Borrowing Base (subject to the Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Section 2.04) or (iii) the total Revolving Loans made or retained outstanding on the Effective Date exceeding $185,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, repay and reborrow Revolving Loans.

SECTION 2.02 Revolving Loans and Borrowings

(a) Each Revolving Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Revolving Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or LIBOR Rate Loans as the Borrower Agent may request in accordance herewith. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Revolving Lender at its option may make any LIBOR Rate Loan by causing any domestic or foreign branch or Affiliate of such Revolving Lender to make such Revolving Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Revolving Loan in accordance with the terms of this Agreement and (ii) in exercising such option, such Revolving Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR Rate or increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).

(c) At the commencement of each Interest Period for any LIBOR Rate Revolving Borrowing, such Revolving Borrowing shall comprise an aggregate principal amount that is an integral multiple of $500,000 and not less than $1,000,000. Each ABR Revolving Borrowing when made shall be in a minimum principal amount of $500,000; provided that an ABR Revolving Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Revolving Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBOR Rate Revolving Borrowings at any time outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Agent shall not be entitled to request, or to elect to convert or continue, any Revolving Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower Agent shall notify the Agent of such request either in writing by delivery of a Borrowing Request (by hand or facsimile) signed by the Borrower Agent or by telephone (a) in the case of a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, two (2) Business Days) before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Borrowing Request signed by the Borrower Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Revolving Borrowing.

(ii) the date of such Revolving Borrowing, which shall be a Business Day;

(iii) whether such Revolving Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing;

(iv) in the case of a LIBOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Rate Borrowing, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Protective Advances and Overadvances. (a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02), the Agent is authorized by the Borrowers and the Revolving Lenders, from time to time in the Agent’s sole discretion (but shall have absolutely no obligation), to make Loans to the Borrowers, on behalf of all Lenders whether or not any condition precedent set forth in Section 4.02 has not been satisfied or waived, including the failure to comply with the conditions set forth in Section 2.01, which the Agent, in its Permitted Discretion, deems necessary or desirable (x) to preserve or protect the Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Revolving Exposure to exceed the Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed, as determined on the date of such proposed Protective Advance, and is not known by the Agent to exceed, together with Overadvances described in Section 2.04(c), 10% of the Revolving Commitments at such time, or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period, and provided further that, the aggregate amount of outstanding Protective Advances plus any Overadvances described in Section 2.04(c) plus the aggregate of all other Revolving Exposure shall not exceed the aggregate total Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied or waived. The Agent agrees to use reasonable efforts to deliver prompt notice to the Lenders of any Protective Advance or Overadvance. Each Protective Advance shall be secured by the Liens in favor of the Agent in and to the Collateral and shall constitute Obligations hereunder. The Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Agent (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Protective Advance purchased hereunder, the Agent shall promptly distribute to such Revolving Lender, such Revolving Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Protective Advance.

(c) Notwithstanding anything to the contrary contained elsewhere in this Section 2.04 or this Agreement or the other Loan Documents and whether or not a Default or Event of Default exists at the time, the Agent may require all Revolving Lenders to honor requests or deemed requests by the Borrowers for Revolving Loans at a time that an Overadvance Condition exists or which would result in an Overadvance Condition and each Lender shall be obligated to continue to make its Applicable Percentage of any such Overadvance Loan up to a maximum amount outstanding equal to its Revolving Commitment, so long as such Overadvance is not known by the Agent to exceed, together with Protective Advances described in Section 2.04(a), 10% of the Revolving Commitments at such time or to exist for more than thirty (30) consecutive Business Days or more than forty-five (45) Business Days in any twelve month period.

SECTION 2.05 Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender may in its discretion, and in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, make available Swingline Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $45,000,000 or (ii) the total Revolving Exposures exceeding the lesser of the total Revolving Commitments and the Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Agent shall notify the Agent of such request by telephone (confirmed by facsimile), not later than 1:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Agent. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account or otherwise in accordance with the instructions of the Borrower Agent (including, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.

(b) To facilitate administration of the Revolving Loans, the Revolving Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans and the Swingline Loans and the Protective Advances shall take place on a periodic basis in accordance with this clause (b). The Agent shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis, or on a more frequent basis if so determined by the Agent, (A) on behalf of the Swingline Lender, with respect to each outstanding Swingline Loan and (B) with respect to collections received, in each case, by notifying the Revolving Lenders of such requested Settlement by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:30p.m. New York City Time, on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of Swingline Loans) shall make the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the Swingline Loans with respect to which Settlement is requested available to the Agent, to such account of the Agent as the Agent may designate, not later than 3:30 p.m., New York City time, on the Settlement Date applicable thereto, which may occur before or after the occurrence or during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IV have then been satisfied without regard to the any minimum amount specified therein. Such amounts made available to the Agent shall be applied against the amounts of the applicable Swingline Loan and, together with the portion of such Swingline Loan representing the Swingline Lender’s pro rata share thereof, shall constitute Revolving Loans of the Revolving Lenders. If any such amount is not made available to the Agent by any Revolving Lender on the Settlement Date applicable thereto, the Agent shall, on behalf of the Swingline Lender with respect to each outstanding Swingline Loan, be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Federal Funds Effective Rate for the first three days from and after the Settlement Date and thereafter at the interest rate then applicable to Revolving Loans. Between Settlement Dates the Agent may pay over to the Swingline Lender any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Swingline Lender’s Revolving Loans or Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Swingline Lender’s Revolving Loans, the Swingline Lender shall pay to the Agent for the accounts of the Revolving Lenders, to be applied to the outstanding Revolving Loans of such Revolving Lenders, an amount such that each Revolving Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Applicable Percentage of the Revolving Loans. During the period between Settlement Dates, the Swingline Lender with respect to Swingline Loans, the Agent with respect to Protective Advances and each Revolving Lender with respect to its Revolving Loans shall be entitled to interest thereon at the applicable rate or rates payable under this Agreement.

(c) In addition, the Swingline Lender may by written notice given to the Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Agent, for the account of the Swingline Lender, such Revolving Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Agent shall notify the Borrower Agent of any participations in any Swingline Loan acquired pursuant to this paragraph. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of any Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent; any such amounts received by the Agent shall be promptly remitted by the Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or the Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

SECTION 2.06 Letters of Credit. (a) General. On and after the Effective Date, each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents and for purposes hereof will be deemed to have been issued on the Effective Date. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.06, (A) from time to time on any Business Day during the period from the Effective Date to but not including the 5th Business Day, prior to the Maturity Date, upon the request of the Borrower Agent, to issue Letters of Credit denominated in Dollars only and issued on sight basis only for the account of one or more of the Borrowers (or any other Subsidiary of the Company so long as the Company is a joint and several co-applicant, and references to the Company or a “Borrower” in this Section 2.06 shall be deemed to include reference to such Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b), and (B) to honor drafts under the Letters of Credit, and (ii) the Revolving Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d). Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Agent shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Agent, at least two (2) Business Days, in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue in the form of Exhibit E attached hereto (each a “Letter of Credit Request”). To request an amendment, extension or renewal of a Letter of Credit, the Borrower Agent shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Agent) at least two (2) Business Days, in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower Agent also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Agent to, or entered into by the Borrower Agent or any Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended if (and on issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Exposures shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower Agent and the Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Agent shall notify the Revolving Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Revolving Lender the Agent will provide such Revolving Lender with copies of such Letter of Credit or amendment. With respect to commercial Letters of Credit, each Issuing Bank shall, on the first Business Day of each week, submit to the Agent, by facsimile, a report detailing the daily aggregate total of commercial Letters of Credit for the previous calendar week.

(c) Expiration Date. Each standby Letter of Credit shall expire not later than the earlier of (i) the date one year after the date of the issuance of such Letter of Credit and (ii) the date that is five (5) Business Days prior to the Maturity Date; provided that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to in clause (ii) of this paragraph (c)). Each commercial Letter of Credit shall expire on the earlier of (i) 180 days after the date of the issuance of such Letter of Credit and (ii) the date that is thirty (30) days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the Borrower Agent receives notice of such LC Disbursement under paragraph (g) of this Section 2.06; provided that the Borrower Agent may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, any Borrower’s obligations hereunder. Neither the Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by any Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Agent and the Borrower Agent by telephone (confirmed by facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at the written request of the Borrower Agent and without the consent of the Agent at any time by written agreement among the Borrower Agent, the replaced Issuing Bank and the successor Issuing Bank, and acknowledged by the Agent. The Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (A) any Event of Default shall occur and be continuing, (B) Excess Availability shall at any time be less than zero, (C) the Maturity Date shall occur or (D) if and to the extent required in accordance with the provisions of Section 2.28, on the Business Day that the Borrower Agent receives notice from the Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Borrowers shall deposit, in an account with the Agent, in the name of the Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of

Default with respect to any Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j). The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the Borrower Agent but in no event later than three (3) Business Days after such Event of Default has been cured or waived. If Borrowers fail to provide any cash collateral as required by this Section 2.06(j), the Lenders may (and, upon direction of the Agent, shall) advance, as Revolving Loans, the amount of the cash collateral required (whether or not the Commitments have terminated, a Protective Advance or Overadvance exists or the conditions in Article IV are satisfied).

SECTION 2.07 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that, Swingline Loans shall be made as provided in Section 2.05. The Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower Agent; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Agent to be applied as contemplated by Section 2.04 (and the Agent shall, upon the request of the Borrower Agent, deliver to the Borrower Agent a reasonably detailed accounting of such application).

(b) Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or any Borrower or any Loan Party may have against any Lender as a result of any default by such Lender hereunder.

SECTION 2.08 Type; Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Agent may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The Borrower Agent may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Agent shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Agent were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be confirmed promptly by hand delivery or facsimile to the Agent of a written Interest Election Request in a form approved by the Agent and signed by the Borrower Agent.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Rate Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Rate Borrowing but does not specify an Interest Period, then the Borrower Agent shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Agent fails to deliver a timely Interest Election Request with respect to a LIBOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such

Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Agent, at the request of the Required Lenders, so notifies the Borrower Agent, then, so long as an Event of Default is continuing (i) no outstanding Borrowing with respect to Revolving Loans may be converted to or continued as a LIBOR Rate Borrowing and (ii) unless repaid, each LIBOR Rate Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.

SECTION 2.09 Termination and Reduction of Revolving Commitments. (a) Unless previously terminated, all Revolving Commitments shall terminate on the Maturity Date applicable to them and each Extension Series of Extended Revolving Credit Commitments shall terminate on the Maturity Date applicable to such Series.

(b) Upon delivering the notice required by Section 2.09(d), the Borrower Agent may at any time terminate the Revolving Commitments upon (i) the payment in full of all outstanding Revolving Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Agent of a cash deposit (or at the discretion of the Agent a back up standby letter of credit reasonably satisfactory to the Agent) equal to 103% of the LC Exposure as of such date) and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses then due and payable under the Loan Documents.

(c) Upon delivering the notice required by Section 2.09(d), the Borrower Agent may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000, (ii) the Borrower Agent shall not reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Revolving Exposures would exceed the lesser of the total Revolving Commitments and the Borrowing Base and (iii) any such reduction shall apply proportionately and permanently to reduce the Revolving Commitments of each of the Revolving Lenders, except that, notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Commitments pursuant to Section 2.27, the Revolving Commitments of any one or more Lenders providing any such Extended Revolving Commitments on such date shall be reduced in an amount equal to the amount of Revolving Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Loans made on such date, the Revolving Exposure of any such Lender does not exceed lesser of the Revolving Commitment thereof and its Applicable Percentage of the Borrowing Base (such Revolving Exposure, Revolving Commitment and Applicable Percentage being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Revolving Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 2.18 with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any exchange pursuant to Section 2.27 of Revolving Commitments and Revolving Loans into Extended Revolving Commitments and Extended Revolving Loans, respectively, and prior to any reduction being made to the Revolving Commitment of any other Lender).

(d) The Borrower Agent shall notify the Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Agent shall advise the Revolving Lenders of the contents thereof. Any termination or reduction of the Revolving Commitments pursuant to this Section 2.09 shall be permanent.

SECTION 2.10 Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Agent, (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date and (iv) to the Agent for the account of each Extending Lender of each Extension Series, the then unpaid principal amount of each Extended Revolving Loan of such Extension Series on the maturity date for such Extension Series; provided that on each date that a Revolving Loan is made while any Swingline Loan or Protective Advance is outstanding, the Borrowers shall repay all such Swingline Loans and Protective Advances with the proceeds of such Revolving Loan then outstanding.

(b) At all times after the occurrence and during the continuance of a Liquidity Event and notification thereof by the Agent to the Borrower Agent (subject to the provisions of Section 2.18(b) and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Agent shall apply all immediately available funds credited to the BANA Account or such other account directed by the Agent pursuant to Section 2.21(b), first to pay any fees or expense reimbursements then due to the Agent, the Issuing Banks and the Revolving Lenders (other than in connection with Banking Services or Secured Swap Obligations), pro rata, second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances that may be outstanding, pro rata, third to prepay the principal of any Protective Advances that may be outstanding, pro rata, and fourth to prepay the principal of the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure, pro rata.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Revolving Lender may request that Revolving Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Revolving Lender a promissory note payable to such Revolving Lender and its registered assigns and in substantially the form of Exhibit G hereto.

SECTION 2.11 Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (d) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Revolving Borrowing in whole or in part without premium or penalty (but subject to Section 2.16).

(b) Except for Protective Advances and Overadvance Loans permitted under Section 2.04, in the event and on each Business Day on which the total Revolving Exposure exceeds the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base, the Borrowers shall promptly prepay first, any outstanding Swingline Loans in an amount equal to such excess Swingline Loans, second, if any excess remains after prepaying all Swingline Loans, any outstanding Revolving Loans in an amount equal to any remaining excess and third, if any excess remains after prepaying all Swingline Loans and all Revolving Loans, depositing an amount in cash in an amount equal to any remaining excess in the LC Collateral Account.

(c) On each occasion that a Non-Ordinary Course Asset Disposition or Recovery Event occurs when Excess Availability is less than 12.5% of the lesser of (i) the aggregate Revolving Commitments and (ii) the Borrowing Base, the Borrowers shall promptly prepay after receipt of any Net Cash Proceeds therefrom, first, any outstanding Swingline Loans, in an amount equal to such Net Cash Proceeds, second, if any Net Cash Proceeds remain after prepaying all Swingline Loans, any outstanding Revolving Loans in an amount equal to any remaining Net Cash Proceeds, and third, if any Net Cash Proceeds remain after prepaying all Swingline Loans and all Revolving Loans, depositing an amount in cash equal to any remaining Net Cash Proceeds in the LC Collateral Account.

(d) The Borrower Agent shall notify the Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Rate Borrowing, not later than 12:00 noon, New York City time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees. (a) The Borrowers agree to pay to the Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each January, April, July and October and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fees only, no portion of the Revolving Commitments shall be deemed utilized as a result of outstanding Swingline Loans.

(b) The Borrowers agree to pay (i) to the Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Rate Revolving Loans on the daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum or such other percentage per annum to be agreed upon between the Borrower Agent and such Issuing Bank of the daily stated amount of such Letter of Credit, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that no fronting fee payable pursuant to this clause (ii) shall be less than $500.00 per annum. Participation fees and fronting fees accrued through and including the last day of each March, June, September and December shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Agent, for its own account, such agency fees as may be separately agreed upon by the Company and the Agent, including pursuant to the Fee Letter, payable in the amounts and at the times so agreed.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest. (a) The Revolving Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Revolving Loans comprising each LIBOR Rate Borrowing shall bear interest at the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR Rate or LIBOR Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Rate Borrowing:

(i) the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period; or

(ii) the Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall promptly give notice thereof to the Borrower Agent and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Agent notifies the Borrower Agent and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Rate Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) if any Borrowing Request requests a LIBOR Rate Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15 Increased Costs. (a) If any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR Rate) or Issuing Bank; or impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, following delivery of the certificate contemplated by paragraph (c) of this Section, the Borrowers will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section the Borrowers will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Agent pursuant to Section 2.19 or 9.02(e), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Rate Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Borrower Agent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct, withhold, or remit any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Loan Party is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Loan Party shall promptly notify the relevant Lender, Agent or Issuing Bank upon becoming aware of the same. In addition, each Lender, Agent or Issuing Bank shall promptly notify a Loan Party upon becoming aware of any circumstances as a result of which a Loan Party is or would be required to make any deduction or withholding from any sum payable hereunder.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Agent, the Co-Collateral Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Co-Collateral Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Agent by a Lender or an Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender, Co-Collateral Agent or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower Agent (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Agent as will permit such payments to be made without withholding or at a reduced rate (including any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code). In particular, on or prior to the date which is ten (10) Business Days after the Effective Date, each Foreign Lender shall deliver to the Borrower Agent (with a copy to the Agent) two duly signed, properly completed copies of Internal Revenue Service (“IRS”) Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on payments to be made to such Foreign Lender by any Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), IRS Form W-8ECI or any successor thereto (relating to payments to be made to such Foreign Lender by any Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document), IRS Form W-8IMY (and any applicable underlying IRS Forms) or such other evidence reasonably satisfactory to the Borrower Agent and the Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower Agent and the Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to a Borrower with the meaning of Section 864(d)(4) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly so long as it is eligible to do so submit to the Borrower Agent (with a copy to the Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower Agent and the Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by any Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower Agent and (3) from time to time thereafter if reasonably requested by the Borrower Agent or the Agent, and (B) promptly notify the Borrower Agent and the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction. For the avoidance of doubt, if, as a result of a Change in Law, a Foreign Lender is no longer legally able to provide documentation with respect to an exemption from or a reduction of withholding tax, such Foreign Lender will be treated as complying with this Section 2.17(e) and such inability will not affect the Foreign Lender’s rights under Section 2.17(a).

(f) Each Lender, Agent or Issuing Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, agrees to complete and deliver to the Borrower Agent a statement signed by an authorized signatory of the Lender to the effect that it is a United

States person together with a duly completed and executed copy of IRS Form W-9 or successor form and any documentation necessary to prevent withholding under Sections 1471 or 1472 of the Code, to the extent applicable.

(g) If the Agent or a Lender determines, in good faith in its reasonable sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Agent or such Lender in good faith in its sole discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Loan Party or any other Person.

(h) If the Borrower Agent determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.17, the relevant Lender, Agent or Issuing Bank shall cooperate with the Borrower Agent in challenging such Indemnified Taxes or Other Taxes, at the Borrowers’ expense, if so requested by the Borrower Agent in writing.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent to the applicable account designated to the Borrower Agent by the Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Agent hereunder shall be deemed to have been made by the time required if the Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Agent to make such payment. At all times that the circumstances specified in Section 2.21(d) are in effect, solely for purposes of determining the amount of Revolving Loans available for borrowing purposes, checks and cash or other immediately available funds from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the applicable Obligations, on the day of receipt, subject to actual collection.

(b) Subject in all respects to the provisions of the Intercreditor Agreement, all proceeds of Collateral received by the Agent after an Event of Default has occurred and is continuing shall upon election by the Agent or at the direction of the Required Lenders be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agent, the Co-Collateral Agent or any Issuing Bank from the Borrowers (other than in connection with Banking Services or Secured Swap Obligations), second, ratably, to pay any fees or expense reimbursements then due to the Revolving Lenders from the Borrowers (other than in connection with Banking Services or Secured Swap Obligations), third, to pay interest due and payable in respect of any Revolving Loans (including any Swingline Loans) and any Protective Advances, ratably, fourth, to pay the principal of the Protective Advances, fifth, to prepay principal on the Revolving Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably, sixth, to pay an amount to the Agent equal to 103% of the LC Exposure on such date, to be held in the LC Collateral Account as cash collateral for such Obligations, seventh, to pay any amounts owing with respect to Banking Services and Secured Swap Obligations, ratably, eighth, to the payment of any other Obligation due to the Agent, the Co-Collateral Agent or any Revolving Lender by the Borrowers, ninth, as provided for under the Intercreditor Agreement and tenth, to the Borrowers or as the Borrower Agent shall direct.

(c) If any Revolving Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Revolving Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Revolving Lender, then the Revolving Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Revolving Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (A) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (B) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Revolving Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Revolving Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Revolving Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Agent shall have received notice from the Borrower Agent prior to the date on which any payment is due to the Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) Anything contained herein to the contrary notwithstanding, the Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by the Agent that are otherwise to be provided to a Defaulting Lender hereunder, and may apply such funds to such Defaulting Lender’s defaulted obligations or readvance such funds to the Borrowers in connection with the funding of any Revolving Loan or issuance of any Letters of Credit hereunder, including cash collateralization thereof, in accordance with this Agreement.

SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, then the Borrower Agent may, at its sole expense and effort, upon notice to such Lender and the Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower Agent shall have received the prior written consent of the Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. The Agent is irrevocably appointed as attorney-in-fact to execute any Assignment and Assumption(s) if the Defaulting Lender fails to execute the same. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Agent to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower or any Lender may have against any Lender that is a Defaulting Lender.

SECTION 2.20 Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Effective Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower Agent through the Agent, any obligations of such Lender to make or continue LIBOR Rate Loans or to convert ABR Borrowings to LIBOR Rate Borrowings shall be suspended until such Lender notifies the Agent and the Borrower Agent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower Agent shall upon demand from such Lender (with a copy to the Agent), either convert all LIBOR Rate Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.

SECTION 2.21 Cash Receipts. (a) Each Loan Party shall, within sixty (60) days after the Effective Date (or such later date approved by the Agent in its reasonable discretion), enter into a control agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Agent, with the Agent and any bank with which such Loan Party maintains a DDA (other than an Excluded Account) (collectively, the “Blocked Accounts”).

(b) Each Borrower agrees that it will cause all proceeds of the ABL First Lien Collateral (other than the Uncontrolled Cash) to be deposited into a Blocked Account, which deposits may be made through a remote scanning process for purposes of depositing payment items into the Blocked Accounts from time to time. Each Borrower agrees that it will promptly cause all such payment items to be scanned and deposited into Blocked Accounts and will provide copies at the Agent’s reasonable written request of any and all agreements entered into by a Borrower with any third party that provides the scanning equipment or the services to reconcile the invoices with any scanned payment items.

(c) Each Blocked Account Agreement shall require, after the occurrence and during the continuance of an Event of Default or other Liquidity Event (and delivery of notice thereof from the Agent to the Borrower Agent and the other parties to such instrument or agreement) the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date shall have occurred), of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account (net of such minimum balance, not to exceed $250,000 as may be required to be maintained in the subject Blocked Account by the bank at which such Blocked Account is maintained and other than any Uncontrolled Cash), to an account maintained by the Agent at BANA (the “BANA Account”) or such other account as directed by the

Agent. Subject to the terms of the Security Agreement, all amounts received in the BANA Account or such other account shall be applied (and allocated) by the Agent in accordance with Section 2.10(b); provided that if the circumstances described in Section 2.18(b) are applicable, all such amounts shall be applied in accordance with such Section 2.18(b).

(d) If, at any time after the occurrence and during the continuance of an Event of Default or other Liquidity Event, any cash or cash equivalents owned by any Loan Party (other than (i) an amount not to exceed $10,000,000 in the aggregate that is on deposit in a segregated DDA which the Borrower Agent designates in writing to the Agent as being the “uncontrolled cash account” (the “Designated Disbursement Account”), which funds shall not be funded from, or when withdrawn from the Designated Disbursement Account, shall not be replenished by, funds constituting proceeds of the ABL First Lien Collateral so long as such Event of Default or other Liquidity Event continues, (ii) de minimus cash or cash equivalents from time to time inadvertently misapplied by any Loan Party and (iii) payroll, trust and tax withholding accounts (other than Excluded Accounts) funded in the ordinary course of business and required by applicable law) are deposited to any account, or held or invested in any manner, otherwise than in a Blocked Account subject to a Blocked Account Agreement, the Agent shall be entitled to require the applicable Loan Party to close such account and have all funds therein transferred to a Blocked Account, and to cause all future deposits to be made to a Blocked Account.

(e) The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the contemporaneous execution and delivery to the Agent of a Blocked Account Agreement consistent with the provisions of this Section 2.21 and otherwise reasonably satisfactory to the Agent.

(f) Subject to clause (h) below, the BANA Account shall at all times be under the sole dominion and control of the Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Security Agreement, (i) such Loan Party has no right of withdrawal from the BANA Account, (ii) the funds on deposit in the BANA Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the BANA Account shall be applied as provided in this Agreement and the Intercreditor Agreement. In the event that, notwithstanding the provisions of this Section 2.21, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the BANA Account pursuant to Section 2.21(c), such proceeds and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall promptly be deposited into the BANA Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(g) So long as (i) no Event of Default has occurred and is continuing, and (ii) no other Liquidity Event as to which the Agent has notified the Borrower Agent has occurred and is continuing, the Loan Parties may direct, and shall have sole control over, the manner of disposition of funds in the Blocked Accounts.

(h) Any amounts held or received in the BANA Account (including all interest and other earnings with respect thereto, if any) at any time (x) after the Termination Date or (y) all Events of Default and other Liquidity Events have been cured shall (subject in the case of clause (x), to the provisions of the Intercreditor Agreement), be remitted to the operating account of the Company as specified by the Borrower Agent.

SECTION 2.22 Reserves; Change in Reserves; Decisions by Agent and Co-Collateral Agent. (a) The Agent and the Co-Collateral Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that, as a condition to the establishment of any new category of Reserves, or any increase in Reserves resulting from a change in the manner of determination thereof, any Required Reserve Notice shall have been given to the Borrower Agent. The amount of any Reserve established by the Agent or Co-Collateral Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of such notice, the Agent and Co-Collateral Agent shall be available to discuss the proposed Reserve or increase, and the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agent or the Co-Collateral Agent in the exercise of their Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent or the Co-Collateral Agent to establish or change such Reserve, unless the Agent or Co-Collateral Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrowers. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Receivable”, “Eligible Tire Inventory” or “Eligible Non-Tire Inventory” and vice versa, or reserves or criteria deducted in computing the cost or market value or Value of any Eligible Receivable, any Eligible Tire Inventory or any Eligible Non-Tire Inventory or the Net Orderly Liquidation Value of any Eligible Tire Inventory or any Eligible Non-Tire Inventory and vice versa.

(b) Anything contained herein to the contrary notwithstanding, (i) any Reserve may be established or increased by the Agent or Co-Collateral Agent without the consent of the other, and (ii) no Reserve may be decreased or eliminated without the consent of both the Agent and the Co-Collateral Agent.

SECTION 2.23 Revolving Commitment Increases. (a) So long as no Default or Event of Default then exists, or would result therefrom, the Borrower Agent shall have the right at any time, and from time to time, to request one or more increases in the amount of the total Commitments in an aggregate amount not to exceed $200,000,000 or, if less, the amount by which $650,000,000 exceeds the total Commitments then in effect (such amount, the “Aggregate Incremental Capacity”). Anything contained herein to the contrary notwithstanding, the aggregate amount of Commitments and, without duplication, Loans outstanding hereunder at any time, including the aggregate amount of Revolving Commitment Increases, shall not exceed $650,000,000 at any time.

(b) Revolving Commitment Increases. (i) The Agent or any other Person may arrange for existing Revolving Lenders to increase their Revolving Commitments or for other Persons to become a Revolving Lender hereunder and to issue revolving commitments in an amount equal to the amount of the increase in the aggregate total of Revolving Commitments requested by the Borrower Agent (each such increase by either means, a “Revolving Commitment Increase”, and each such Person issuing, or Lender increasing, its Revolving Commitment, an “Additional Revolving Commitment Lender”); provided, however, that (A) no Revolving Lender shall be obligated to provide a Revolving Commitment Increase as a result of any such request by the Borrower Agent, and the Borrower Agent shall not be obligated to provide any existing Revolving Lender with the opportunity to provide a Revolving Commitment Increase and (B) any Additional Revolving Commitment Lender which is not an existing Revolving Lender shall be an Eligible Assignee and shall be subject to the approval of the Agent, each Issuing Bank and the Borrower

Agent (each such consent not to be unreasonably withheld). Each Revolving Commitment Increase shall be in a minimum aggregate amount of at least $20,000,000 and in integral multiples of $1,000,000 in excess thereof. Each Revolving Commitment Increase shall be subject to the terms and conditions set forth in this Section 2.23(b) and any Revolving Loans pursuant to such Revolving Commitment Increase or new Revolving Commitments shall be on the same terms and conditions as all other Revolving Loans, except with respect to any fees payable in connection therewith as may be separately agreed among the Borrower Agent and the Additional Revolving Commitment Lenders.

(ii) No Revolving Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(A) the Borrower Agent, the Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a customary joinder to the Loan Documents;

(B) the Borrowers shall have paid such fees and other compensation as the Borrower Agent and each such Additional Revolving Commitment Lender may agree;

(C) the Borrower Agent shall have delivered to the Agent and the Revolving Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent (it being agreed that the counsel that delivers the legal opinions on the Effective Date shall be satisfactory to the Agent) and dated such date;

(D) to the extent requested by any Additional Revolving Commitment Lender, a promissory note will be issued at the Borrowers’ expense, to each such Additional Revolving Commitment Lender, to be in conformity with the requirements of Section 2.10 (with appropriate modification) to the extent necessary to reflect the new Revolving Commitment of such Additional Revolving Commitment Lender; and

(E) the Borrower Agent shall have delivered to the Agent (1) the resolutions adopted by each Borrower approving or consenting to such Revolving Commitment Increase and (2) a certificate of a Responsible Officer of the Company to the effect that, after giving effect to the requested Revolving Commitment Increase, (x) no Event of Default shall have occurred and be continuing and (y) the representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Revolving Credit Increase, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(iii) The Agent shall promptly notify each Lender as to the effectiveness of each Commitment Increase (with each date of such effectiveness being referred to herein as a “Revolving Commitment Increase Date”), and at such time (A) the aggregate total Revolving Commitments and the aggregate total Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolving Commitment Increases, (B) the Commitment Schedule shall be deemed modified, without further action, to reflect the revised Revolving Commitments of the Lenders, and (C) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such increased aggregate total Commitments.

(iv) In connection with Revolving Commitment Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (A) the Borrowers shall, in coordination with the Agent, (1) repay outstanding Revolving Loans of certain Lenders, and obtain Revolving Loans from certain other Revolving Lenders (including the Additional Revolving Commitment Lenders), or (2) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Revolving Lenders effectively participate in each of the outstanding Revolving Loans pro rata on the basis of their Applicable Percentages (determined after giving effect to any increase in the aggregate total Revolving Commitments pursuant to this Section 2.23); and (B) the Borrowers shall pay to the Revolving Lenders any costs of the type referred to in Section 2.16 in connection with any repayment and/or prepayment of Revolving Loans required pursuant to preceding clause (A). Without limiting the obligations of the Borrowers provided for in this Section 2.23(b), the Agent and the Lenders agree that they will use their commercially reasonable efforts to attempt to minimize the costs of the type referred to in Section 2.16 which the Borrowers would otherwise occur in connection with the implementation of an increase in the aggregate total Revolving Commitments and the aggregate total Commitments hereunder.

SECTION 2.24 Borrower Agent. Each Borrower hereby designates the Company as its representative and agent (in such capacity, the “Borrower Agent”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base Certificates and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, the Co-Collateral Agent, the Issuing Banks or any Lender. The Borrower Agent hereby accepts such appointment. The Agent, the Issuing Banks, the Co-Collateral Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. The Agent, the Issuing Banks, the Co-Collateral Agent and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Agent on behalf of such Borrower. Each of the Agent, the Co-Collateral Agent, the Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Agent for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Agent shall be binding upon and enforceable against it. Anything contained herein to the contrary notwithstanding, no Borrower (other than the Borrower Agent) shall be authorized to request any Borrowing or Letter of Credit hereunder without the prior written consent of the Company.

SECTION 2.25 Joint and Several Liability of the Borrowers. (a) Each Borrower agrees that it is absolutely and unconditionally jointly and severally liable, as co-borrower, for the prompt payment and performance of all Obligations and all agreements of each of the Borrowers under the Loan Documents. Each Borrower agrees that its co-borrower obligations hereunder are direct obligations of payment and not of collection, that such obligations shall not be discharged until the Termination Date.

(b) It is agreed among each Borrower, the Agent, the Co-Collateral Agent, the Issuing Banks and the Lenders that the provisions of this Section 2.25 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Agent, the Co-Collateral Agent, the Issuing Banks and the Lenders would decline to make Loans and issue Letters of Credit. Each Borrower acknowledges that its obligations pursuant to this Section are necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(c) Nothing contained in this Agreement (including any provisions of this Section 2.25 to the contrary) shall limit the liability of (i) any Borrower to pay Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Exposure and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder, or (ii) the Company in respect of all of the Obligations under the Loan Documents. The Agent, the Co-Collateral Agent, the Issuing Banks and the Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

(d) Each Borrower has requested that the Agent and the Lenders make this credit facility available to the Borrowers on a combined basis, in order to finance the Borrowers’ business most efficiently and economically. The Borrowers’ business is a mutual and collective enterprise, and the Borrowers believe that consolidation of their credit facility will enhance the borrowing power of each Borrower and ease the administration of their relationship with the Lenders, all to the mutual advantage of the Borrowers. The Borrowers acknowledge and agree that the Agent’s and the Lenders’ willingness to extend credit to the Borrowers and to administer the Collateral on a combined basis, as set forth herein, is done solely as an accommodation to the Borrowers and at the Borrowers’ request.

(e) In any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Borrower under this Section 2.25 or under this Agreement would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Borrower’s liability under this Section 2.25 or under this Agreement, then, notwithstanding any other provision of this Section 2.25 to the contrary, the amount of such liability shall, without any further action by the Borrowers or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Borrower’s maximum liability (“Borrower’s Maximum Liability”). This Section 2.25(e) with respect to the Borrower’s Maximum Liability of each Borrower is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Borrower nor any other Person or entity shall have any right or claim under this Section with respect to such Borrower’s Maximum Liability, except to the extent necessary so that the obligations of any Borrower hereunder shall not be rendered voidable under applicable law. Each Borrower agrees that the Obligations may at any time and from time to time exceed the Borrower’s Maximum Liability of each Borrower without impairing this Section 2.25 or this Agreement, or affecting the rights and remedies of the Lenders hereunder, provided that nothing in this sentence shall be construed to increase any Borrower’s obligations hereunder beyond its Borrower’s Maximum Liability.

(f) In the event any Borrower (a “Paying Borrower”) shall make any payment or payments under this Section 2.25 or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Agreement, each other Borrower (each a “Non-Paying Borrower”) shall contribute to such Paying Borrower an amount equal to such Non-Paying Borrower’s “Borrower Percentage” of such payment or payments made, or losses suffered, by such Paying Borrower. For purposes of this Section 2.25, each Non-Paying Borrower’s “Borrower Percentage” with respect to any such payment or loss by a Paying Borrower shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Borrower’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Borrower’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Borrower from any other Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Borrower’s Maximum Liability of all Borrowers hereunder (including such Paying Borrower) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Borrower’s Maximum Liability has not been determined for any Borrower, the aggregate amount of all monies received by such Borrowers from any other Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Borrower’s several liability for the entire amount of the Obligations (up to such Borrower’s Maximum Liability). Each of the Borrowers covenants and agrees that its right to receive any contribution under this Section 2.25 from a Non-Paying Borrower shall be subordinate and junior in right of payment to the Obligations until the Termination Date. This provision is for the benefit of all of the Agent, the Co-Collateral Agent, the Issuing Banks, the Lenders, the Borrowers and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 2.26 Loan Account; Statement of Obligations. (a) The Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Indebtedness of the Borrowers resulting from each Revolving Loan or issuance of a Letter of Credit from time to time and all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses. Any failure of the Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder. The Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations. In the absence of manifest error, entries made in the Loan Account shall constitute presumptive evidence of the information contained therein.

(b) The Borrowers hereby authorize the Agent, from time to time without prior notice to the Borrowers, to charge to the Loan Account all interest and all fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable by any Loan Party hereunder or under any of the other Loan Documents, all fees and costs provided for in Section 2.12, and all other payments due and payable under any Loan Document, which amounts so charged shall thereafter constitute Revolving Loans hereunder which shall accrue interest at the rate then applicable to Revolving Loans that are ABR Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof); provided that the Agent shall not be authorized to charge any such amount to the Loan Account unless the same shall not have been paid by any Loan Party when payment of such amount has otherwise become due and payable hereunder or under any other Loan Document. Any interest not paid by any Loan Party within two Business Days after such payment of such amount has otherwise become due and payable hereunder or under any other Loan Document shall be compounded by being charged to the Loan Account and shall thereafter constitute Loans hereunder and shall accrue interest at the rate then applicable to Loans that are ABR Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms hereof).

SECTION 2.27 Extensions of Revolving Loans and Revolving Commitments. (a) The Borrower Agent may at any time and from time to time request that all or a portion of the Revolving Commitments (including any previously extended Revolving Commitments) existing at the time of such request (each, an “Existing Revolving Commitment” and any related revolving loans under any such facility, “Existing Revolving Loans”) be exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Loans related to such Existing Revolving Commitments (any such Existing Revolving Commitments which have been so extended, “Extended Revolving Commitments” and any related Revolving Loans, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.27. Prior to entering into any Extension Agreement with respect to any Extended Revolving Commitments, the Borrower Agent shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Commitments) (a “Revolving Extension Request”) setting forth the proposed terms of the Extended Revolving Commitments to be established thereunder, which terms shall be identical to those applicable to the Existing Revolving Commitments from which they are to be extended (the “Specified Existing Revolving Commitment Class”) except (x) all or any of the final maturity dates of such Extended Revolving Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class, (y) the all-in pricing (including, without limitation, margins, fees and premiums) with respect to the Extended Revolving Commitments may be higher or lower than the all-in pricing (including, without limitation, margins, fees and premiums) for the Existing Revolving Commitments of the Specified Existing Revolving Commitment Class and (z) the commitment fee rate with respect to the Extended Revolving Commitments may be higher or lower than the commitment fee rate for Existing Revolving Commitments of the Specified Existing Revolving Commitment, in each case, to the extent provided in the applicable Extension Agreement; provided that, notwithstanding anything to the contrary in this Section 2.27 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Loans under any Extended Revolving Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Loans (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of this Agreement), (2) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the assignment and participation provisions set forth in Section 9.04 and (3)(I) in the case of Section 2.09, no permanent repayment of Extended Revolving Loans (and corresponding permanent reduction in the related Extended Revolving Commitments) shall be permitted unless all Existing Revolving Loans and all Existing Revolving Commitments of the Specified Existing Revolving Commitment Class, shall have been repaid in full and terminated, respectively and (II) in all other cases, no termination of Extended Revolving Commitments and no repayment of Extended Revolving Loans accompanied by a corresponding permanent reduction in

Extended Revolving Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by at least a pro rata termination or permanent repayment (and corresponding pro rata permanent reduction), as applicable, of the Existing Revolving Loans and Existing Revolving Commitments of the Specified Existing Revolving Commitment Class (or all Existing Revolving Commitments of such Class and related Existing Revolving Loans shall have otherwise been terminated and repaid in full). Any Extended Revolving Commitments of any Extension Series shall constitute a separate Class of Revolving Commitments from Existing Revolving Commitments of the Specified Existing Revolving Commitment Class and from any other Existing Revolving Commitments (together with any other Extended Revolving Commitments so established on such date).

(b) The Borrower Agent shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Class are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Revolving Commitments (or any earlier Extended Revolving Commitments) of an Existing Class subject to such Extension Request exchanged into Extended Loans/Commitments shall notify the Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Revolving Commitments (and/or any earlier Extended Revolving Commitments) which it has elected to convert into Extended Loans/Commitments, but in no event shall any Lender be required to become an Extending Lender. In the event that the aggregate amount of Revolving Commitments (and any earlier Extended Revolving Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Revolving Commitments (and any earlier Extended Revolving Commitments) subject to Extension Elections shall be exchanged to Extended Loans/Commitments on a pro rata basis based on the amount of Revolving Commitments (and any earlier Extended Revolving Commitments) included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Commitment into an Extended Revolving Commitment, such Extended Revolving Commitment shall be treated identically to all Existing Revolving Commitments of the Specified Existing Revolving Commitment Class for purposes of the obligations of a Revolving Lender in respect of Swingline Loans under Section 2.05 and Letters of Credit under Section 2.06, except that the applicable Extension Agreement may provide that the last day for making Swingline Loans and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics set forth in the applicable Extension Agreement) so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c) Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.27(c) and notwithstanding anything to the contrary set forth in Section 9.02, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Borrower Agent, the Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Section 2.27 and without limiting the generality or applicability of Section 9.02 to any Section 2.27 Additional Agreements, any Extension Agreement may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.27 Additional Agreement”) to this Agreement and the other Loan Documents; provided that such Section 2.27 Additional Agreements do not become effective prior to the time that such Section 2.27 Additional Agreements have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Loans/Commitments provided for in any Extension Agreement) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.27 Additional Agreements to become effective in accordance with Section 9.02. It is understood and agreed that each Lender has consented, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this Section 2.27 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.27 Additional Agreement. In connection with any Extension Agreement, the Borrower Agent shall deliver an opinion of counsel reasonably acceptable to the Agent (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence), (ii) to the effect that such Extension Agreement, including without limitation, the Extended Loans/Commitments provided for therein, does not conflict with or violate the terms and provisions of Section 9.02 of this Agreement and (iii) as to any other matter reasonably requested by the Agent.

SECTION 2.28 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Available Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, all affected Lenders, the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the lesser of the total of all non-Defaulting Lenders’ Revolving Commitments and the Borrowing Base and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three (3) Business Days following notice by the Agent (x) first, prepay the Swingline Exposure of such Defaulting Lender and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.28(c), the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.28(c), then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.28(c), then, without prejudice to any rights or remedies of the applicable Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.28(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.28(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) in the event and on the date that each of the Agent, the Borrower Agent, the Issuing Banks and the Swingline Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the other Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. Each of the Loan Parties and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to own its property and assets and to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans and the other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder are, to the extent applicable, within each applicable Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, equityholder action of such Loan Party. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and is a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.

SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by each of the Loan Parties of each of the Loan Documents to which it is a party, the borrowing of Loans and the other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and the Senior Secured Notes Security Documents; except, in each case other than with respect to the creation of Liens, to the extent that any such violation, default or right, or any failure to obtain such consent or approval or to take any such action, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change. (a) The unaudited pro forma consolidated balance sheet of Holdings and its consolidated Subsidiaries as of April 3, 2010 (including any notes thereto) (the “Pro Forma Balance Sheet” and such date, the “Pro Forma Balance Sheet Date”), copies of which have heretofore been furnished to each Lender, has been prepared giving effect (as if such events had occurred on such date) to the consummation of the Transactions. The Pro Forma Balance Sheet has been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof, and presents fairly on a pro forma basis the estimated financial position of Holdings and its consolidated Subsidiaries as at the Pro Forma Balance Sheet Date, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as of December 29, 2007, January 3, 2009, and January 2, 2010 and the related consolidated statements of income and of cash flows of Holdings and its consolidated Subsidiaries for the fiscal years ended on such dates, reported on by PricewaterhouseCoopers LLP, independent public accountants, present fairly in all material respects the consolidated financial position of Holdings and its consolidated Subsidiaries as of such dates and the consolidated results of operations and consolidated cash flows of Holdings and its consolidated Subsidiaries for the respective fiscal years ended as of such dates. The unaudited consolidated balance sheet of Holdings and its consolidated Subsidiaries as of April 3, 2010 and the related unaudited consolidated statements of income and cash flows of Holdings and its consolidated Subsidiaries for the three-month period ended on such date, and the corresponding statements of income and cash flows of Holdings and its consolidated Subsidiaries for the corresponding period of the prior fiscal year, present fairly in all material respects the consolidated financial condition of Holdings and its consolidated Subsidiaries as of such dates (subject to the absence of footnotes and normal year end adjustments) and the consolidated results of operations and consolidated cash flows of Holdings and its consolidated

Subsidiaries for the three-month period ended as of such dates (subject to the absence of footnotes and normal year end adjustments). All such financial statements have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Loan Party has any material liabilities or material obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether due or to become due, other than liabilities or obligations provided for in the financial statements referred to in this paragraph, liabilities or obligations arising in the ordinary course of business consistent with past practice or liabilities which would not be required to be disclosed in an audited balance sheet (or in the notes thereto) that is prepared in accordance with GAAP.

(c) No event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect, since the Effective Date.

SECTION 3.05 Properties. The Company and each of the Subsidiaries has good and insurable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its real properties (including all Mortgaged Properties) and has good and marketable title to its personal property and assets, in each case, except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Liens (i) permitted by Section 6.02 or (ii) arising by operation of law (which Liens, in the case of this clause (ii) do not materially interfere with the ability of Holdings, the Company or the relevant Subsidiary to carry on its business as now conducted or to utilize the affected properties or assets for their intended purposes).

SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Documents.

(b) Except for matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any Environmental Liability and (ii) no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 3.07 Compliance with Laws, No Default. Each Loan Party is in compliance with all Requirements of Law applicable to it or its property, except where the failure to be so in compliance, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. No Loan Party is an “investment company” as defined in, or is required to be registered under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. Each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 ERISA. No ERISA Event has occurred in the five year period prior to the date on which this representation is made or deemed made and is continuing or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

SECTION 3.11 Disclosure. (a) All written information (other than the Projections, the pro forma financial statements and estimates and information of a general economic or general industry nature) concerning Holdings, the Company, the Subsidiaries, the Transactions and any other transactions contemplated hereby prepared by or on behalf of the foregoing or their representatives and made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Information”), when taken as a whole, as of the date such Information was furnished to the Lenders and as of the Effective Date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates).

(b) The Projections, pro forma financial statements and estimates prepared by or on behalf of the Company or any of its representatives and that have been made available to any Lender or the Agent in connection with the Transactions on or before the date hereof (the “Other Information”) (i) have been prepared in good faith based upon assumptions believed to be reasonable as of the date thereof (it being recognized that such Other Information is as to future events and is not to be viewed as a fact, the Other Information is subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Company and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such Other Information may differ from the projected results and such differences may be material), and (ii) as of the Effective Date, have not been modified in any material respect by the Company.

SECTION 3.12 Solvency. As of the Effective Date, and immediately after giving effect to the Merger and the consummation of the other Transactions to occur on the Effective Date, (i) the fair value of the assets of the Company and its Subsidiaries, on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company and its Subsidiaries, on a consolidated basis; (ii) the present fair saleable value of the property of the Company and its Subsidiaries, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of the Company and its Subsidiaries on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and its Subsidiaries, on a consolidated basis, will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and its Subsidiaries, on a consolidated basis, will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Effective Date.

SECTION 3.13 Insurance. All insurance required by Section 5.10 is in full force and effect and all premiums in respect of such insurance have been duly paid. The Company believes that the insurance maintained by or on behalf of the Company and the Subsidiaries is adequate and is in accordance with normal industry practice.

SECTION 3.14 Capitalization and Subsidiaries. As of the date hereof, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Company of each and all of the Company’s Subsidiaries, (b) a true and complete listing of each class of each of the Company’s and each Subsidiary’s authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Company and each of its Subsidiaries. All of the issued and outstanding Equity Interests of the Subsidiaries owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens (other than Liens permitted pursuant to Section 6.02). As of the Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests or powers of attorney granted by the Company or a Subsidiary of the Company relating to Equity Interests of the Company or any Subsidiary.

SECTION 3.15 Security Interest in Collateral. The provisions of the Collateral Documents are effective to create legal and valid Liens on the applicable Collateral described in each therein in favor of the Agent, for the benefit of the Agent, the Co-Collateral Agent, the Lenders and the other Secured Parties (to the extent such matter is governed by the law of the United States or a jurisdiction therein); and upon the taking of all actions described in the Loan Documents (but subject to the limitations set forth therein), including, without limitation, the filing of UCC financing statements covering the appropriate Collateral in the state of organization of each applicable Loan Party and the filings of short form agreements in respect of registered and applied for United States federal intellectual property owned by each Loan Party, such Liens will constitute perfected Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other Liens permitted under Section 6.02, to the extent any such Permitted Encumbrances or such Liens would have priority over the Liens in favor of the Agent pursuant to any applicable law or otherwise, (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral and (c) subject to and as provided for under the terms of the Intercreditor Agreement, the Liens granted to the Noteholder Collateral Agent under the Senior Secured Notes Security Documents.

SECTION 3.16 Labor Disputes. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Loan Party pending or, to the knowledge of the Company, threatened, (b) the hours worked by and payments made to employees of the Loan Parties and the

Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters and (c) all payments due from any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Company or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Company or any of the Subsidiaries (or any predecessor) is bound.

SECTION 3.17 Federal Reserve Regulations. (a) On the Effective Date, none of the Collateral is Margin Stock.

(b) None of Holdings, the Company and the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation T, U or X.

SECTION 3.18 Senior Indebtedness. The obligations of the Borrowers under the Loan Documents (a) for principal (including reimbursement obligations with respect to Letters of Credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement), premium (if any), fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the Loan Documents constitute “Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents, and (b) for unpaid principal (including reimbursement obligations with respect to drawn Letters of Credit) and accrued interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the applicable agreement) constitute “Designated Senior Indebtedness” under and as defined in the Senior Subordinated Note Documents. The Secured Obligations constitute “ABL Debt Obligations” under and as defined in the Intercreditor Agreement.

SECTION 3.19 Intellectual Property. Each Loan Party owns or has the lawful right to use all material intellectual property used in the conduct of its business, without conflict with any intellectual property rights of others, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to any Borrower’s knowledge, threatened claim that any Loan Party’s ownership, use, marketing, sale or distribution of any Inventory or other product violates another Person’s intellectual property rights.

SECTION 3.20 Use of Proceeds. The proceeds of the Revolving Loans, Swingline Loans and the Letters of Credit shall be used (a) to pay a portion of the Merger Funds, including, to pay a portion of the amount needed for the redemption, defeasance and/or tender of the Existing Notes, and (b) for capital expenditures, working capital needs of the Company and its Subsidiaries and for general corporate purposes.

SECTION 3.21 Anti-Terrorism Laws. Each Loan Party is in compliance in all material respects with all Anti-Terrorism Laws applicable to it or its property.

ARTICLE IV.

CONDITIONS

SECTION 4.01 Effective Date. This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Agent (which may include facsimile or email transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (ii) duly executed copies of the other Loan Documents.

(b) Legal Opinions. The Agent shall have received, on behalf of itself and the Lenders on the Effective Date, a favorable written opinion of (i) Simpson Thacher & Bartlett LLP, counsel for Holdings and the Company, in form and substance reasonably satisfactory to the Agent and (ii) local or other counsel reasonably satisfactory to the Agent as specified on Schedule 4.01(b), in each case (A) dated the Effective Date, (B) addressed to the Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Agent and covering such other matters relating to the Loan Documents as the Agent shall reasonably request.

(c) Financial Statements and Projections. The Agent shall have received (i) the Pro Forma Balance Sheet, (ii) the financial statements referred to in Section 3.04(b) and (iii) pro forma forecasts prepared by management of Holdings, giving effect to the Transactions, of balance sheets, income statements and cash flow statements on a monthly basis for the first year following the Effective Date and on an annual basis commencing with the 2010 fiscal year through the end of the 2014 fiscal year.

(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the Financial Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(e) Specified Representations Certificate. The Agent shall have received a certificate, signed by a Responsible Officer of the Company, dated the Effective Date stating that the Specified Representations are true and correct as of such date.

(f) Fees. The Lenders, the Joint Lead Arrangers, the Agent and the Co-Collateral Agent shall have received all fees required to be paid on the Effective Date, and all reasonable out-of-pocket expenses required to be paid on the Effective Date and for which invoices have been presented to the Company at least two Business Days prior to the Effective Date (including the reasonable documented fees and expenses of legal counsel), on or before the Effective Date.

(g) Lien and Judgment Searches. The Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or Liens discharged on or prior to the Effective Date pursuant to documentation reasonably satisfactory to the Agent.

(h) Intercreditor Agreement. The Agent, the Noteholder Collateral Agent (as defined in the Intercreditor Agreement) and the Loan Parties shall have executed and delivered the Intercreditor Agreement.

(i) Funding Account. The Agent shall have received a notice setting forth the deposit account of the Borrower Agent (the “Funding Account”) to which the Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(j) Solvency. The Agent shall have received a customary certificate from the chief financial officer of the Company certifying that the Company and its Subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on the Effective Date, are solvent (within the meaning of Section 3.12).

(k) Borrowing Base Certificate. The Agent shall have received prior to the Effective Date a Borrowing Base Certificate which calculates the Borrowing Base as of the last Business Day of the most recent fiscal month ended at least ten (10) Business Days prior to the Effective Date.

(l) Pledged Stock; Stock Powers; Pledged Notes. The Agent (or its bailee) shall have received (i) the certificates representing the shares of Equity Interests required to be pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) required to be pledged to the Agent (or its bailee) pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m) Perfection Certificate; Filings, Registrations and Recordings. The Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Company, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agent to be filed, registered or recorded in order to create in favor of the Agent, for the benefit of the Agent, the Co-Collateral Agent, the Lenders and other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation; provided that, to the extent any security interest in any Collateral cannot be provided and/or perfected on the Effective Date (other than the pledge and perfection of the security interests (i) in the Equity Interests of the Company and its Domestic Subsidiaries and (ii) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the UCC) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition under this Section 4.01, but instead shall be required to be delivered after the Effective Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Company acting reasonably (and in any event within 90 days after the Effective Date or such longer period as may be reasonably agreed by the Agent).

(n) Material Adverse Effect. (i) Except as set forth in Section 3.6 of the disclosure schedules to the Acquisition Agreement, since January 2, 2010 through the date of the Acquisition Agreement, there has not been any event, circumstance, development, condition, occurrence, state of facts, change or effect which, individually or in the aggregate, has had a “Company Material Adverse Effect” (as defined in the Acquisition Agreement) and (ii) since the date of the Acquisition Agreement, no events, circumstances, developments, conditions, occurrences, state of facts, changes or effects shall have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(o) Transactions. (i) The Merger shall have been consummated, or substantially simultaneously with the Effective Date, shall be consummated, in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, consents or waivers by TopCo or Merger Sub that are material and adverse to the Lenders or the Agent as reasonably determined by the Agent (it being understood that any modification, amendment, consent or waiver to the definitions of “Company Material Adverse Effect”, “Outside Date” or “Marketing Period” contained in the Acquisition Agreement shall be deemed to be material and adverse to the Lenders and the Agent), without the prior consent of the Agent (such consent not to be unreasonably withheld, delayed or conditioned), (ii) the Equity Contribution shall have been made in at least the amount set forth in the recitals to this Agreement, (iii) concurrently with the consummation of the Merger, the Refinancing shall have been consummated and (iv) the Company shall have received, or substantially simultaneously with the Effective Date, shall receive (i) no more than $200,000,000 in aggregate gross cash proceeds from the issuance of the Senior Subordinated Notes on the terms set forth in the Senior Subordinated Notes

Documentation and (ii) no more than $250,000,000 in aggregate gross cash proceeds from the issuance of the Senior Secured Notes on the terms set forth in the Senior Secured Notes Documentation.

(p) Insurance. The Agent shall have received endorsements naming the Agent (together with the Trustee, as applicable) as an additional insured or loss payee, as applicable, subject to the terms of the Intercreditor Agreement.

(q) PATRIOT Act. The Agent shall have received on or prior to the Effective Date, all documentation and other information about the Borrowers and the other Loan Parties as had been reasonably requested in writing at least 7 days prior to the Effective Date by the Agent that it reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

The Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Revolving Lender to make a Revolving Loan on the occasion of any Revolving Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The Agent shall have received, in the case of a Revolving Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03) or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Agent shall have received a Swingline Borrowing Request as required by Section 2.05(a).

(b) The representations and warranties of the Loan Parties set forth in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date); provided that on the Effective Date, only the Specified Representations shall be required to be made.

(c) After the Effective Date, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit (other than an amendment, extension or renewal of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (b) and (c).

ARTICLE V.

AFFIRMATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 5.01 Financial Statements; Borrowing Base and Other Information. The Company will furnish to the Agent (which will promptly furnish such information to the Lenders):

(a) within ninety (90) days after the end of each fiscal year of the Company (or, solely with respect to the first fiscal year ending after the Effective Date, as soon as available, but in any event within 120 days), its audited consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (whose opinion shall not be qualified as to scope of audit or as to the status of the Company and its consolidated Subsidiaries as a going concern) to the effect that such consolidated financial statements present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, solely with respect to the first three of such fiscal quarters ending after the Effective Date, as soon as available, but in any event within 60 days), its consolidated balance sheet and related statements of earnings, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) within thirty (30) days after the end of each of the first two fiscal months of each fiscal quarter of the Company (or, solely with respect to the first eight of such fiscal months ending after the Effective Date, as soon as available, but in any event within 45 days), its consolidated balance sheet and related statements of earnings and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a certificate of a Financial Officer of the Company in substantially the form of Exhibit C (i) certifying that no Event of Default or Default has occurred and, if an Event of Default or Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth, in the case of the financial statements delivered under clause (a) or (b), reasonably detailed calculations of the Fixed Charge Coverage Ratio (whether or not a Trigger Event then exists) as of the end of the period to which such financial statements relate, (iii) describing in reasonable detail such information with respect to Permitted Acquisitions consummated during the preceding fiscal quarter as the Agent or the Co-Collateral Agent may reasonably require, to the extent such information has not previously been supplied to the Agent or the Co-Collateral Agent hereunder, (iv) certifying as to the calculations and basis, in reasonable detail, of any cost savings added back to EBITDA pursuant to the provisions of clause (a)(xiii) of the definition thereof), and (v) certifying, in the case of the financial statements delivered under clause (a), a list of names of all Immaterial Subsidiaries (if any) and Unrestricted Subsidiaries (if any), that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary or Unrestricted Subsidiary, as applicable, and that all Domestic Subsidiaries listed as Immaterial Subsidiaries in the aggregate comprise less than 10% of Total Assets of the Company and the Subsidiaries at the end of the period to which such financial statements relate and represented (on a contribution basis) less than 10% of EBITDA for the period to which such financial statements relate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Event of Default under Section 6.12 (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) concurrently with any delivery of consolidated financial statements under clause (a) or (b) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(g) within ninety (90) days (or, solely with respect to the first fiscal year ending after the Effective Date, 120 days) after the beginning of each fiscal year, a detailed consolidated budget of the Company and its Subsidiaries by month for such fiscal year (including a projected consolidated balance sheet and the related consolidated statements of projected cash flows and projected income of the Company and its consolidated Subsidiaries for each quarter of such fiscal year);

(h) as soon as available but in any event on or prior to the 20th day of each fiscal month, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month, together with such supporting information in connection therewith as the Agent or the Co-Collateral Agent may reasonably request, and which may include, without limitation, Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, deliver to the Agent and the Co-Collateral Agent a reasonably detailed calculation of Eligible Tire Inventory, Eligible Non-Tire Inventory, Eligible Receivables and the Value of Inventory; provided that upon the occurrence and during the continuance of a Liquidity Event, the Company shall deliver a

Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday (or, at any time that an Event of Default exists, more frequently as may be requested by the Agent or the Co-Collateral Agent);

(i) at the Agent’s request, concurrently with the delivery of the Borrowing Base Certificate, deliver to the Agent and the Co-Collateral Agent a schedule of Inventory as of the last Business Day of the immediately preceding month or week, as applicable, of the Borrowers, itemizing and describing the kind, type and quantity of Inventory, the applicable Borrower’s Cost thereof and the location thereof.

(j) at the Agent’s request, concurrently with the delivery of the Borrowing Base Certificate, thereafter deliver to the Agent and the Co-Collateral Agent a schedule of Receivables which (i) shall be as of the last Business Day of the immediately preceding month or week, as applicable, (ii) shall be reconciled to the Borrowing Base Certificate as of such last Business Day, and (iii) shall set forth a detailed aged trial balance of all of the Borrowers’ then existing Receivables, specifying the names, balance due and, if an Event of Default then exists, the addresses, for each Account Debtor obligated on any Receivable so listed.

(k) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by Holdings, the Company or any Subsidiary with the SEC, or with any national securities exchange, or, after an initial public offering of shares of capital stock of Holdings or the Company, distributed by Holdings or the Company to its shareholders generally, as the case may be;

(l) not later than any date on which financial statements are delivered with respect to any period in which a Pro Forma Adjustment is made, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor;

(m) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(n) as promptly as reasonably practicable from time to time following the Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Agent (on behalf of any Lender) may reasonably request.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Company and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any direct or indirect parent of Holdings) or (B) the Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or a parent thereof), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified as to the scope of audit or as to the status of Holdings (or such parent) and its consolidated subsidiaries as a going concern.

Documents required to be delivered pursuant to clauses (a), (b) or (j) of this Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the Internet at the website address provided to the Agent from time to time in writing; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) upon written request by the Agent, the Company shall deliver paper copies of such documents to the Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Agent and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the compliance certificates required by clause (d) of this Section 5.01 to the Agent.

SECTION 5.02 Notices of Material Events. The Company will furnish to the Agent written notice of the following promptly after any Responsible Officer of Holdings or the Company obtains knowledge thereof:

(a) the occurrence of any Event of Default or Default;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Company or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any loss, damage or destruction to the Collateral in the amount of $20,000,000 or more, whether or not covered by insurance;

(d) any default notice received by a Responsible Officer of the Company with respect to any leased location or public warehouse that contains Inventory in the amount of $25,000,000 or more; or

(e) the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned, disposed or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except (i) other than with respect to Holdings’ or the Company’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.03.

SECTION 5.04 Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and where such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties. Each Loan Party will, and will cause each Subsidiary to (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in good repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Books and Records; Inspection Rights; Appraisals; Field Examinations. (a) Each Loan Party will, and will cause each Subsidiary to, (i) keep proper books of record and account in accordance with GAAP in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Agent or the Co-Collateral Agent (including employees of the Agent or the Co-Collateral Agent or any consultants, accountants, lawyers and appraisers retained by the Agent or the Co-Collateral Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including non-privileged environmental assessment reports and Phase I or Phase II studies in the possession and control of the Company, any Loan Party or any Subsidiary, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and with representatives of the Company present, but not more than two per fiscal year (or, during the occurrence and continuation of an Event of Default, as often as reasonably requested).

(b) At reasonable times during normal business hours and upon reasonable prior notice (except when an Event of Default exists) that the Agent or the Co-Collateral Agent requests,

independently of or in connection with the visits and inspections provided for in clause (a) above, (i) the Borrowers will grant access to the Agent or the Co-Collateral Agent (including employees of the Agent or the Co-Collateral Agent or any consultants, accountants, lawyers and appraisers retained by the Agent or the Co-Collateral Agent) to such Person’s books, records, accounts and Inventory so that the Agent or the Co-Collateral Agent or an appraiser retained by the Agent or the Co-Collateral Agent may conduct an Inventory appraisal and (ii) the Agent or the Co-Collateral Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Agent or the Co-Collateral Agent may deem necessary or appropriate; provided that (i) the Agent and the Co-Collateral Agent may, together, conduct no more than one such appraisal and one such field examination in any period of 12 consecutive months following the date upon which Excess Availability is equal to or greater than 50% of the lesser of (1) the aggregate Revolving Commitments and (2) the Borrowing Base, (ii) the Agent and the Co-Collateral Agent may, together, conduct no more than two such appraisals and two such field examinations in any period of 12 consecutive months following the date upon which Excess Availability is for five (5) consecutive Business Days equal to or greater than 15%, but less than 50% of the lesser of (1) the aggregate Revolving Commitments and (2) the Borrowing Base, (iii) the Agent and the Co-Collateral Agent may, together, conduct up to three (3) such appraisals and three such field examinations in any period of 12 consecutive months following any date upon which Excess Availability is for five (5) consecutive Business Days less than 15% of the lesser of (1) the aggregate Revolving Commitments and (2) the Borrowing Base, and (iv) the Agent or the Co-Collateral Agent may conduct as many appraisals and field examinations as it may request during the existence and continuance of an Event of Default. All such appraisals, field examinations and other verifications and evaluations shall be at the sole expense of the Borrowers; provided that the Agent or the Co-Collateral Agent shall provide the Company with a reasonably detailed accounting of all such expenses.

(c) The Loan Parties acknowledge that the Agent or the Co-Collateral Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Co-Collateral Agent and the Lenders, subject to the provisions of Section 9.12 hereof.

SECTION 5.07 Reserved.

SECTION 5.08 Compliance with Laws. Each Loan Party will, and will cause each Subsidiary to, comply in all material respects with (a) all Anti-Terrorism Laws and (b) all other Requirements of Law applicable to it or its property, except in the case of Requirements of Law described in clause (b) where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09 Use of Proceeds. The proceeds of the Revolving Loans will be used to pay a portion of the Merger Funds (including to pay a portion of the amount needed for the redemption, defeasance and/or tender of the Existing Notes), and for capital expenditures, and for working capital needs and general corporate purposes. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.

SECTION 5.10 Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies) and (b) all insurance required pursuant to the Collateral Documents (and shall cause (i) the Agent to be listed as a loss payee (together with any other loss payee in accordance with the Intercreditor Agreement) on property and casualty policies covering loss or damage to Collateral and (ii) the Agent and the other Secured Parties to be listed as additional insureds on liability policies). The Company will furnish to the Agent, upon request, information in reasonable detail as to the insurance so maintained.

SECTION 5.11 Additional Loan Parties; Additional Collateral; Further Assurances. (a) Subject to applicable law and any exceptions set forth in the Security Agreement, each Borrower and each Subsidiary that is a Loan Party shall cause (i) each of its Domestic Subsidiaries (other than any Excluded Subsidiary) formed or acquired after the date of this Agreement in accordance with the terms of this Agreement and (ii) any Domestic Subsidiary that was an Excluded Subsidiary but has ceased to be an Excluded Subsidiary, to become a Loan Party as promptly thereafter as reasonably practicable by executing a Joinder Agreement in substantially the form set forth as Exhibit D hereto (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will simultaneously therewith or as soon as practicable thereafter grant Liens to the Agent, for the benefit of the Agent and the Lenders in any property (subject to the limitations with respect to Equity Interests set forth in paragraph (b) of this Section 5.11, the limitations with respect to real property set forth in paragraph (f) of this Section 5.11, applicable law and any other limitations set forth in the Security Agreement, and excluding property with respect to which the Agent and the Borrower Agent have reasonably determined that the cost of granting Loans in such property is excessive in relation to the value of the security to be afforded by such property) of such Loan Party which constitutes Collateral, on such terms as may be required pursuant to the terms of the Collateral Documents and in such priority as may be required pursuant to the terms of the Intercreditor Agreement. Subject to the approval of the Agent and the Co-Collateral Agent, any Domestic Subsidiary that is a Loan Party may be a Borrower hereunder, subject to (A) execution of a Joinder Agreement pursuant to which such Loan Party agrees to be bound as a Borrower hereunder and such other agreements, documents or instruments as the Agent may reasonably request and (B) the completion of a field examination and appraisal with results satisfactory to the Agent and the Co-Collateral Agent.

(b) (i) Subject to the limitations set forth or referenced in this Section 5.11, applicable law and any exceptions set forth in the Security Agreement, each Borrower and each Subsidiary that is a Loan Party will cause the issued and outstanding Equity Interests (other than Excluded Equity Interests) of each Subsidiary directly owned by any Borrower or any Subsidiary that is a Loan Party to be subject at all times to a first priority (subject to the Intercreditor Agreement and to other Liens permitted by Section 6.02), perfected Lien in favor of the Agent pursuant to the terms and conditions of the Loan Documents.

(ii) Subject to the limitations set forth or referenced in this Section 5.11, applicable law and any exceptions set forth in the Security Agreement, Holdings, each Borrower and each Subsidiary that is a Loan Party will cause, except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $2,500,000 (individually) that is owing to Holdings, a Borrower or any Subsidiary that is a Loan Party to be evidenced by a duly executed promissory note and pledged and delivered to the Agent (or its non-fiduciary agent or designee) under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(iii) Each of Holdings, each Borrower and each Subsidiary that is a Loan Party agrees that all Indebtedness of Holdings, the Company and each of its Subsidiaries that is owing to any Loan Party shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged and delivered to the Agent (or its non-fiduciary agent or designee) under the Security Agreement and accompanied by instruments of transfer with respect thereto endorsed in blank.

(c) Subject to the limitations set forth or referenced in this Section 5.11, applicable law and any exceptions set forth in the Security Agreement, and without limiting the foregoing, each Loan Party will, and will cause each Subsidiary that is a Loan Party to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable (including the delivery of the Real Property Collateral Requirements), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties, provided, however, that no Borrower and no other Loan Party shall be required to grant any security interest or take any action to perfect any security interest under the law of any jurisdiction outside the United States of America.

(d) Subject to the limitations set forth or referred to in this Section 5.11, applicable law and any exceptions set forth in the Security Agreement, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by any Borrower or any Subsidiary that is a Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien in favor of the Agent upon acquisition thereof), the Borrower Agent will, as soon as reasonably practicable, notify the Agent and the Co-Collateral Agent thereof, and, if requested by the Agent or the Co-Collateral Agent, the Borrowers will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the Loan Parties that are Subsidiaries to take, such actions as shall be necessary or reasonably requested by the Agent or the Co-Collateral Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e) If, at any time and from time to time after the Effective Date, Subsidiaries that are not Loan Parties because they are Immaterial Subsidiaries comprise in the aggregate more than 10% of Total Assets as of the end of the most recently ended fiscal quarter of the Company or more than 10% of EBITDA for the period of four consecutive fiscal quarters as of the end of the most recently ended fiscal quarter of the Company, then the Company shall, not later than 45 days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement, cause one or more such Subsidiaries to become additional Loan Parties (notwithstanding that such Subsidiaries are, individually, Immaterial Subsidiaries) such that the foregoing condition ceases to be true.

(f) Notwithstanding anything to the contrary contained in this Agreement, real property required to be mortgaged under the Loan Documents shall (i) exclude the Miami, Florida and Simi Valley, California real estate and (ii) shall be limited to real property located in the U.S. that is owned in fee by a Loan Party, the cost or book value of which (whichever is greater) at the time of the acquisition thereof (or, in the case of real property owned on the Effective Date), the cost or book value of which (whichever is greater) on the Effective Date is $2,500,000 or more (provided that the cost of perfecting such Lien is not unreasonable in relation to the benefits to the Lenders of the security afforded thereby in the reasonable determination of the Borrower Agent and the Agent).

(g) Notwithstanding anything to the contrary contained herein, the Loan Parties shall not be required to include as Collateral any Excluded Assets (as defined in the Security Agreement).

SECTION 5.12 Designation of Subsidiaries. The board of directors of the Company may at any time after the Effective Date, in accordance with the definition of Unrestricted Subsidiary, designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Secured Notes or Senior Subordinated Notes and (iii) no Unrestricted Subsidiary that is designated as a Subsidiary may be redesignated as an Unrestricted Subsidiary at any time after being so designated as a Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an investment by the Company therein at the date of designation in an amount equal to the net book value of the Company’s investment therein. The designation of any Unrestricted Subsidiary as a Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

ARTICLE VI.

NEGATIVE COVENANTS

Until the Termination Date, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the Loan Parties, with the Lenders that:

SECTION 6.01 Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(c) Indebtedness of the Company to Holdings or any Subsidiary, Indebtedness of any Subsidiary to the Company, Holdings or any other Subsidiary and Indebtedness of Holdings to the Company or any Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to the Company, Holdings or any Subsidiary that is a Loan Party shall only be permitted to the extent permitted as an investment under Section 6.04 and (ii) Indebtedness of the Company or Holdings to any Subsidiary that is not a Loan Party and Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall (x) be evidenced by the Intercompany Note or (y) otherwise be outstanding on the Effective Date so long as such Indebtedness is evidenced by an intercompany note substantially in the form of Exhibit J or otherwise subject to subordination terms substantially identical to the subordination terms set forth in Exhibit J within 60 days of the Effective Date or such later date as the Agent shall reasonably agree, in each case, to the extent permitted by applicable law and not giving rise to material adverse tax consequences;

(d) Guarantees (i) by Holdings and the Subsidiaries that are Loan Parties of the Indebtedness of the Company described in clause (m) hereof, so long as the Guarantee of the Senior Subordinated Notes is subordinated substantially on terms as set forth in the Senior Subordinated Note Documents, (ii) by Holdings, the Company or any Subsidiary that is a Loan Party of any Indebtedness of Holdings, the Company or any Subsidiary that is a Loan Party expressly permitted to be incurred under this Agreement, (iii) by Holdings, the Company or any Subsidiary that is a Loan Party of Indebtedness otherwise expressly permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees are permitted as an investment under Section 6.04; provided that Guarantees by Holdings, the Company or any Subsidiary that is a Loan Party under this clause (d) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Obligations on terms at least as favorable to the Lenders as the Guarantee of the Senior Subordinated Notes is under the Senior Subordinated Note Documents or as set forth in the Intercompany Note, and (iv) by Holdings, the Company or any Subsidiary that is a Loan Party of any real property lease obligations of the Company or any Subsidiary that is a Loan Party;

(e) Indebtedness (including Capital Lease Obligations) the proceeds of which are incurred exclusively to finance the acquisition, lease, construction, repair, renovations, replacement, expansion or improvement of any fixed or capital assets or otherwise incurred in respect of Capital Expenditures, whether through the direct purchase of assets or the Equity Interests of any Person owning such assets in an aggregate principal amount, together with all other Indebtedness issued or incurred and outstanding under this clause (e), not to exceed the greater of (i) $45,000,000, and (ii) 2.5% of the Total Assets (in each case determined at the date of incurrence);

(f) Capital Lease Obligations incurred by the Company or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.06;

(g) Indebtedness which represents an extension, refinancing, refunding, replacement or renewal of any of the Indebtedness described in clauses (b), (e), (f), (g), (j), (k), (m), (n), (v), (x) and (y) of this Section 6.01; provided that, (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, refunded, replaced or renewed, except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereon plus fees and expenses reasonably incurred in connection therewith, (ii) any Liens securing such Indebtedness are not extended to any additional property of any Loan Party, (iii) no Loan Party that is not originally obligated with respect to repayment of such Indebtedness is required to become obligated with respect thereto, (iv) such extension, refinancing, refunding, replacement or renewal does not result in a shortening of the average weighted maturity of the Indebtedness so extended, refinanced, refunded, replaced or renewed, (v) if the Indebtedness that is extended, refinanced, refunded, replaced or renewed was subordinated in right of payment to the Secured Obligations, then the terms and conditions of the extension, refinancing, refunding, replacement or renewal Indebtedness must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the extended, refinanced, refunded, replaced or renewed Indebtedness and (vi) with respect to any such extension, refinancing, refunding, replacement or renewal of the Senior Secured Notes, such refinancing Indebtedness, if secured, is secured only by assets of the Loan Parties that constitute Collateral for the

Obligations pursuant to a security agreement subject to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent and in any event that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(h) Indebtedness incurred by the Company or any of its Subsidiaries constituting reimbursement obligations with respect to letters of credit, bank guarantees, banker’s acceptances, warehouse receipts, or similar instruments issued or created in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(i) Indebtedness of the Company or any Subsidiary in respect of self-insurance and in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business;

(j) Indebtedness of a Person that becomes a Subsidiary (or is a Subsidiary that survives a merger with such Person or any of its Subsidiaries) after the Effective Date and Indebtedness acquired or assumed in connection with Permitted Acquisitions; provided that

(i) such Indebtedness exists at the time such Person becomes a Subsidiary or at the time of such Permitted Acquisition and is not created in contemplation of or in connection therewith, and

(ii) such Indebtedness is not guaranteed in any respect by Holdings, the Company or any Subsidiary (other than any such Person that so becomes a Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries).

(k) Indebtedness of the Company or any Subsidiary issued or incurred to finance a Permitted Acquisition; provided that

(w) (A) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is 91 days after the latest Maturity Date, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights upon an event of default, (B) such Indebtedness is unsecured and, if the primary obligor of such Indebtedness is not a Loan Party, such Indebtedness shall not be guaranteed in any respect by Holdings, the Company or any other Loan Party except to the extent permitted under Section 6.04 and (C) the covenants, events of default, subsidiary guarantees and other terms for such Indebtedness (provided that such Indebtedness shall have interest rates, fees, funding discounts and redemption or prepayment premiums determined by the Company to be market rates and premiums at the time of issuance of such Indebtedness), taken as a whole, are determined by the

Company to be market terms on the date of issuance and in any event are not more restrictive on Holdings, the Company and its Subsidiaries than the terms of this Agreement (as in effect on the Effective Date) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Responsible Officer of the Company delivered to the Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements unless the Agent notifies the Company within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(x) (A) the Company or such other relevant Loan Party pledges the Equity Interests of any Person acquired in such Permitted Acquisition (the “acquired Person”) to the Agent to the extent required under Section 5.11 and (B) such acquired Person executes a Joinder Agreement to the extent required under Section 5.11;

(y) before and after giving effect to such issuance or incurrence of Indebtedness, no Event of Default shall have occurred or be continuing; and

(z) the Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period prior to the issuance or incurrence of such Indebtedness and the consummation of such acquisition, calculated on a Pro Forma Basis, after giving effect to such incurrence or issuance, to such acquisition and to any related Pro Forma Adjustment, as if such incurrence or issuance and acquisition had occurred on the first day of such Test Period, shall be equal to or greater than 1.00 to 1.00.

(l) unsecured Indebtedness in respect of obligations of the Company or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that (i) such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Company or any Subsidiary in respect of accounts payable incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(m) Indebtedness of the Company pursuant to and any Guarantees of (i) the Senior Secured Notes (and any exchange notes and related exchange guarantees to be issued in exchange for such Senior Secured Notes) in an aggregate principal amount that is not in excess of $250,000,000 and (ii) the Senior Subordinated Note in an aggregate principal amount that is not in excess of $200,000,000;

(n) other Indebtedness not otherwise permitted under this Section 6.01 in an aggregate principal amount not exceeding the greater of (A) $50,000,000 and (B) 3.5% of Total Assets at any one time outstanding;

(o) Swap Obligations pursuant to Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(p) Indebtedness consisting of promissory notes issued by any Loan Party to future, current or former officers, directors, employees, managers and consultants thereof or their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) or of the Company (following a Qualified Public Offering of the Company) permitted by Section 6.08;

(q) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiaries for the purpose of financing such acquisition; provided, however, that (i) such Indebtedness is not reflected on the balance sheet of the Company or any of its Subsidiaries prepared in accordance with GAAP (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum aggregate liability in respect of all such Indebtedness shall not exceed the gross proceeds, including the fair market value of non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time such proceeds are received and without giving effect to any subsequent changes in value), actually received by the Holdings, the Company or any of its Subsidiaries in connection with such disposition;

(r) Indebtedness consisting of obligations of Holdings, the Company or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other investment expressly permitted hereunder;

(s) Indebtedness (i) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence, (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business, and (iii) Indebtedness in respect of Banking Services provided by banks or other financial institutions to Holdings, the Company and its Subsidiaries in the ordinary course of business, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(t) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) Indebtedness incurred by the Company or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business;

(v) (i) the incurrence of Indebtedness of Foreign Subsidiaries of the Company in an amount not to exceed at any one time outstanding, 5.0% of the Foreign Subsidiary Total Assets and (ii) the incurrence of Indebtedness of any Foreign Subsidiary or Subsidiaries of the Company in an amount not to exceed at any one time outstanding the Foreign Subsidiary Borrowing Base of such Foreign Subsidiary or Subsidiaries; provided that any Indebtedness incurred under this clause (v)(ii) shall only be permitted to be used for working capital purposes of such Foreign Subsidiary or Subsidiaries;

(w) Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(x) (i) unsecured Subordinated Indebtedness of the Company and its Subsidiaries; and (ii) other unsecured Indebtedness of the Company and its Subsidiaries so long as at the time of any such incurrence under this clause (ii) and after giving Pro Forma Effect thereto, Excess Availability is equal to or in excess of the greater than (A) 15% of the lesser of (x) the aggregate Revolving Credit Commitment and (y) the Borrowing Base and (B) $30,000,000; and

(y) unsecured Vendor Debt, advances and similar financings in an aggregate principal amount not exceeding $50,000,000.

The accrual of interest and the accretion or amortization of original issue discount on Indebtedness and the payment of interest in the form of additional Indebtedness originally incurred in accordance with this Section 6.01 will not constitute an incurrence of Indebtedness.

SECTION 6.02 Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Loan Party or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any replacements, renewals, refinancings, refundings or extensions thereof; provided that (i) such Lien does not extend to any other property or asset of Holdings, the Company or any Subsidiary other than after acquired property that is (A) affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 6.01 and, in each case the proceeds and products thereof and (ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, refinancings, refundings and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(d) Liens securing Indebtedness permitted under Section 6.01(e) or (f); provided that (i) such Liens attach concurrently with or within 180 days after the acquisition, repair, replacement, construction, renovation, expansion or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof and (iii) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to the applicable capitalized lease; provided that individual financings of property provided by one lender may be cross collateralized to other financings of property provided by such lender;

(e) Liens on the Equity Interests in, or other similar Liens resulting from standard joint venture agreements or stockholder agreements and other similar agreements applicable to joint ventures;

(f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(g) Liens (i) on cash advances in favor of the seller of any property to be acquired in an investment permitted pursuant to Section 6.04 to be applied against the purchase price for such investment, and (ii) consisting of an agreement to transfer any property in a disposition permitted under Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j) which constitute Liens, which sales, transfers and dispositions constituting Liens are not otherwise permitted under Section 6.05), in each case, solely to the extent such investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(h) Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.01;

(i) Liens in favor of Holdings, the Company or a Subsidiary securing Indebtedness permitted under Section 6.01, including Liens granted by a Subsidiary that is not a Loan Party in favor of the Company or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(j) any interest or title of a lessor under leases or secured by a lessor’s interests under leases entered into in the ordinary course of business;

(k) Liens arising by operation of law under Article 2 of the UCC in the ordinary course of business;

(l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(m) Liens that are rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered into with customers in the ordinary course of business;

(n) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Subordinated Vendor Liens;

(p) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of intellectual property in the ordinary course of business;

(q) Other Liens (other than Liens on Borrowing Base Assets) securing obligations or Indebtedness not in excess of the greater of (i) $20,000,000 and (ii) 1.25% of total assets, determined at the time of incurrence;

(r) any Lien existing on any property or asset prior to the acquisition thereof by Holdings, the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Liens attach at all times only to the specific assets that such Liens secure on the date of such acquisition or the date such Person becomes a Loan Party or the date of such merger, amalgamation or consolidation, as the case may be, and not to any Borrowing Base Assets of Borrowers (other than after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) after-acquired property subject to a Lien securing such Indebtedness, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Loan Party or the date of such merger, amalgamation or consolidation, as the case may be, and extensions, refinancing, refunding, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g));

(s) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 and Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(t) Liens (other than Liens on Borrowing Base Assets) arising out of Sale and Lease-Back transactions permitted by Section 6.06 and any extensions, refinancing, refunding, replacements and renewals thereof;

(u) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Company or any of its Subsidiaries; provided that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01; and provided, further, that any such goods or inventory and the proceeds thereof, up to the Value of the Lien, shall not be Eligible Inventory or Eligible Receivables under this Agreement;

(v) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(w) Liens granted under the Senior Secured Notes Security Documents (or, in the case of other Indebtedness incurred pursuant to Section 6.01(n) or 6.01(m)(ii), a separate security agreement or agreements substantially similar in all material respects to the Senior Secured Notes Security Documents) and any extensions, refinancing, renewals, refundings and replacements thereof; provided that (i) such Liens secure only the obligations referred to in the Senior Secured Notes Security Documents or such separate security agreements (and extensions, refinancing, refundings, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent permitted under Section 6.01(g) or Section 6.01(m)(ii))), (ii) such Liens do not apply to any asset other than Collateral that is subject to a Lien granted under a Collateral Document to secure the Secured Obligations and (iii) all such Liens shall be subject to the terms of, and have the priorities with respect to the Collateral as set forth in, the Intercreditor Agreement (or, in the case of other secured Indebtedness incurred pursuant to Section 6.01(n), another intercreditor agreement in form and substance reasonably acceptable to the Agent that is no less favorable to the Secured Parties than the Intercreditor Agreement);

(x) Liens deemed to exist in connection with investments in repurchase agreements under Section 6.04; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements;

(y) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;

(z) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance related obligations (including, but not limited to, in respect of deductibles, self insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(aa) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice prior to the Effective Date and so long as the Lien of such Person does not attach to any ABL First Lien Collateral or if such Lien attaches to any ABL First Lien Collateral, such Person has entered into a subordination agreement with the Agent in form and satisfactory to the Agent;

(bb) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(cc) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(v);

(dd) (x) Liens securing Secured Swap Obligations and (y) Liens on cash and Permitted Investments securing other Swap Agreements if the aggregate amount of all cash and Permitted Investments subject to Liens permitted by this clause (y) at no time exceeds $15,000,000;

(ee) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of Holdings, the Company or any of its Subsidiaries and do not secure any Indebtedness;

(ff) Liens arising from Uniform Commercial Code (or equivalent statute), financing statement filings regarding operating leases or consignments entered into by the Company and its Subsidiaries in the ordinary course of business;

(gg) Liens solely on any cash earnest money deposits made by Holdings, the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted;

(hh) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto and deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers;

(ii) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(jj) Deposits securing obligations owed by Holdings, the Company or any Subsidiary in respect of any overdraft and related liabilities arising from Banking Services, including treasury, depository and cash management services or any ACH transfers of funds; and

(kk) additional Liens securing Indebtedness permitted to be incurred under Section 6.01; provided that, (i) on a Pro Forma Basis, at the time of, and after giving effect to, the incurrence of such Indebtedness, the Senior Secured Leverage Ratio would be no greater than 3.50 to 1.00 and (ii) to the extent that such Liens are contemplated to be on assets that are Collateral, the holders of such Indebtedness (or a representative thereof of behalf of such holders) shall have entered into the Intercreditor Agreement or a similar agreement providing that the Liens securing such Indebtedness shall rank junior to the Liens of the Agent (or with the same priority as the Senior Secured Notes) with respect to Collateral.

Notwithstanding the foregoing, for so long as Tire Pros Francorp is not a Loan Party, Tire Pros Francorp shall not be permitted to incur Liens on its assets under clauses (h), (g), (w), (cc) and (kk) of this Section 6.02.

SECTION 6.03 Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing.

(i) any Person (including the Company and the Holdings) may merge with or into the Company or the Holdings, as applicable, in a transaction in which the surviving entity is the Company or the Holdings, as applicable, or another Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and such Person (if not the Company or the Holdings, as applicable) expressly assumes, in writing, all the obligations the Company or the Holdings, as applicable, under the Loan Documents, in which event such Person will succeed to, and be substituted for, the Company or the Holdings, as applicable;

(ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary that is a Loan Party, is or becomes a Subsidiary that is a Loan Party concurrently with such merger;

(iii) any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company, is not materially disadvantageous to the Lenders and such liquidation or dissolution is accompanied by a disposition of the assets of such Subsidiary to the Holdings, the Company or any other Subsidiary;

(iv) any Subsidiary may merge with any Person who is not a Loan Party or Subsidiary to effect an investment permitted under Section 6.04 (other than Section 6.04(m)); provided, however, if such Subsidiary is a Loan Party, the surviving Person of such merger shall be a Loan Party;

(v) so long as the same does not result in the liquidation, dissolution or cessation of existence of the Company or the Holdings, any merger, dissolution or liquidation may be effected for the purposes of effecting a transaction permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j)) that constitute a merger, dissolution or liquidation which is not otherwise permitted under Section 6.05); and

(vi) the Transactions may be consummated.

(b) The Company and each Subsidiary that is a Loan Party will not, and will not permit any of its Subsidiaries to (i) carry on and conduct its business in all material respects other than in substantially the same manner as it is presently conducted or in a manner reasonably related or ancillary thereto or (ii) engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries, taken as a whole, on the date of hereof and businesses reasonably related or ancillary thereto.

(c) Holdings will not engage in any business or operations other than (i) the ownership, direct or indirect, of all the outstanding shares of capital stock of the Company, (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Subordinated Note Documents, the Senior Secured Note Documents and the other agreements contemplated hereby and thereby, (iii) actions incidental to the consummation of the Transactions, (iv) actions required by law to maintain its existence, (v) any public offering of its common stock, any other issuance of its Equity Interests and performance of its obligations under any agreements related thereto, (vi) any transaction Holdings is permitted to enter into in this Article VI and (vii) activities incidental to the foregoing.

SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the property and assets or business of another Person or assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments, Investment Grade Securities and loans and advances in connection with the sale, transfer or disposition of assets other than Collateral;

(b) investments in existence or contemplated on the date of this Agreement and described in Schedule 6.04; and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original investment is not increased except as otherwise permitted by this Section 6.04), and any investments, loans and advances existing on the date hereof by Holdings, the Company or any Subsidiary in or to Holdings, the Company or any other subsidiary of the Company;

(c) (i) loans and advances to employees, directors, officers, managers, distributors and consultants for business-related travel expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) to fund such Person’s purchase of Equity Interests of Holdings, the Company or any direct or indirect parent company of Holdings (provided that the amount of such loans and advances shall be contributed to the Company in cash as common equity) or (iii) advances to, or guarantees of Indebtedness of, employees not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(d) investments (i) in Holdings, the Company or any other Loan Party, (ii) by any Subsidiary that is not a Loan Party in Holdings, the Company or any other Loan Party, and (iii) by Holdings, the Company or any other Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount for all such investments under this clause (iii) not to exceed the sum of $5,000,000 and an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such investment valued at the fair market value of such investment at the time such Investment was made);

(e) investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business and investments as a result of the foreclosure on any secured investment or other transfer of title with respect to any secured investment in default;

(f) investments made to repurchase or retire Equity Interests of Holdings (or any direct or indirect parent thereof) or the Company owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any direct or indirect parent thereof) or the Company;

(g) investments in the form of Swap Agreements permitted by Section 6.01;

(h) investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates or merges with Holdings, the Company or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(i) investments and other assets received in connection with the dispositions of assets permitted by Section 6.05;

(j) investments constituting deposits described in Section 6.02;

(k) accounts receivable or notes receivable arising and trade credit granted in the ordinary course of business and other credits to suppliers or vendors in the ordinary course of business;

(l) Permitted Acquisitions;

(m) Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments permitted under Sections 6.01, 6.02, 6.03 (except to the extent constituting the acquisition of a Person that becomes a Subsidiary or the acquisition by Holdings, the Company or any Subsidiary of all or substantially all the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person), 6.05, 6.06 and 6.08, respectively, solely to the extent constituting Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments which are permitted under the foregoing Sections 6.01, 6.02, 6.03, 6.05, 6.06 and 6.08, respectively, which Liens, Indebtedness, fundamental changes, dispositions, Restricted Payments and Restricted Debt Payments are not otherwise permitted by this Section 6.04;

(n) the Transactions;

(o) investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(p) in exchange for any other investment or investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement or delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or received upon the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment and investments in satisfaction of judgments against such other Person;

(q) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 6.08(a);

(r) advances of payroll payments in the ordinary course of business to satisfy ordinary course payroll and other obligations of such company;

(s) (i) Investments, purchases and other acquisitions of assets to the extent that payment for such Investments, purchases and other acquisitions of assets is made solely with Qualified Equity Interests of Holdings (or of any direct or indirect parent thereof) or the Company or (ii) Investments, purchases and other acquisitions of assets to the extent the payment for such Investment, purchases and other acquisitions of assets is made with the cash proceeds from the issuance by Holdings (or any direct or indirect parent thereof) or the Company of Qualified Equity Interests or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings or the Company;

(t) extensions or advances of trade credit, asset purchases (including purchases of Inventory, supplies and materials), the lease of any asset and the licensing or contribution of intellectual property pursuant to joint marketing or other arrangements with other Persons, in each case in the ordinary course of business;

(u) guarantees by Holdings, the Company or any Subsidiary of leases (other than capitalized leases) for which another Loan Party is the lessee or of other obligations of another Loan Party that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(v) other investments, loans and advances; provided that, at the time such investment, loan or advance is made and after giving effect thereto, each of the Payment Conditions is satisfied;

(w) other investments, loans and advances which, together with any Restricted Payments made pursuant to Section 6.08(a)(xii) and Restricted Debt Payments made pursuant to Section 6.08(b)(vii), do not exceed $25,000,000 in the aggregate; provided that, at the time such investment, loan or advance is made and after giving effect thereto, no Event of Default or Liquidity Event exists or has occurred and is continuing;

(x) any investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(y) investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(z) investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business; and

(aa) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.

In connection with any merger (or other acquisition of the assets) of a Subsidiary that is not a Borrower with and into (or to) a Borrower, or any Permitted Acquisition or other acquisition of assets permitted hereunder, whether by purchase of stock, merger, or purchase of assets and whether in a single transaction or series of related transactions, the Inventory or Receivables so acquired shall not be included in the Borrowing Base (subject to the provisions of the definitions “Borrowing Base,” “Eligible Tire Inventory,” “Eligible Non-Tire Inventory” and “Eligible Receivables” until such time as the Agent and the Co-Collateral Agent shall have completed their diligence in respect of such Inventory and Receivables in their Permitted Discretion). In connection with such diligence, the Agent and the Co-Collateral Agent may obtain, at the Borrowers’ expense, an appraisal and commercial finance exam with respect to such Receivables and Inventory as they may reasonably deem desirable in their Permitted Discretion and such appraisal and exam shall be paid for by Borrowers and shall not be limited by or included in the number of appraisals and field exams reimbursable under the terms of Section 5.06(b).

SECTION 6.05 Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, except:

(a) sales, transfers and dispositions of (i) Inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business, or of property no longer used or useful in the conduct of the business of the Company and its Subsidiaries;

(b) sales, leases, transfers and dispositions to the Company or any Subsidiary, provided that any such sales, transfers or dispositions to a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, leases, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof;

(d) sales, transfers and dispositions of (i) investments permitted by clauses (a), (h), (i), (j) and (p) of Section 6.04, (ii) investments permitted by clause (b) of Section 6.04 by a Loan Party to another Loan Party and by a Subsidiary that is not a Loan Party to a Loan Party or any Subsidiary and (iii) other investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto;

(e) Sale and Lease-Back transactions permitted by Section 6.06;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Company or any Subsidiary (a “Recovery Event”);

(g) Reserved.

(h) sales, transfers and other dispositions of assets that are not otherwise permitted by any other paragraph of this Section; provided that (i) with respect to any such sale, transfer or disposition for a purchase price in excess of $10,000,000, the Company or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Company’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Company or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable sale, transfer or disposition and for which the Company and all of the Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Company or such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposition, (ii) after giving effect to any such sale, transfer or disposition, no Event of Default shall have occurred and be continuing, and (iii) to the extent applicable, the Net Cash Proceeds thereof are used to prepay the Revolving Loans as required by Section 2.11(c);

(i) sales, leases, transfers and dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(j) sales, leases, transfers and dispositions permitted by Sections 6.03 and 6.08 and Liens permitted by Section 6.02;

(k) leases, subleases, space leases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of Holdings, the Company and its Subsidiaries;

(l) sales, leases, transfers and dispositions listed on Schedule 6.05; and

(m) sales, transfers and other dispositions of assets not constituting Collateral; provided that (i) after giving effect to any such sale, transfer or disposition, no Event of

Default shall have occurred and be continuing and (ii) the Net Cash Proceeds of such sale, transfer or disposition are concurrently reinvested by the Company and its Subsidiaries in its business for general working capital purposes.

SECTION 6.06 Sale and Lease-Back Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted so long as (a) such Sale and Lease-Back Transaction (i) is made for cash consideration in an amount not less than the fair value of such property, (ii) is pursuant to a lease on market terms and (b) the aggregate amount of Attributable Debt for all Sale and Lease-Back Transactions does not exceed $50,000,000 at any time outstanding.

SECTION 6.07 Accounting Changes. The Company will not make any change in method of determining fiscal year and fiscal quarter end dates; provided, however, that the Company may, upon written notice to the Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Agent, in which case the Company and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness.

(a) Neither Holdings nor the Company will declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(i) Holdings may make (A) Restricted Payments payable solely in Qualified Equity Interests of Holdings, (B) Restricted Payments from the Net Cash Proceeds of the issuance by Holdings of Qualified Equity Interests or a substantially contemporaneous capital contributions in respect of Qualified Equity Interests of Holdings and (C) Restricted Payments from the proceeds of Restricted Payments permitted under this Section 6.08 that are received from the Company;

(ii) the Company may make Restricted Payments payable solely in Qualified Equity Interests of the Company and may make Restricted Payments from the Net Cash Proceeds of the issuance by the Company of Qualified Equity Interests or a substantially contemporaneous capital contribution in respect of Qualified Equity Interests of the Company;

(iii) the Company may make Restricted Payments to Holdings (and Holdings may make Restricted Payments to any direct or indirect parent thereof) the proceeds of which are used to purchase, repurchase, retire, redeem or otherwise acquire the Equity Interests of Holdings (or of any such direct or indirect parent of Holdings) or of the Company (following a Qualified Public Offering of the Company) (including related stock appreciation rights or similar securities) held by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, the Company, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Holdings, the Company or any direct or indirect parent company of Holdings in connection with such purchase, repurchase, retirement, redemption or other acquisition), including any Equity Interest rolled over by management of the Holdings, the Company or any direct or indirect parent company of Holdings in connection with the Transactions; provided that the aggregate amount of Restricted Payments made under this clause does not exceed $5,000,000 for any fiscal year (which amount shall be increased to $10,000,000 on and after the date of a Qualified Public Offering); provided, further, that each of the amounts in any fiscal year under this clause may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Company and, to the extent contributed to the Company, the cash proceeds from the sale of Equity Interests of Holdings or any direct or indirect parent company of Holdings, in each case to any future, present or former employees, directors, officers, managers, or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of Holdings, the Company, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (i) or (ii) of this Section 6.08(a); plus

(B) the cash proceeds of key man life insurance policies received by Holdings, the Company or its Subsidiaries after the Effective Date; less

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iii);

and provided, further, that cancellation of Indebtedness owing to the Company from any future, present or former employees, directors, officers, managers, or consultants of the Company (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Company or any of the Company’s Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(iv) non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(v) the Company may make Restricted Payments to Holdings (together with loans or advances made pursuant to Section 6.04(q)) in amounts required for Holdings or any direct or indirect parent company of Holdings to pay, in each case, without duplication,

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(B) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income of the Company and its Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent company;

(C) customary salary, bonus and other benefits payable to employees, directors, officers and managers of Holdings or any direct or indirect parent company of Holdings to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and its Subsidiaries, including the Company’s proportionate share of such amounts relating to such parent entity being a public company;

(D) general corporate operating and overhead costs and expenses of Holdings or any direct or indirect parent company of Holdings not in excess of $2,000,000 in any fiscal year, to the extent such costs and expenses are attributable to the ownership or operation of the Company and its Subsidiaries, including the Company’s proportionate share of such amounts relating to such parent entity being a public company;

(E) fees and expenses other than to Affiliates of the Company related to any unsuccessful equity or debt offering of such parent company;

(F) amounts payable pursuant to the Management Services Agreements, (including any amendment thereto so long as any such amendment is not materially disadvantageous in the good faith judgment of the board of directors of the Company to the Lenders when taken as a whole, as compared to the Management Services Agreement as in effect on the Effective Date), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries; and

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Holdings, the Company or any direct or indirect parent company of Holdings.

(vi) Holdings and the Company may make Restricted Payments to consummate the Transactions;

(vii) to the extent constituting Restricted Payments, Holdings and the Company may enter into and consummate transactions expressly permitted by any provision of Section 6.03 or 6.09 (other than Section 6.09(e));

(viii) the Company may make Restricted Payments to Holdings to finance any investment permitted to be made pursuant to Section 6.04 (other than Section 6.04(m));

provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such investment and (B) Holdings shall, immediately following the closing thereof, cause (i) all property acquired (whether assets or Equity Interests) to be contributed to the Company or its Subsidiaries or (ii) the merger (to the extent permitted in Section 6.03) of the Person formed or acquired into the Company or its Subsidiaries in order to consummate such investment;

(ix) Holdings may make Restricted Payments with the proceeds of the issuance of Indebtedness of Holdings permitted by Section 6.01 (other than (x) Section 6.01(c) and (y) any such Indebtedness Guaranteed by or secured directly or indirectly by the assets of the Company or any of its Subsidiaries);

(x) in addition to the foregoing Restricted Payments, Holdings and the Company may make additional Restricted Payments; provided that each of the Payment Conditions is satisfied;

(xi) the distribution, as a dividend or otherwise (and the declaration of such dividend), of shares of capital stock of, or Indebtedness owed to the Company or a Subsidiary by, any Unrestricted Subsidiary;

(xii) other Restricted Payments by Holdings and the Company which, together with investments, loans and advances made pursuant to Section 6.04(w) and Restricted Debt Payments made pursuant to Section 6.08(b)(vii), do not exceed $25,000,000 in the aggregate; provided that, at the time such Restricted Payments are made and after giving effect thereto, no Liquidity Event or Event of Default exists or has occurred and is continuing; and

(xiii) to the extent constituting Restricted Payments, Holdings and the Company may make any non-compete, bonus or “earn-out” payments payable to former stockholders of Holdings (or any direct or indirect parent thereof) or the Company pursuant to agreements in effect on the Effective Date; and

(xiv) Holdings and the Company may make Restricted Payments in respect of any payments made or expected to be made by Holdings, the Company or any Subsidiary or any direct or indirect parent company of Holdings in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) and any repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants or required withholding or similar taxes.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal on the Senior Secured Notes, the Senior Subordinated Notes, any other Subordinated Indebtedness or any Indebtedness that refinances, extends, refunds, replaces or renews any such Indebtedness (collectively, “Restricted Indebtedness”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Restricted Indebtedness (collectively, “Restricted Debt Payments”), except:

(i) extensions, refinancings, refundings, replacements and renewals of any such Restricted Indebtedness to the extent permitted by Section 6.01;

(ii) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness (other than Borrowing Base Assets) so long as such sale is permitted by Section 6.05 (other than sales, transfers and dispositions under Section 6.05(j));

(iii) payment of Restricted Indebtedness in exchange for or with proceeds of any substantially contemporaneous issuance of Qualified Equity Interests or substantially contemporaneous capital contribution in respect of Qualified Equity Interests of Holdings or the Company;

(iv) payment of Restricted Indebtedness under the Senior Secured Notes (or any extensions, renewals, refinancing, refundings or replacements thereof permitted under Section 6.01(g) and Section 6.02(w)), with the Net Cash Proceeds of any sale, transfer or other disposition of any Senior Secured Notes First Lien Collateral (as defined in the Intercreditor Agreement), or, in the case of any such extensions, refinancings, refundings, renewals or replacements, any property or assets in respect of which the security interest of the holders thereunder has priority over the security interest of the Agent, for the benefit of the Secured Parties, in such property or assets, pursuant to the Intercreditor Agreement or another intercreditor agreement in form and substance reasonably satisfactory to the Agent that is no less favorable to the Secured Parties than the Intercreditor Agreement;

(v) payment of Restricted Indebtedness with the Net Cash Proceeds of Qualified Equity Interests of Holdings or the Company;

(vi) other Restricted Debt Payments; provided that each of the Payment Conditions is satisfied (it being understood and agreed that, if an irrevocable notice or contractual obligation is given in, made or arises in respect of any Restricted Debt Payment, the foregoing conditions only need to be satisfied at the time of the giving of such irrevocable notice or entering into (or effectiveness of) any such contractual obligation); and

(vii) other Restricted Debt Payments which, together with any investments, loans or advances made pursuant to Section 6.04(w) and Restricted Payments made pursuant to Section 6.08(a)(xii), do not exceed $25,000,000 in the aggregate; provided that, at the time such Restricted Debt Payments are made and after giving effect thereto, no Liquidity Event or Event of Default exists or has occurred and is continuing.

SECTION 6.09 Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are on terms and conditions substantially as favorable to such Loan Party as would be obtainable by such Loan Party at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (b) transactions between or among Holdings, the Company and any Subsidiary (other than an Unrestricted Subsidiary) not involving any other Affiliate, (c) any investment permitted by Section 6.04, (d) any Indebtedness permitted under Section 6.01 or Lien permitted under Section 6.02, (e) any Restricted Payment or Restricted Debt Payment permitted by Section 6.08, (f) the payment of reasonable fees and out-of-pocket costs to directors of Holdings (or any direct or indirect parent thereof), the Company or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings (or any direct or indirect parent thereof), the Company or its Subsidiaries in the ordinary course of business, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ (or its direct or indirect parent company’s) or the Company’s board of directors, (h) the payment of (A) management or monitoring or similar fees to the Sponsor and Sponsor termination fees and related indemnities and reasonable expenses, and (B) transaction advisory services fees with respect to transactions in respect of which the Sponsor provides any transaction, advisory or other similar services, in each case pursuant to, and in accordance with, the Management Services Agreements as such agreements are in effect as of the Effective Date; provided that, other than in the case of the payment of indemnities and expenses, no Event of Default has occurred and is continuing or would result after giving effect to such payment (and during the existence of any such Event of Default, such fees may accrue but may not be paid), (i) any contribution to the capital of Holdings (or any direct or indirect parent company thereof) by the Sponsor or any Affiliate thereof or any purchase of Equity Interests of Holdings (or any direct or indirect parent company thereof) by the Sponsor or any Affiliate thereof, (j) the Transactions, (k) payments by Holdings (and any direct or indirect parent thereof), the Company and its Subsidiaries pursuant to the tax sharing agreements among Holdings (and any such parent thereof), the Company and the Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries, (l) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and (m) payments by the Company or any Subsidiary to any of the Sponsor for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors of Holdings (or such parent) or the Company in good faith.

SECTION 6.10 Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other contractual arrangement to which it is a party or by which its property is bound that prohibits, restricts or imposes any condition upon the ability of such Loan Party or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets for the benefit of the Secured Parties under the Loan Documents; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, by any Loan Document, by the Senior Secured Notes Documents, by the Senior Subordinated Notes Agreements or by any Vendor Debt, (ii) the foregoing shall not apply to restrictions and conditions (A) existing on the date hereof identified on Schedule 6.10 and (B) to the extent any such restrictions or conditions permitted by clause (A) is set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension, refunding, replacement or refinancing of such Indebtedness so long as such renewal, extension, refunding, replacement or refinancing does not expand the scope of any such restriction or condition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale; provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any agreement or other instrument of a Person acquired in a Permitted Acquisition or other investment permitted by Section 6.04 in existence at the time of such Permitted Acquisition (but not created in connection therewith or in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person so acquired; (v) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (vi) the foregoing shall not apply to (A) customary restrictions and provisions in joint venture agreements and other similar agreements applicable to joint ventures to the extent such joint ventures are permitted hereunder, (B) customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (C) customary provisions restricting assignment of any agreement entered into in the ordinary course of business and (vii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Indebtedness of a Subsidiary that is not a Loan Party that is permitted by Section 6.01 or to any cash or other deposits permitted by Section 6.02.

SECTION 6.11 Amendment of Material Documents. No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) the Senior Note Documents (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), (b) the Senior Subordinated Note Documents or any other agreement relating to any Subordinated Indebtedness, to the extent, in the case of each of the foregoing clauses (a) and (b), any such amendment, modification or waiver would be adverse to the Lenders in any material respect, or (c) the Management Services Agreement, to the extent that any such amendment, modification or waiver would increase the amount of any management fees payable thereunder from the amounts set forth in the Management Services Agreement as in effect on the Effective Date.

SECTION 6.12 Fixed Charge Coverage Ratio. The Company will not permit its Fixed Charge Coverage Ratio as of the last day of any Test Period to be lower than 1.00 to 1.00; provided that such Fixed Charge Coverage Ratio will only be tested as of the last day of the Test Period ending immediately prior to the date on which a Trigger Event shall have occurred and shall continue to be tested as of the last day of each Test Period thereafter until such Trigger Event is no longer continuing.

ARTICLE VII.

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within five (5) Business Days after it shall become due and payable;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party herein or in any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, Borrowing Base Certificate or other certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document, shall prove to have been materially incorrect when made or deemed made;

(c) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained (i) in Section 2.21 (solely with respect to post-closing collateral perfection obligations of the Loan Parties and the application of amounts during the continuance of a Liquidity Event), 5.06(b), and 5.09, or in Article VI (subject to the Cure Right in Section 7.02 in connection with any Default under Section 6.12), (ii) in Section 5.01(h) (after a two (2) Business Day grace period), or (iii) in Section 5.02(a) or 5.03 (but only with respect to Holdings’ or the Company’s existence) (provided that if (A) any such Default described in this clause (iii) is of a type that can be cured within five (5) Business Days and (B) such Default could not materially adversely impact the Lender’s Liens on the Collateral, such Default shall not constitute an Event of Default for five (5) Business Days after the occurrence of such Default so long as the Loan Parties are diligently pursuing the cure of such Default);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (a) and (c) above) and such default shall continue unremedied for a period of 30 days after notice thereof to the Borrower Agent from the Agent or the Required Lenders;

(e) (i) any Loan Party shall fail to make any payment beyond the applicable grace period (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) with respect to any Material Indebtedness, or (ii) any event or condition occurs (other than with respect to Material Indebtedness constituting Derivative Transactions, termination events or equivalent events pursuant to the terms of the related Swap Agreements in accordance with the terms thereof and not as a result of any default thereunder by any Loan Party) that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with the giving of notice, if required) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(f) a Change in Control shall occur;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of a Loan Party or any Subsidiary of any Loan Party or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or any Subsidiary of any Loan Party or for a substantial part of its assets, and, in any such case of clause (i) or (ii), such proceeding or petition shall continue undismissed and unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Loan Party or any Subsidiary of any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary of any Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors;

(i) any Loan Party or any Subsidiary of any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts in excess of the threshold amount that constitutes Material Indebtedness as they become due;

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $25,000,000 (in each case to the extent not covered by third-party insurance as to which the insurer has been notified of such judgment and does not deny coverage), shall be rendered against any Loan Party or any combination of Loan Parties and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, satisfied or bonded, or any writ or warrant of attachment or execution or similar process is issued against all or any material part of the property of any Loan Party and is not released, vacated, stayed or bonded within sixty (60) days after its issue;

(k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in a Material Adverse Effect;

(l) the Loan Guaranty at any time after its execution and delivery and for any reason, other than as expressly permitted hereunder or thereunder, shall fail to remain in full force or effect, or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall deny or disaffirm in writing that it has any further liability under the Loan Guaranty to which it is a party;

(m) (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents (subject to the Intercreditor Agreement) in any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage, or (ii) any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Loan Party to discontinue or to assert the invalidity or unenforceability of any Collateral Document;

(n) any material provision of any Loan Document at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.05) or as a result of the occurrence of the Termination Date, ceases to be in full force and effect, or any Loan Party shall challenge in writing the validity or enforceability of any Loan Document or any Loan Party shall deny in writing that it has any further liability or obligation under any Loan Document (other than as a result of the occurrence of the Termination Date) or purports in writing to revoke or rescind any Loan Document; or

(o) the Obligations referred to in Section 3.18(a) shall cease to constitute senior indebtedness under the subordination provisions of any document or instrument evidencing any permitted Subordinated Indebtedness (including the Indebtedness under the Senior Subordinated Notes as evidenced by the Senior Subordinated Note Documents) or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

then, and in every such event (other than an event with respect to any Loan Party described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Agent, take any of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and (iii) require that the Borrowers deposit in the LC Collateral Account an amount in cash equal to 103% of the then outstanding LC Exposure; provided that upon the occurrence of an event with respect to any Loan Party described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower, and the obligation of the Borrowers to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

SECTION 7.02 Cure Right. (a) Notwithstanding anything to the contrary contained in this Article VII, in the event that the Company fails to comply with the requirements of Section 6.12, until the expiration of the 10th day subsequent to the date the certificate calculating the Fixed Charge Coverage Ratio is required to be delivered pursuant to Section 5.01(d), Holdings (or any direct or indirect parent thereof) shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to (or in the case of any direct or indirect parent of Holdings receive equity interests in Holdings for its cash contributions to) the capital of Holdings (collectively, the “Cure Right”), and upon contribution by Holdings of such cash in return for common Equity Interests or for existing Equity Interests to the Company (the “Cure Amount”) pursuant to the exercise by the Company of such Cure Right, the Fixed Charge Coverage Ratio under Section 6.12 shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter, solely for the purpose of measuring the Fixed Charge Coverage Ratio under Section 6.12 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustments, the Company shall then be in compliance with Section 6.12, the Company shall be deemed to have satisfied the requirements of Section 6.12 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.12 that had occurred shall be deemed cured for purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be at least two fiscal quarters during which the Cure Right is not exercised, (ii) the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.12 and (iii) all Cure Amounts shall be disregarded for purposes of determining any baskets or ratios with respect to the other covenants contained in the Loan Documents.

SECTION 7.03 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (g) or (h) of Section 7.01, any reference in any such paragraph to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such paragraph; provided that if it is necessary to exclude more than one Subsidiary from paragraph (g) or (h) of Section 7.01 pursuant to this Section 7.03 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII.

THE AGENT

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Agent and the Co-Collateral Agent (each, an “Appointed Agent”) as its agent and authorizes each Appointed Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to each Appointed Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) together with the Co-Collateral Agent, manage, supervise or otherwise deal with Collateral; and (e) take any enforcement action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, applicable law or otherwise. The Appointed Agents alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Receivables or Eligible Inventory, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate each Appointed Agent from liability to any Lender or other Person for any error in judgment.

Any bank serving as an Appointed Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Appointed Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Loan Parties or any subsidiary of a Loan Party or other Affiliate thereof as if it were not the Agent hereunder.

No Appointed Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Appointed Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Appointed Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that such Appointed Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, no Appointed Agent shall have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its subsidiaries that is communicated to or obtained by the bank serving as an Appointed Agent or any of its Affiliates in any capacity. No Appointed Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of, or for any losses not directly and solely caused by, its own gross negligence or willful misconduct. No Appointed Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Appointed Agent by the Borrower Agent or a Lender, and no Appointed Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify the Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Agent and the Required Lenders, it will not take any enforcement action, accelerate the Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of the Obligations held by such Lender, including the filing of proofs of claim in a Bankruptcy Proceeding.

Each Appointed Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Appointed Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Appointed Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Appointed Agent may perform any and all its duties and exercise its rights and powers by or through any one or more agents, co-agents or sub-agents appointed by such Appointed

Agent. Each Appointed Agent and any such agents, co-agents or sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The Lenders shall execute and deliver such documents as any Appointed Agent deems appropriate to vest any rights or remedies in such agents, co-agents or sub-agent. The exculpatory provisions of the preceding paragraphs shall apply to any such agents, co-agents or sub-agent and to the Related Parties of any Appointed Agent and any agents, co-agents or such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Appointed Agent.

Subject to the appointment and acceptance of a successor to any Appointed Agent as provided in this paragraph, any Appointed Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Agent. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Company, to appoint a successor; provided that, during the existence and continuation of an Event of Default, no consent of the Company shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Appointed Agent gives notice of its resignation, then the retiring Appointed Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Company. Upon the acceptance of its appointment as an Appointed Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Appointed Agent, and the retiring Appointed Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Appointed Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Appointed Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Appointed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Appointed Agent. Any successor to Bank of America, N.A. by merger or acquisition of stock or this loan shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

Each Lender acknowledges that it has, independently and without reliance upon any Appointed Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Appointed Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of any Appointed Agent; (b) no Appointed Agent (i) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report or (ii) shall be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Agent undertakes no obligation to update, correct or supplement the Reports; (d) it will keep all

Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Appointed Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by any Appointed Agent or such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender and any action such Lender may take as a result of or any conclusion it may draw from any such Report.

The co-arrangers, joint bookrunners and syndication agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.

ARTICLE IX.

MISCELLANEOUS

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

if to any Loan Party, to the Borrower Agent at:

American Tire Distributors, Inc.

12200 Herbert Wayne Court, Suite 150

Huntersville, North Carolina 28078

Attention: David Dyckman

Facsimile No.: (704) 992-1451

if to Bank of America, N.A., as the Agent, an Issuing Bank or the Swingline Lender, at:

Bank of America, N.A.

300 Galleria Parkway, Suite 800

Atlanta, Georgia 30339

Attention: American Tire Loan Administration Manager

Facsimile No.: 404-607-3277

if to General Electric Capital Corporation, as the Co-Collateral Agent, at:

General Electric Capital Corporation

350 S. Beverly Dr., Suite 200

Beverly Hills, California 90212

Attention: ATD Account Manager

Facsimile No.: 310-785-0644

if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (ii) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone, provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01(d) unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower Agent (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (b)(i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Agent, an Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or an Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender (including any Defaulting Lender) without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default, mandatory prepayment or mandatory reduction of the Revolving Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Revolving Commitment of any Revolving Lender; provided that any change to the second proviso to the second sentence of Section 2.04(a) shall require the written consent of each Revolving Lender, (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby (including any Defaulting Lender), (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, (D) increase the advance rates set forth in the definition of Borrowing Base without the written consent of the Super Majority Lenders, (E) change any of the provisions of this Section or the definition of “Required Lenders”, “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Revolving Lenders (or Revolving Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Revolving Lender, (F) release any all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents, including pursuant to Section 6.03, 6.05 or 10.11 hereof), without the written consent of each Lender, (G) except as provided in clause (c) or (d) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender or (H) make any change to the definition of “Borrowing Base”, “Eligible Tire Inventory”, “Eligible Non-Tire Inventory”, “Eligible Receivable” or “Net Orderly Liquidation Value” or “Value” or add any new categories of eligible assets, in each case, that would have the effect of increasing the amount of the Borrowing Base, without the written consent of the Super Majority Lenders; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Co-Collateral Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Agent, the Co-Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).

(c) The Lenders hereby irrevocably agree that the Liens granted to the Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the Termination Date, (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Loan Party, upon termination or expiration of such lease, (iv) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (v) to the extent the property constituting such Collateral is owned by any Loan Guarantor, upon the release of such Guarantor from its obligations under its Loan Guaranty in accordance with the provisions of this Agreement, (vi) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agent and the Lenders pursuant to the Collateral Documents, and (vii) as required pursuant to the terms of the Intercreditor Agreement; provided that the Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 during each fiscal year without consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.

(d) Notwithstanding anything to the contrary contained in Section 9.02, guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be amended and waived with the consent of the Agent at the request of the Borrower Agent without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Revolving Lender”, “each Lender”, “each Revolving Lender directly affected thereby” or “each Lender directly affected thereby”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company and the Agent shall agree, as of such date, to purchase for cash at par the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Agent, the Co-Collateral Agent, each of the Joint Bookrunners and their respective Affiliates, including the reasonable fees, charges and disbursements of Parker, Hudson, Rainer & Dobbs LLP and Fried, Frank, Harris, Shriver & Jacobson LLP, counsel for the Agent and the Co-Collateral Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation of the Loan Documents and related documentation, (ii) all reasonable documented out-of-pocket expenses incurred by the Agent, the Co-Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of one firm of outside legal counsel to the Agent and the Co-Collateral Agent, in connection with any amendments, modifications or waivers of the provisions of any Loan Documents (whether or not the transactions contemplated thereby shall be consummated), (iii) all reasonable documented out-of-pocket expenses incurred by the Agent, the Co-Collateral Agent, Issuing Banks or the Lenders, including the reasonable documented fees, charges and disbursements of any counsel for the Agent, for the Co-Collateral Agent and for one law firm retained by the Lenders, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable documented out-of-pocket expenses incurred during any workout, restructuring or related negotiations in respect of such Loans of Letters of Credit, and (iv) subject to any other provisions of this Agreement and the Loan Documents, all reasonable documented out-of-pocket expenses incurred by the Agent and the Co-Collateral Agent in the administration of the Loan Documents. Expenses reimbursable by the Company under this Section include, without limiting the generality of the foregoing, subject to any other applicable provision of any Loan Document, reasonable documented out-of-pocket costs and expenses incurred in connection with:

(i) appraisals;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Agent or the Co-Collateral Agent or (notwithstanding any reference to “out-of-pocket” above in this Section 9.03) the internally allocated fees for each Person employed by the Agent or the Co-Collateral Agent with respect to each field examination;

(iii) lien and title searches, title insurance and endorsements to Title Insurance Policies;

(iv) taxes, fees and other charges for recording any Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Agent’s Liens; and

(v) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

Other than to the extent required to be paid on the Effective Date, all amounts due under this paragraph (a) shall be payable by the Company within ten (10) Business Days of receipt of an invoice relating thereto and setting forth such expenses in reasonable detail.

(b) Each Borrower shall indemnify the Agent, the Co-Collateral Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related reasonable and documented out-of-pocket fees, expenses (including the reasonable fees, disbursements and other charges of one counsel for all Indemnitees and, if necessary, of a single separate firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees (and, in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnitee affected by such conflict) where such Indemnitee informs the Company of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee) incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by any Borrower, any other Loan Party or any of their respective Affiliates); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses or fees (i) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, its Affiliates or any of its Related Parties, (ii) result from a material breach of the obligations of any such Indemnitee or one of its Related Parties under the Loan Documents or (iii) disputes brought by and between and among Indemnities (not involving an act or omission of the Borrowers, the Loan Parties or their Affiliates as determined by a court of competent jurisdiction in a final and non-appealable decision); provided that the Agent, the Co-Collateral Agent, Issuing Banks and Swingline Lender shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified.

(c) To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent, the Co-Collateral Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, the Co-Collateral Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Co-Collateral Agent, any Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, no party to this Agreement shall assert, and each hereby waives, any claim against any other party hereto or any Related Party thereof, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be paid, unless otherwise specified, promptly after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company; provided that no consent of the Company shall be required if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing;

(B) the Agent; and

(C) each Issuing Bank.

(ii) Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans or Commitments to any Purchasing Debt Affiliate shall also be subject to the requirements of Section 9.04(f).

(iii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent and determined on an aggregate basis in the event of concurrent assignments to Related Funds (as defined below)) shall not be less than $1,000,000 unless each of the Company and the Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default specified in paragraphs (a), (g) or (h) of Section 7.01 has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, (1) to the Agent an Administrative Questionnaire and (2) to the Borrower Agent (with a copy to the Agent) the tax forms required by Sections 2.17(e) and (f).

The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

(iv) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(v) The Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Agent, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(vi) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax forms required by Section 9.04(b)(iii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), the Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Borrower or any Subsidiary or the performance or observance by any Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.04(a) or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agent, the Co-Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent and the Co-Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent or the Co-Collateral Agent, as the case may be, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) (i) Any Lender may, without the consent of any Borrower, the Borrower Agent, the Agent, the Co-Collateral Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agent, the Co-Collateral Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation, acting solely as a non-fiduciary agent (solely for tax purposes) of the Borrower, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender, each Loan Party and the Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. No Participant shall be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) or (f), as applicable, as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Agent and the Borrower Agent, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (iii) the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrowers, the Borrower Agent and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(f) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Commitments and/or Loans to any Purchasing Debt Affiliate in accordance with Section 9.04(f); provided that:

(i) no Default or Event of Default has occurred or is continuing or would result therefrom; and

(ii) no Loan or Commitment may be assigned to a Purchasing Debt Affiliate pursuant to this Section 9.04(f), if after giving effect to such assignment, Purchasing Debt Affiliates in the aggregate would own in excess of 10% of all Commitments then outstanding.

Notwithstanding anything to the contrary in this Agreement, no Purchasing Debt Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Agent or any Lender to which representatives of the Loan Parties are not invited, and (B) receive any information or material prepared by the Agent or any Lender or any communication by or among the Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Commitments and Loans required to be delivered to Lenders pursuant to Article II), or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Agent, the Co-Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(g) Notwithstanding anything in Section 9.04 or the definitions of “Required Lenders” or Super Majority Lenders” to the contrary, for purposes of determining whether the Required Lenders, the Super Majority Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Agent, Co-Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Commitments held by any Purchasing Debt Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders, the Super Majority Lenders (or requisite vote of any Class of Lenders) have taken any actions.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Co-Collateral Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07 Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Revolving Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Revolving Lender or Affiliate to or for the credit or the account of any Borrower or any Loan Guarantor against any of and all the Secured Obligations held by such Revolving Lender, irrespective of whether or not such Revolving Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Revolving Lender shall notify the Borrower Agent and the Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Revolving Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Revolving Lender may have.

NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE SECURED OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.02 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York, in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Agent, the Co-Collateral Agent, each Issuing Bank and the each Lender (the “Subject Persons”) agrees (and each Lender agrees to cause its SPC, if any) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case each Subject Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Subject Person or any of its Affiliates (in which case such Subject Person agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable law, to inform the Company promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by a Subject Person or any of its Affiliates or any Related Parties thereto in violation of this Agreement or any other confidentiality obligations owing to the Company or its Related Parties, (d) to the extent that such information is received by a Subject Person from a third party that is not, to such Subject Person’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to the Company or any of its Related Parties, (e) to the extent that such information is independently developed by such Subject Person, (f) to the Subject Persons’ Affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with this Agreement, the other Loan Documents and the Transactions (including in connection with protecting or enforcing the Subject Persons’ rights with respect to the Loan Documents) and who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (g) to potential or prospective Lenders, Participants or Assignees and to any direct or indirect, actual or prospective, contractual counterparty to any Swap Agreement relating to the Company or any of its Subsidiaries, in each case who are instructed that they shall be bound by the terms of this paragraph

(or language substantially similar to this paragraph), (h) to another Subject Person, (i) if the Company provides its prior written consent to the proposed disclosure, or (j) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders, Participants, Assignees or counterparties or to prospective Lenders, Participants, Assignees or counterparties referred to above shall be made subject to the acknowledgment and acceptance by such persons that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to the Company). For the purposes of this Section, “Information” means all information received from any Loan Party relating to the Loan Parties or their businesses, the Sponsor or the Transactions other than any such information that is available to the Agent, the Co-Collateral Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any Margin Stock for the repayment of the Borrowings provided for herein and acknowledges that the Collateral shall not include any Margin Stock. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Banks nor any Lender shall be obligated to extend credit to any Borrower in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the PATRIOT Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to indentify it in accordance with the PATRIOT Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address social security number and date of birth.

SECTION 9.15 Disclosure. Each Loan Party and each Lender hereby acknowledges and agrees that the Agent, the Co-Collateral Agent and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates. In addition, each Loan Party and each Lender hereby acknowledges that an Affiliate of the Agent was an initial purchaser of the Senior Secured Notes.

SECTION 9.16 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Agent, the Co-Collateral Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender or the Co-Collateral Agent obtain possession of any such Collateral, such Lender or the Co-Collateral Agent shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18 Cumulative Effect; Conflict of Terms; Entire Agreement; Credit Inquiries; No Advisory or Fiduciary Responsibility. Each Loan Party hereby agrees and confirms that, notwithstanding the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement:

(a) The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document (other than the Intercreditor Agreement), the provision herein shall govern and control.

(b) Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(c) Each Loan Party hereby authorizes the Agent and the Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Borrower or Subsidiary.

(d) In connection with all aspects of each transaction contemplated by any Loan Document, the Borrowers acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Agent, the Co-Collateral Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Borrowers and such Person; (ii) the Borrowers have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Borrowers are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Agent, the Co-Collateral Agent, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Borrowers, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Agent, the Co-Collateral Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their Affiliates, and have no obligation to disclose any of such interests to the Borrowers or their Affiliates.

SECTION 9.19 Confirmation, Ratification and Affirmation by Loan Parties. Each Loan Party hereby agrees and confirms that, notwithstanding the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement:

(a) The obligations of each Guarantor contained in the Loan Guaranty shall remain in full force and effect and are hereby confirmed, renewed, affirmed and continued by this Agreement.

(b) All rights, benefits, interests, duties, liabilities and obligations of the parties to the Security Documents and the agreements, documents and instruments executed and delivered in connection therewith are hereby confirmed, renewed, affirmed and continued hereby. Without limitation of the foregoing, all security interests, pledges, assignments and other Liens previously granted by any Guarantor, as a Grantor, pursuant to the Security Documents are hereby confirmed, renewed, affirmed and continued, and all such security interests, pledges, assignments and other Liens shall remain in full force and effect as security for all Secured Obligations with no change in the priority applicable thereto, in each case, subject only to Liens permitted under the Loan Documents, to the extent provided therein.

(c) This affirmation under this Section 9.18 does not extinguish the indebtedness or liabilities outstanding in connection with the Existing Credit Agreement, the Loan Guaranty or the Security Documents, nor does it constitute a novation with respect thereto; rather, such indebtedness and liabilities have been redenominated, as set forth herein.

(d) Each reference in the Loan Guaranty and each Security Document to the “Credit Agreement” or “Revolving Facility Credit Agreement” shall mean and be a reference to this Agreement, and each reference to any other term defined in the Existing Credit Agreement shall be a reference to such term as amended by the execution and delivery of this Agreement.

(e) Each Guarantor acknowledges and stipulates that the Loan Guaranty, the Security Documents and each other Loan Document (including, without limitation, in each reference herein to the Loan Documents), each Banking Services Agreement and each Swap Agreement in respect of Secured Swap Obligations executed by such Guarantor are legal, valid and binding obligations of such Guarantor that are enforceable against such Guarantor in accordance with the terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, or other laws affecting creditors’ rights generally and by general principles of equity, as set forth in such Loan Documents, and the security interests and liens granted under Security Documents and each other Loan Document by such Guarantor in favor of the Agent, for the benefit of the Secured Parties, are and continue to be, duly perfected, security interests and liens having the priority set forth in the Intercreditor Agreement, in each case, to the full extent provided by the terms of the Security Documents and each other Loan Document and subject only to Liens permitted under the Loan Documents, to the extent provided therein.

SECTION 9.20 INTERCREDITOR AGREEMENT. REFERENCE IS MADE TO THE INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER (A) CONSENTS TO THE SUBORDINATION OF LIENS PROVIDED FOR IN THE INTERCREDITOR AGREEMENT, (B) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (C) AUTHORIZES AND INSTRUCTS THE AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT AS ABL AGENT AND ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THIS AGREEMENT TO EXTEND CREDIT TO BORROWERS AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE INTERCREDITOR AGREEMENT.

ARTICLE X.

LOAN GUARANTY

SECTION 10.01 Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and absolutely and unconditionally guarantees to the Lenders the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations (collectively the “Guaranteed Obligations”). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

SECTION 10.02 Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Agent, the Co-Collateral Agent, any Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03 No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than as expressly provided in Section 10.11), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Agent, the Co-Collateral Agent, any Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or Regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Agent, the Co-Collateral Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of each Borrower for all or any part of the Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Agent, the Co-Collateral Agent, any Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than as expressly provided in Section 10.11).

SECTION 10.04 Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Loan Guarantor, other than the termination of a Loan Guarantor’s obligations hereunder as expressly provided in Section 10.11. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person. The Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05 Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Agent, the Co-Collateral Agent, the Issuing Banks and the Lenders.

SECTION 10.06 Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Lender.

SECTION 10.07 Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Agent, the Co-Collateral Agent, any Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08 Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, Federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Lenders, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section 10.09 with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Lenders hereunder, provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding the foregoing, nothing contained in this Agreement (including any provisions of this Article X to the contrary) shall limit the liability of the Company in respect of all of the Obligations under the Loan Documents.

SECTION 10.09 Contribution. In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Guarantor Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article X, each Non-Paying Guarantor’s “Guarantor Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from any Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor, the aggregate amount of all monies received by such Loan Guarantors from any Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Loan Guarantor’s Maximum Liability). Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to the termination of a Loan Guarantor’s obligations hereunder as expressly provided in Section 10.11. This provision is for the benefit of all of the Agent, the Co-Collateral Agent, the Issuing Banks, the Lenders, the Borrowers and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.10 Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Agent, the Co-Collateral Agent, the Issuing Banks and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.11 Termination; Release of Loan Guarantors and Borrowers. The Loan Guaranty of all Loan Guarantors shall terminate on the Termination Date. Notwithstanding anything in Section 9.02(b) to the contrary (i) a Loan Guarantor or a Borrower that is a Subsidiary shall automatically be released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Loan Guarantor or Borrower ceases to be a Subsidiary of the Company and (ii) so long as no Event of Default has occurred and is continuing, (A) if a Loan Guarantor or Borrower is or becomes an Excluded Subsidiary, then such Loan Guarantor shall be automatically released from its obligations hereunder and its Loan Guaranty and obligations as a Borrower shall be automatically released upon notification thereof from the Borrower Agent to the Agent. In connection with any such release, the Agent shall execute and deliver to any Loan Guarantor or Borrower that is a Subsidiary, at such Loan Guarantor’s or Borrower’s expense, all documents that such Loan Guarantor or Borrower shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 10.11 shall be without recourse to or warranty by the Agent.

[SIGNATURES APPEAR ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN TIRE DISTRIBUTORS, INC., as a Borrower

By	/s/ J. Michael Gaither
Name: J. Michael Gaither
Title: Executive Vice President, General Counsel and Secretary

AMERICAN TIRE DISTRIBUTORS HOLDINGS, INC., as Holdings

By	/s/ J. Michael Gaither
Name: J. Michael Gaither
Title: Executive Vice President, General Counsel and Secretary

AM-PAC TIRE DIST. INC., as a Borrower

By	/s/ J. Michael Gaither
Name: J. Michael Gaither
Title: Vice President and Secretary

BANK OF AMERICA, N.A., individually and as Agent, Collateral Agent, Issuing Bank, a Lender and Swingline Lender

By	/s/ Seth Benefield
Name: Seth Benefield
Title: Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as a Co-Collateral Agent and a Lender

By	/s/ Robert M. Brichacek
Name: Robert M. Brichacek
Title: Duly Authorized Signatory

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), as Syndication Agent and a Lender

By	/s/ Brian Kennedy
Name: Brian Kennedy
Title: Vice President

BARCLAYS BANK PLC, as a Lender

By	/s/ Kevin Cullen
Name: Kevin Cullen
Title: Director

ROYAL BANK OF CANADA, as a Lender

By	/s/ Pierre Noriega
Name: Pierre Noriega
Title: Attorney-in-Fact

UBS LOAN FINANCE LLC, as a Lender

By	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services, US

By	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services, US

RBS BUSINESS CAPITAL, a division of RBS Asset Finance, Inc.

By	/s/ Todd Pacifico
Name: Todd Pacifico
Title: Vice President

COMMITMENT SCHEDULE

LENDER	REVOLVING COMMITMENT
Bank of America, N.A.	$135,000,000
Wachovia Capital Finance Corporation (New England)	$120,000,000
General Electric Capital Corporation	$120,000,000
RBS Business Capital	$30,000,000
UBS Loan Finance LLC	$20,000,000
Royal Bank of Canada	$15,000,000
Barclays Bank PLC	$10,000,000

TOTAL	$450,000,000.00